Exhibit (a)-(1)

Preliminary Proxy Statement of the Company

Zhangmen Education Inc.

            , 2023

Holders of Ordinary Shares of Zhangmen Education Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting (the “Extraordinary General Meeting”) of Zhangmen Education Inc. (the “Company”) to be held on             , 2023 at              (China Standard Time). The meeting will be held at the Company’s principal executive offices at No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China. The attached Notice of Extraordinary General Meeting and the accompanying proxy statement (the “Proxy Statement”) provide information regarding the matters to be acted on at the Extraordinary General Meeting, including at any adjournment thereof.

On July 28, 2023, the Company entered into an agreement and plan of merger (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with Ultimate Vitor II Holdings Limited, a business company incorporated under the laws of the British Virgin Islands (“Parent”) and Summit Lustre Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Companies Act”), and becoming a wholly owned subsidiary of Parent. At the Extraordinary General Meeting you will be asked to consider and vote upon a proposal, among others, to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands substantially in the form attached as Exhibit A to the Merger Agreement (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A to the accompanying Proxy Statement.

The Merger Sub was formed solely for purposes of the Merger. Parent, at the effective time of the Merger (the “Effective Time”), will be beneficially owned by Mr. Zhang Yi, founder, chairman of the board of directors of the Company (the “Company Board”), chief executive officer and interim principal financial and accounting officer of the Company (the “Buyer” or the “Founder Shareholder”).

If the Merger is completed, the Company will continue its operations as a privately-held company and will be wholly-owned by Parent and, as the result of the Merger, the American depositary shares (each an “ADS”, and collectively the “ADSs”), each representing seventy-two (72) Class A ordinary shares of the Company, par value $0.00001 per share (each a “Class A Share”, together with each Class B ordinary share of the Company, par value $0.00001 per share (“Class B Share”), each an “Ordinary Share”), will no longer be quoted on the OTC Pink Limited Information (the “OTC Market”) and the ADS program of the Company will terminate.

If the Merger is completed, at the Effective Time, (a) each Ordinary Share issued and outstanding immediately prior to the Effective Time, other than (i) Ordinary Shares (including Ordinary Shares represented by ADSs) owned by the Company as treasury shares, Parent or any of their respective direct or indirect subsidiaries, including Ordinary Shares (including Ordinary Shares represented by ADSs) beneficially owned by Parent immediately prior to the Effective Time (“Founder Shares”); (ii) Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by entities set forth in a disclosure letter delivered by Parent in connection with the Merger Agreement (Ordinary Shares described under (i) and (ii) above are collectively referred to herein as the “Cancelled Shares”); (iii) Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by the ADS Depositary (as defined below) and reserved for issuance and allocation pursuant to the Company Share Plans (as defined below) (Ordinary Shares described under (i) through (iii) above are collectively referred to herein as the “Excluded Shares”); (iv) Ordinary Shares owned by holders of Ordinary Shares who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Cayman Islands

Companies Act (“Dissenting Shares”) and (v) Ordinary Shares represented by ADSs, will be cancelled in exchange for the right to receive $0.0077778 (representing $0.56 divided by seventy-two) per Ordinary Share in cash without interest (the “Per Share Merger Consideration”), and (b) each ADS issued and outstanding immediately prior to the Effective Time (other than any ADS representing the Excluded Shares), together with the Class A Shares underlying such ADSs, will be cancelled and converted into the right to receive $0.56 per ADS in cash without interest (the “Per ADS Merger Consideration”) (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, by and among the Company, Citibank, N.A. (the “ADS Depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, dated as of June 10, 2021, as amended from time to time (the “Deposit Agreement”)) pursuant to the terms and conditions set forth in the Merger Agreement net of any applicable withholding taxes.

The Cancelled Shares (including the Cancelled Shares represented by ADSs) will be cancelled and surrendered automatically in accordance with the provisions of the Cayman Islands Companies Act and shall cease to exist for no consideration. Dissenting Shares will be cancelled and cease to exist in accordance with the provisions of the Cayman Islands Companies Act, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration pursuant to the Merger Agreement, and holders of Dissenting Shares (collectively, “Dissenting Shareholders”), will be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Islands Companies Act, except where any Dissenting Shareholder has effectively withdrawn in accordance with the Cayman Islands Companies Act or lost the right to dissent, then in each case, as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled and having ceased to exist in accordance with the provisions of the Cayman Islands Companies Act at the Effective Time, be entitled to receive the Per Share Merger Consideration without interest. From the Effective Time such Dissenting Shareholders will cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of their Dissenting Shares.

Each outstanding share option to purchase Ordinary Shares, whether vested or unvested, that is outstanding, unexercised, not yet expired as of immediately prior to the Effective Time are issued by the Company pursuant to any of the Global Online Education Inc. Amended and Restated 2018 Option Plan and/or the Zhangmen Education Inc. 2021 Share Incentive Plan (collectively, the “Company Share Plans” and any one of the foregoing plans, a “Company Share Plan”) that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award is referred to a Company Option (collectively, the “Company Options”). Each Company Option that is outstanding, unexercised, vested and not yet expired as of immediately prior to the Effective Time (each, a “Vested Company Option”), except as otherwise agreed to between a holder of such Vested Company Options and Parent, by virtue of the Merger and without other action by Parent, the Company, or the holder of such Vested Company Option, will be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the excess of (A) Per Share Merger Consideration over (B) the exercise price of such Vested Company Option, multiplied by the number of Ordinary Shares underlying such Vested Company Option, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any); provided that any Vested Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefore. Each Company Option that is outstanding and unvested (an “Unvested Company Option”) immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Option.

Each outstanding award of restricted Ordinary Shares issued by the Company pursuant to any Company Share Plan that is subject to transfer and other restrictions which may lapse upon the vesting of such award is referred to a Company Restricted Share Award (collectively, the “Company Restricted Share Awards”). Each Ordinary Share, that is outstanding and vested as of immediately prior to the Effective Time and subject to a Company Restricted Share Award (each, “Vested Company Restricted Share Awards”) will, except as otherwise agreed to between a holder of such Vested Company Restricted Share Award and Parent, by virtue of the Merger and without other action by Parent, the Company, or holder of such Vested Company Restricted Share Awards, be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to Per Share Merger Consideration multiplied by the number of Ordinary Shares underlying such Vested Company Restricted Share Awards, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any). Each Company Restricted Share Awards that is outstanding and unvested (an “Unvested Company Restricted Share Awards”) immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Restricted Share Awards.

Under the terms of a support agreement entered into by and among Parent, Merger Sub, the Company, the Founder Shareholder and certain persons named therein (the “Support Agreement”) concurrently with the execution of the Merger Agreement, the Founder Shareholder and Parent have agreed among other things, (a) subject to the terms and conditions of the Support Agreement, to vote the Founder Shares in favor of the approval of the Merger Agreement, the Transactions, including the Merger, and to take certain other actions in furtherance of the Transactions, and (b) subject to the terms and conditions of the Support Agreement, the Founder Shares will be cancelled for no consideration at the completion of the Merger.

A special committee (the “Special Committee”) of the Company Board, consisting solely of independent directors of the Company, reviewed and considered the terms and conditions of the Merger Agreement and the Merger. The Special Committee, by unanimous resolution of the Special Committee, amongst others (a) determined that it is fair (both substantially and procedurally) to and in the best interests of the Company and its unaffiliated security holders (as defined in Rule 13e-3 of the U.S. Securities Exchange Act of 1934, as amended) (the “Unaffiliated Security Holders”), and declares it advisable, to enter into the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party, (b) recommended and approved that the Company Board authorize and approve the execution, delivery and performance of the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party and the consummation of the Transactions, including the Merger, (c) recommended and approved that the Company Board direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (including the Merger) be submitted to a vote at an extraordinary general meeting of the Company with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions (including the Merger).

On July 28, 2023, the Company Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, amongst others (a) determined that it is fair (both substantially and procedurally) to and in the best interests of the Company and its Unaffiliated Security Holders, and declares it advisable for the Company, to enter into the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party; (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party and the consummation of the Transactions, including the Merger, by the Company and such subsidiaries (as applicable); (c) directed that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (including the Merger) be submitted to a vote at an extraordinary general meeting of the Company with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions (including the Merger).

After careful consideration and upon the unanimous recommendation of the Special Committee, the Company Board authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the replacement of the existing memorandum and articles of association of the Company with a new memorandum and articles of association upon the Effective Time (the “Amendment and Restatement of Memorandum and Articles”), in the form attached as Annexure 2 to the Plan of Merger, FOR the proposal to authorize each member of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting.

The accompanying Proxy Statement provides detailed information about the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Extraordinary General Meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website, www.sec.gov.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the Extraordinary General Meeting and vote your Ordinary Shares in person and in such event the proxy card will be deemed to be revoked. Please note, however, that if your Ordinary Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the Extraordinary General Meeting in person, you must obtain from the record holder a proxy issued in your name.

Regardless of the number of Ordinary Shares (including Ordinary Shares represented by ADSs) you own, your vote is very important. In order for the Merger to be completed, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy as a single class at the Extraordinary General Meeting. As of the date of the Proxy Statement, the Buyer owned approximately 13.5% of all issued and outstanding Ordinary Shares of the Company, which represent approximately 82.4% of the aggregate voting power of the Company. Whether or not you plan to attend the Extraordinary General Meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is             , 2023 at              (China Standard Time). Each shareholder has (i) one vote for each fully paid Class A Share and/or (ii) thirty votes for each fully paid Class B Share owned by such shareholder as of the close of business in the Cayman Islands on             , 2023.

Voting at the Extraordinary General Meeting will take place by poll voting, as the chairman of the Company Board has undertaken to demand poll voting at the meeting.

The Company will instruct the ADS Depositary to deliver to holders of ADS holders as of the close of business in New York City on             , 2023 (the “ADS Record Date”) a Depositary Notice and an ADS Voting Instruction Card, the forms of which are attached to the accompanying Proxy Statement, and holders of ADS as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Class A Shares underlying their ADSs at the Extraordinary General Meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

ADS holders are strongly urged to sign, complete and return the ADS Voting Instruction Card to the ADS Depositary in accordance with the instructions printed thereon and in the Depositary Notice, as soon as possible and, in any event, so as to be received by the Depositary no later than 10:00 a.m. (New York City time) on             , 2023 (or if the Extraordinary General Meeting is adjourned, such later date as may be notified by the Company or the ADS Depositary) (the “ADS Voting Instructions Deadline”).

As the record holder of the Ordinary Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Ordinary Shares it holds on deposit at the Extraordinary General Meeting in accordance with voting instructions timely received from holders of ADSs as of the close of business in New York City on the ADS Record Date. The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City Time) on             , 2023. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Class A Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Class A Shares represented by ADSs other than in accordance with voting instructions timely received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Class A Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Class A Shares underlying such holder’s ADSs pursuant to the terms of the Deposit Agreement and such Class A Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the Extraordinary General Meeting unless they cancel their ADSs and become holders of Class A Shares prior to the close of business in the Cayman Islands on             , 2023, which is the share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City Time) on             , 2023 together with (a) delivery instructions for the corresponding Class A Shares (name and address of person who will be the registered holder of the Class A Shares), and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank, N.A., Hong Kong Branch, the custodian holding the Class A Shares, to transfer registration of the Class A Shares to the former ADS holder or a person designated by the former ADS holder.

If after the registration of Ordinary Shares in your name you wish to receive a certificate evidencing the Ordinary Shares registered in your name, you will need to request the registrar of the Ordinary Shares to issue and mail a certificate to your attention. If the Merger is not completed, the Company will continue to be a public company in the U.S. and the Company’s ADSs will continue to be quoted on the OTC Market. The Ordinary Shares are not quoted and cannot be traded on any stock exchange other than the OTC Market, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the Extraordinary General Meeting and the Merger is not completed and you wish to be able to sell your Ordinary Shares on a stock exchange, you will need to deposit your Ordinary Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes and related charges pursuant to the Deposit Agreement.

Registered holders of Ordinary Shares who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to the accompanying Proxy Statement. The fair value of each of your Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

ADS holders will not have the right to dissent from the Merger and receive payment of the fair value of the Class A Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Class A Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs ($0.05 per ADS cancelled), provide instructions for the registration of the corresponding Class A Shares, and certify that they have not given voting instructions as to the ADSs before 5:00 p.m. (New York City Time) on             , 2023, and become registered holders of Class A Shares before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under section 238 of the Cayman Islands Companies Act. If the Merger is not completed, the Company will continue to be a public company in the U.S., and the Company’s ADSs will continue to be quoted on the OTC Market. The Ordinary Shares are not listed and cannot be traded on any stock exchange other than the OTC Market, and in such case only in the form of ADSs.

As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, or her or its Class A Shares on a stock exchange, such former ADS holder will need to deposit his, or her or its Class A Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying Notice of Extraordinary General Meeting and Proxy Statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Ordinary Shares or ADSs, please contact ir@zhangmen.com. ADS holders who have questions may also contact the ADS Depositary using the contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution, or administrator through which such ADSs are held.

Thank you for your cooperation and continued support.

Sincerely,

Jicai Qi
On behalf of the Special Committee

The Proxy Statement is dated             , 2023, and is first being mailed to the shareholders on or about             , 2023.

ZHANGMEN EDUCATION INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2023

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting (as the same may be adjourned, the “Extraordinary General Meeting”) of Zhangmen Education Inc. (the “Company”) will be held on             , 2023 at              (China Standard Time) at the Company’s principal executive offices, No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China.

Only registered holders of Class A ordinary shares of the Company, par value $0.00001 per share (each, a “Class A Share”), and Class B ordinary shares, par value $0.00001 per share (each, a “Class B Share”; and the Class B Shares together with the Class A Shares, the “Ordinary Shares”), as at the close of business in the Cayman Islands on             , 2023 or their proxy holders are entitled to vote at the Extraordinary General Meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•        as a special resolution:

THAT the agreement and plan of merger, dated as of July 28, 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Ultimate Vitor II Holdings Limited, a business company incorporated under the laws of the British Virgin Islands (“Parent”) and Summit Lustre Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such Merger Agreement being in the form attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying the notice of the Extraordinary General Meeting and produced and made available for inspection at the Extraordinary General Meeting); the plan of merger (the “Plan of Merger”), between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the Merger (such Plan of Merger being substantially in the form attached as Exhibit A to the Merger Agreement and produced and made available for inspection at the Extraordinary General Meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including (a) the Merger; and (b) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the “Amendment and Restatement of Memorandum and Articles”), in the form attached as Annexure 2 to the Plan of Merger, be and are hereby authorized and approved;

•        as an ordinary resolution:

THAT each of the members of the Special Committee (as defined in the Proxy Statement) be and is hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles; and

•        if necessary, as an ordinary resolution:

THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolution and ordinary resolution to be proposed at the Extraordinary General Meeting.

A list of the shareholders of the Company will be available at its principal executive offices at No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China, during ordinary business hours for the two business days immediately prior to the Extraordinary General Meeting.

If you own American depositary shares of the Company, each representing seventy-two (72) Class A Shares (“ADSs”), as of the close of business in New York City on             , 2023 (the “ADS Record Date”) (and do not surrender such ADSs and become a registered holder of the Class A Shares underlying such ADSs as explained below), you cannot attend and vote at the Extraordinary General Meeting directly, but you may give voting instructions, the form of which is attached to the accompanying Proxy Statement, to Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Class A Shares underlying your ADSs, how to vote the Class A Shares underlying your ADSs by completing and signing the ADS Voting Instruction Card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on             , 2023 in order to ensure the Class A Shares underlying your ADSs are properly voted at the Extraordinary General Meeting.

If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the Extraordinary General Meeting directly if you surrender your ADSs and become a registered holder of the Class A Shares underlying your ADSs prior to the close of business in the Cayman Islands on             , 2023, the ordinary share record date.

If you wish to surrender your ADSs for the purpose of voting Ordinary Shares directly at the Extraordinary General Meeting, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2023 together with (a) delivery instructions for the corresponding Ordinary Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Ordinary Shares), (b) payment of the ADS Depositary’s fees ($0.05 per ADS) to be cancelled pursuant to the terms of the deposit agreement, dated as of June 10, 2021, as amended, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”), and any applicable taxes, and (c) certification that you either (i) beneficially owned the relevant ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Ordinary Shares at the Extraordinary General Meeting or (ii) did not beneficially own the ADSs as of the ADS Record Date and undertake not to vote the corresponding Ordinary Shares at the Extraordinary General Meeting.

If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

After careful consideration and upon the unanimous recommendation of the special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”) consisting solely of independent directors of the Company, the Company Board authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, FOR the proposal to authorize each member of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting.

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy as a single class at the Extraordinary General Meeting.

As of the date of the Proxy Statement, the Buyer owned approximately 13.5% of all issued and outstanding Ordinary Shares of the Company, which represent approximately 82.4% of the aggregate voting power of the Company. The Buyer intends to vote all of his Founder Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, at the Extraordinary General Meeting.

Regardless of the number of Ordinary Shares that you own, your vote is very important. Even if you plan to attend the Extraordinary General Meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than             , 2023 at              (China Standard Time), which is the deadline to lodge your proxy card. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the Extraordinary General Meeting will take place by poll voting, as the chairman of the Company Board has undertaken to demand poll voting at the meeting. Each shareholder has (i) one vote for each fully paid Class A Share and/or (ii) thirty votes for each fully paid Class B Share owned by such shareholder as of the close of business in the Cayman Islands on             , 2023.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the Extraordinary General Meeting and vote your Ordinary Shares in person and in such event the proxy card will be deemed to be revoked. Please note, however, that if your Ordinary Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the Extraordinary General Meeting in person, you must obtain from the registered holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you receive more than one proxy card because you own Ordinary Shares that are registered in different names, please vote all of your Ordinary Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

Registered holders of Ordinary Shares who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to the accompanying Proxy Statement. The fair value of each of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

ADS holders will not have the right to dissent from the Merger and receive payment of the fair value of the Class A Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Class A Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs ($0.05 per ADS cancelled), provide instructions for the registration of the corresponding Class A Shares, and certify that they have not given voting instructions as to the ADSs before 5:00 p.m. (New York City Time) on             , 2023, and become registered holders of Class A Shares before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Act.

If you are a holder of Ordinary Shares, please do not send the certificates representing your Ordinary Shares at this time. If the Merger is completed, you will be sent instructions regarding the surrender of your Ordinary Share certificates.

If you have any questions or need assistance voting your Ordinary Shares, you can contact Zhangmen Education Inc. at ir@zhangmen.com.

The Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are described in the accompanying Proxy Statement. A copy of the Merger Agreement and a copy of the Plan of Merger are included as Annex A to the accompanying Proxy Statement. We urge you to read the entire Proxy Statement carefully.

Notes:

1.      In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

2.      The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized in writing.

3.      A proxy need not be a member (registered shareholder) of the Company.

BY ORDER OF THE BOARD OF DIRECTORS,

Jicai Qi
Director
________, 2023

Registered Office:

c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

Head Office Address:

No.1666, North Sichuan Road, Gaobao Building
Hongkou District
Shanghai, the People’s Republic of China

i

ii

iii

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this Proxy Statement regarding the Merger and may not contain all of the information that may be important to your consideration of the Merger. You should carefully read this entire Proxy Statement and the other documents to which this Proxy Statement refers for a more complete understanding of the matters being considered at the Extraordinary General Meeting. In addition, this Proxy Statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Proxy Statement. You may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 99.

In this Proxy Statement, the terms “we” “us,” “our,” and the “Company.” refer to Zhangmen Education Inc. and/or its direct and indirect subsidiaries and variable interest entities, as the context may require. The term “Company Board” refers to the board of directors of the Company. The term “Special Committee” refers to a special committee of independent, disinterested directors of the Company that was formed by the Company Board. The term “Unaffiliated Security Holders” is used in this Proxy Statement as such term is defined in Rule 13e-3(a)(4) under the Exchange Act, and refers to holders of Ordinary Shares and ADSs (both as defined below) other than the Buyer (as defined below) and directors and executive officers of the Company. All references to “dollars,” “US$,” and “$” in this Proxy Statement are to U.S. dollars and all references to “RMB” in this Proxy Statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

The Company is an online education company in China focused on the development of a comprehensive offering of STEAM courses, SaaS solutions and smart devices to digitally empower the education industry. The Company’s principal executive offices are located at No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China. The Company’s telephone number at this address is +86-16628513671. The Company’s registered office is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

For a description of the Company’s history, development, business, and organizational structure, please see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 28, 2023 (the “2022 Form 20-F”), which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 99 for a description of how to obtain a copy of the Company’s 2022 Form 20-F.

Parent

Ultimate Vitor II Holdings Limited (“Parent”) is a business company incorporated under the laws of the British Virgin Islands. Parent is a holding company and formed for holding of certain Class B Shares of the Company. Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, Mr. Yi Zhang (the “Buyer” or the “Founder Shareholder”) may be deemed to beneficially own all of such Class B Shares held of record by Parent. The registered address of Parent is located at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands and its telephone number is +86-16628513671.

Merger Sub

Summit Lustre Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company wholly-owned by Parent formed solely for the purpose of effecting the Transactions, including the Merger. The registered address of Merger Sub is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands and its telephone number is +86-16628513671.

Founder Shareholder

The Founder Shareholder is a citizen of the PRC. His principal occupation is as the Chairman and Chief Executive Officer of the Company. The business address of the Chairman is No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China. The telephone number for the Founder Shareholder is +86-16628513671.

The Merger (Page 72)

You are being asked to vote to authorize and approve (i) the agreement and plan of merger, dated as of July 28, 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, and (ii) the plan of merger, substantially in the form attached as Exhibit A to the Merger Agreement (the “Plan of Merger”), required to be filed with the Registrar of Companies of the Cayman Islands in order to effect the Merger (as defined below). Once the Merger Agreement and Plan of Merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”) are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company resulting from the Merger (the “Surviving Company”) in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Companies Act”) and becoming a wholly-owned subsidiary of Parent. The Company, as the Surviving Company, will continue to do business under the name “Zhangmen Education Inc.” following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company. Copies of the Merger Agreement, including the Plan of Merger, is attached as Annex A to this Proxy Statement. You should read the Merger Agreement and the Plan of Merger in their entirety, because they, and not this Proxy Statement, are the legal documents that govern the Merger.

Merger Consideration (Page 72)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (a) each Class A ordinary share of the Company, par value of $0.00001 per share (each a “Class A Share”) and each Class B ordinary share of the Company, par value $0.00001 per share (each a “Class B Share”, together with each Class A Share, each an “Ordinary Share” and collectively, the “Ordinary Shares”) of the Company, issued and outstanding immediately prior to the Effective Time, other than (i) Ordinary Shares (including Ordinary Shares represented by ADSs) owned by the Company as treasury shares, Parent or any of their respective direct or indirect subsidiaries, including Ordinary Shares (including Ordinary Shares represented by ADSs) beneficially owned by Parent immediately prior to the Effective Time (“Founder Shares”); (ii) Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by entities set forth in a disclosure letter delivered by Parent in connection with the Merger Agreement (Ordinary Shares described under (i) and (ii) above are collectively referred to herein as the “Cancelled Shares”); (iii) Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by the ADS Depositary (as defined below) and reserved for issuance and allocation pursuant to the Company Share Plans (as defined below) (Ordinary Shares described under (i) through (iii) above are collectively referred to herein as the “Excluded Shares”); (iv) Ordinary Shares owned by holders of Ordinary Shares who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Cayman Islands Companies Act (“Dissenting Shares”) and (v) Ordinary Shares represented by ADSs, will be cancelled in exchange for the right to receive $0.0077778 (representing $0.56 divided by seventy-two) per Ordinary Share in cash without interest (the “Per Share Merger Consideration”), and (b) each ADS issued and outstanding immediately prior to the Effective Time (other than any ADS representing the Excluded Shares), together with the Class A Shares underlying such ADSs, will be cancelled and converted into the right to receive $0.56 per ADS in cash without interest (the “Per ADS Merger Consideration”) (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, by and among the Company, Citibank, N.A. (the “ADS Depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, dated as of June 10, 2021, as amended from time to time (the “Deposit Agreement”)) pursuant to the terms and conditions set forth in the Merger Agreement, net of any applicable withholding taxes.

The Cancelled Shares (including the Cancelled Shares represented by ADSs) will be cancelled and surrendered automatically in accordance with the provisions of the Cayman Islands Companies Act and shall cease to exist for no consideration. Dissenting Shares will be cancelled and cease to exist in accordance with the provisions of the Cayman Islands Companies Act, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration pursuant to the Merger Agreement, and holders of Dissenting Shares (collectively, “Dissenting Shareholders”), will be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Islands Companies Act, except where any Dissenting Shareholder has effectively withdrawn in accordance with the Cayman Islands Companies Act or lost the right to dissent, then in each case, as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled and having ceased to exist in accordance with the provisions of the Cayman Islands Companies Act at the Effective Time, be entitled to receive the Per Share Merger Consideration without interest. From the Effective Time such Dissenting Shareholders will cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of their Dissenting Shares.

Treatment of Company Options and Company Restricted Share Awards (Page 73)

Each outstanding share option to purchase Ordinary Shares, whether vested or unvested, that is outstanding, unexercised, not yet expired as of immediately prior to the Effective Time are issued by the Company pursuant to any of the Global Online Education Inc. Amended and Restated 2018 Option Plan and/or the Zhangmen Education Inc. 2021 Share Incentive Plan (collectively, the “Company Share Plans” and any one of the foregoing plans, a “Company Share Plan”) that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award is referred to a Company Option (collectively, the “Company Options”). Each Company Option that is outstanding, unexercised, vested and not yet expired as of immediately prior to the Effective Time (each, a “Vested Company Option”), except as otherwise agreed to between a holder of such Vested Company Options and Parent, by virtue of the Merger and without other action by Parent, the Company, or the holder of such Vested Company Option, will be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the excess of (a) Per Share Merger Consideration over (b) the exercise price of such Vested Company Option, multiplied by the number of Ordinary Shares underlying such Vested Company Option, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any); provided that any Vested Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefore. Each Company Option that is outstanding and unvested (an “Unvested Company Option”) immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Option.

Each outstanding award of restricted Ordinary Shares issued by the Company pursuant to any Company Share Plan that is subject to transfer and other restrictions which may lapse upon the vesting of such award is referred to a Company Restricted Share Award (collectively, the “Company Restricted Share Awards”). Each Ordinary Share, that is outstanding and vested as of immediately prior to the Effective Time and subject to a Company Restricted Share Award (each, “Vested Company Restricted Share Awards”) will, except as otherwise agreed to between a holder of such Vested Company Restricted Share Award and Parent, by virtue of the Merger and without other action by Parent, the Company, or holder of such Vested Company Restricted Share Awards, be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to Per Share Merger Consideration multiplied by the number of Ordinary Shares underlying such Vested Company Restricted Share Awards, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any). Each Company Restricted Share Awards that is outstanding and unvested (an “Unvested Company Restricted Share Awards”) immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Restricted Share Awards.

Record Date and Voting (Page 67)

You are entitled to attend and vote at the Extraordinary General Meeting if you have Ordinary Shares registered in your name as of the close of business in the Cayman Islands on             , 2023, which is the share record date (the “Ordinary Share Record Date”) for voting at the Extraordinary General Meeting. If you own ADSs as of the close of business in New York City on             , 2023 (the “ADS Record Date”), you may not vote at the Extraordinary General Meeting directly, but you may instruct the ADS Depositary (as the registered holder of the Class A Shares underlying the ADSs) on how to vote the Class A Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City Time) on             , 2023 in order to ensure that the Ordinary Shares represented by your ADSs are properly voted at the Extraordinary General Meeting. Alternatively, if you own ADSs you may vote at the Extraordinary General Meeting by cancelling your ADSs and becoming a registered holder of Ordinary Shares prior to the close of business in the Cayman Islands on             , 2023, which is the Ordinary Share Record Date for voting, and remain the registered holder of such Ordinary Shares as of the Ordinary Share Record Date. Each outstanding Class A Share on the Ordinary Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the Extraordinary General Meeting and any adjournment thereof and each outstanding Class B Share on the Ordinary Share Record Date entitles the holder to thirty votes on such matter. We expect that, as of the Ordinary Share Record Date, there will be 1,245,504,866 Class A Shares and 194,878,011 Class B Shares entitled to be voted at the Extraordinary General Meeting. If you have Ordinary Shares registered in your name on the Ordinary Share Record Date, the deadline for you to lodge your proxy card and vote is             , 2023 at              (China Standard Time). Please see “Summary Term Sheet — Voting Information” below beginning on page 67 for additional information.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 67)

In order for the Merger to be completed, Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy as a single class (“Shareholder Requisite Vote”) at the Extraordinary General Meeting.

As of the date of this Proxy Statement, the Buyer beneficially owns 194,878,011 Class B Shares, representing approximately 13.5% of all issued and outstanding Ordinary Shares of the Company, which represent approximately 82.4% of the aggregate voting power of the Company. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 94 for additional information. The Buyer intends to vote all of his Founder Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, at the Extraordinary General Meeting.

Voting Information (Page 69)

We encourage you to read this Proxy Statement, including all of the annexes, attachments, exhibits and materials incorporated by reference, in its entirety before voting your Ordinary Shares and to carefully consider how the Merger will affect you. To ensure your Ordinary Shares can be voted at the Extraordinary General Meeting in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is             , 2023 at              (China Standard Time).

If you own ADSs as of the ADS Record Date (and do not cancel your ADSs and become a registered holder of the Class A Shares underlying your ADSs as explained below), you cannot vote at the Extraordinary General Meeting directly, but you may instruct the ADS Depositary (as the holder of the Class A Shares underlying the ADSs) how to vote the Class A Shares underlying your ADSs. As the record holder of the Class A Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Class A Shares it holds on deposit at the Extraordinary General Meeting in accordance with it receives from holders of ADSs as of the ADS Record Date. The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City Time) on             , 2023. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Class A Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Class A Shares represented by ADSs other than in accordance with voting instructions timely received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Class A Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Class A Shares underlying such holder’s ADSs pursuant to the terms of the Deposit Agreement and such Class A Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, you may vote at the Extraordinary General Meeting if you cancel your ADSs and become a registered holder of Class A Shares prior to the close of business in the Cayman Islands on             , 2023. In order to meet that deadline, you would need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City Time) on             , 2023 together with (a) delivery instructions for the corresponding Class A Shares (name and address of person who will be the registered holder of Class A Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank, N.A., Hong Kong Branch, the custodian holding the Class A Shares, to transfer the Class A Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Class A Shares in your name, you wish to receive a certificate evidencing the Class A Shares registered in your name, you will need to request the registrar of the Ordinary Shares to issue and mail a certificate to your attention.

Dissenters’ Rights of Shareholders and ADS Holders (Page 58)

Registered holders of Ordinary Shares who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to this Proxy Statement. The fair value of each of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

ADS holders will not have the right to dissent from the Merger and receive payment of the fair value of the Class A Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Class A Shares that it holds, even if an ADS holder requests that the ADS Depositary do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs ($0.05 per ADS cancelled), provide instructions for the registration of the corresponding Ordinary Shares, and certify that they have not given voting instructions as to the ADSs before 5:00 p.m. (New York City Time) on             , 2023, and become registered holders of Class A Shares before the vote on the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Act. If the Merger is not completed, the Company will continue to be a public company in the U.S., and the Company’s ADSs will continue to be quoted on the OTC Pink Limited Information (the “OTC Market”). The Ordinary Shares are not listed and cannot be traded on any stock exchange other than the OTC Market, and in such case only in the form of ADSs.

As a result, if a former ADS holder has cancelled his or her ADSs to exercise dissenters’ rights and the Merger is not completed, and such former ADS holder wishes to be able to sell his or her Class A Shares on the OTC Market, such former ADS holder will need to deposit his or her Class A Shares into the company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” as well as Annex C to this Proxy Statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 46)

The purpose of the Merger is for the Buyer to acquire indirect ownership, through Parent, of all of the outstanding equity capital in the Company which the Buyer does not already beneficially own, and to cause the holders of Ordinary Shares and ADSs (other than Excluded Shares, the Dissenting Shares and ADSs representing Excluded Shares) to be cashed out and obtain immediate liquidity. The Buyer, through Parent, will enjoy any future earnings and growth of the Company and bear the burden of any future losses of the Company. See “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Company Board” beginning on page 28 and “Special Factors — Purposes of and Reasons for the Merger” beginning on page 46 for additional information.

ADSs representing Class A Shares are currently quoted on the OTC Market under the symbol “ZMENY.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer. See “Special Factors — Effect of the Merger on the Company” beginning on page 48 for additional information.

Plans for the Company after the Merger (Page 51)

Following the completion of the Merger, Parent will own 100% of the equity interest in the Company as the Surviving Company. The Buyer anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent. See “Special Factors — Plans for the Company after the Merger” beginning on page 51 for additional information.

Following the completion of the Merger and the anticipated deregistration of the Ordinary Shares and the ADSs, the Company will no longer be subject to the reporting requirements of the Exchange Act, and the related direct and indirect costs and expenses.

Recommendations of the Special Committee and the Company Board (Page 28)

The Special Committee, after evaluating the proposed terms of the Merger and the related transactions with the assistance of independent financial and legal advisors, unanimously determined that the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders (as defined below under the heading “Position of the Buyer as to the Fairness of the Merger”), and unanimously recommended that the Company Board (i) authorize and approve the execution, delivery and performance of the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party and the consummation of the Transactions, including the Merger, and (ii) direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (including the Merger) be submitted to a vote at the Extraordinary General Meeting with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions (including the Merger).

The Company Board, acting on the unanimous recommendation of the Special Committee, (i) determined that it is fair (both substantially and procedurally) to and in the best interests of the Company and its Unaffiliated Security Holders, and declares it advisable for the Company, to enter into the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party and the consummation of the Transactions, including the Merger, by the Company and such subsidiaries (as applicable); and (iii) directed that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (including the Merger) be submitted to a vote at an extraordinary general meeting of the Company with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions (including the Merger).

Accordingly, the Company Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and the Amendment and Restatement of Memorandum and Articles as of the Effective Time; FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and the Amendment and Restatement of Memorandum and Articles; and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting.

For a detailed discussion of the material factors considered by the Special Committee and the Company Board in determining to recommend the approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and in determining that the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are fair to and in the best interest of the Unaffiliated Security Holders, see “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Company Board” beginning on page 28, “Special Factors — Effect of the Merger on the Company” beginning on page 48, “Special Factors — Primary Benefits and Detriments of the Merger” beginning on page 49, and “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 39 for additional information.

Position of the Buyer as to the Fairness of the Merger (Page 33)

The Buyer believes that the Merger is fair, both substantively and procedurally, to the Unaffiliated Security Holders. Its belief is based upon the factors discussed under the section entitled “Special Factors — Position of the Buyer as to the Fairness of the Merger” beginning on page 33.

Financing of the Merger (Page 52)

As of the date of this Proxy Statement, the Company and the Buyer estimate the total amount of funds necessary to complete the Transactions, including the Merger, to be approximately $9.45 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer did not consider the value of the Excluded Shares. This amount includes the cash to be paid in connection with the Transactions, including the Merger, to the Unaffiliated Security Holders and holders of Vested Company Options and Vested Company Restricted Share Awards and related costs and expenses. The Buyer expects to provide this amount through a combination of:

(a)     cash contributions in the amount of $7 million contemplated by the equity commitment letter, dated as of July 28, 2023, among Parent and the Founder Shareholder (the “Equity Commitment Letter”); and

(b)    available cash of the Company.

See “Special Factors — Financing of the Merger” beginning on page 52 for additional information.

Limited Guarantee (Page 54)

Concurrently with the execution and delivery of the Merger Agreement, the Founder Shareholder executed and delivered a limited guarantee, dated as of July 28, 2023, in favor of the Company (the “Limited Guarantee”). Under the Limited Guarantee, the Founder Shareholder has guaranteed in favor of the Company 100% of the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee (as defined below) and certain costs and expenses in connection with the collection of Parent Termination Fee that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. See “Special Factors — Limited Guarantee” beginning on page 54 for additional information.

Support Agreement (Page 54)

Concurrently with the execution and delivery of the Merger Agreement, Parent, the Company, Merger Sub, the Founder Shareholder and Ultimate Vitor Family Trust (the “Family Trust”) entered into the Support Agreement, pursuant to which Founder Shareholder, the Family Trust and Parent (collectively, the “Founder Parties”) have agreed, among other things, that:

•        each of the Founder Parties will vote, or cause to be voted, all of the Ordinary Shares (including Ordinary Shares represented by ADSs) owned directly or indirectly by it or him in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger; and

•        the 194,878,011 Class B Shares held by the Founder Parties (the “Founder Shares”) will, in connection with and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration.

A copy of the Support Agreement is attached as Annex F to this Proxy Statement and is incorporated herein by reference.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 54)

As of the date of this Proxy Statement, the directors and executive officers of the Company (including the Buyer) held an aggregate of 194,878,011 Ordinary Shares. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 54 and “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 94 for additional information. In addition, as of the date of this Proxy Statement, the Buyer collectively own 194,878,011 Class B Shares representing approximately 13.5% of all issued and outstanding Ordinary Shares of the Company, which represent approximately 82.4% of the aggregate voting power of the Company. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 54 for additional information. The Buyer intends to vote all of his Founder Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, at the Extraordinary General Meeting.

Opinion of the Special Committee’s Financial Advisor (Page 39)

Pursuant to an engagement letter dated June 5, 2023 (the “D&P Engagement Letter”), the Special Committee engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as its independent financial advisor and to provide a fairness opinion in connection with the Merger. On July 28, 2023, Duff & Phelps rendered its oral opinion (which was subsequently confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of July 28, 2023, addressed to the Special Committee) to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Ordinary Shares or ADSs other than in their capacity as holders of Ordinary Shares or ADSs).

The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Proxy Statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of Ordinary Shares and ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this Proxy Statement are not intended to be, and do not constitute, advice or a recommendation to any shareholder or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 39 for additional information.

Interests of the Company’s Directors and Executive Officers (Page 55)

In considering the recommendation of the Special Committee and the Company Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

•        the beneficial ownership of equity interests in Parent by the Founder Shareholder as a result of the Merger (if approved and consummated);

•        the potential enhancement or decline of the share value of the Surviving Company, of which the Founder Shareholder will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•        continued indemnification rights which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger;

•        the compensation at a rate of $10,000 per month for each member of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Company Board’s recommendation of the Merger), with the maximum amount of aggregate compensation to each member of the Special Committee being $60,000; and

•        the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

As of the date of this Proxy Statement, the directors and executive officers of the Company held an aggregate of 194,878,011 Class B Shares, none Company Options, and none Ordinary Shares subject to Company Restricted Share Awards. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 94 and “Special Factors — Interests of Certain Persons in the Merger” beginning on page 54 for additional information.

The Special Committee and the Company Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 54 for additional information.

Conditions to the Merger (Page 81)

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

•        the Merger Agreement, the Plan of Merger, and Transactions, including the Merger, being approved by a special resolution of the Company passed by the Shareholder Requisite Vote at the Extraordinary General Meeting; and

•        no law, statute, rule or regulation having been enacted or promulgated by any governmental entity which prohibits or makes illegal the consummation of the Merger or other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•        the representations and warranties of the Company in the Merger Agreement regarding the organization, qualification, subsidiaries, memorandum and articles of association, capitalization, authority, brokers, and anti-takeover provisions being true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date;

•        the representations and warranties of the Company in the Merger Agreement regarding absence of certain changes or events being true and correct in all respects, as of the date of the Merger Agreement and as of the Effective Time;

•        certain representations and warranties of the Company in the Merger Agreement regarding capitalization of the Company being true and correct in all respects, as of the date of the Merger Agreement and as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not resulted in, and would not be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their affiliates;

•        each of the other representations and warranties of the Company in the Merger Agreement being true and correct in all respects, as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date, except to the extent any failures to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

•        the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•        since the date of the Merger Agreement, no Material Adverse Effect having occurred that is continuing;

•        Parent having received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the satisfaction of each of the foregoing conditions; and

•        the amount of Dissenting Shares being less than 10% of the total issued and outstanding Ordinary Shares immediately prior to the Effective Time.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

•        the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date, except to the extent any failures to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger;

•        Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement; and

•        the Company having received a certificate signed on behalf of Parent by an executive officer of Parent certifying as to the satisfaction of each of the foregoing conditions.

No Solicitation; Change in Company Board Recommendation (Page 79)

The Company has agreed that it will and will cause each of its subsidiaries and their respective representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined in the Merger Agreement, and as described below), and (ii) will request any such third party to return to the Company or destroy any non-public information concerning the Company or any of its subsidiaries.

In addition, the Company has agreed that it will not, and will cause each of its subsidiaries not to, from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, directly or indirectly, (i) solicit, initiate, encourage, or take any other action to knowingly facilitate, any inquiry, proposal or offer that could reasonably be expected to result in an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or that could reasonably be expected to result in an Acquisition Proposal, or provide any non-public information with respect to the Company or any of its subsidiaries to, any third party to encourage or facilitate any inquiry, proposal or offer that could reasonably be expected to result in an Acquisition Proposal (as defined in the Merger Agreement, and as described below), (iii) approve, endorse, recommend, execute or enter into any letter of intent or other agreement relating to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of securities of the Company or any of its subsidiaries, or (v) resolve, propose or agree to do any of the foregoing.

As used in the Merger Agreement, an “Acquisition Proposal” means any inquiry, proposal, or offer from any third party relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition, purchase or issuance of 20% or more of the total voting power of the Company, (iii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the total voting power of the Company, (iv) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (v) any combination of the foregoing.

The Company has agreed to notify Parent within 48 hours after it becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board, or any of their respective representatives. Such notice is required to specify (i) the material terms and conditions thereof, and (ii) the identity of the third party making such Acquisition Proposal.

Notwithstanding the foregoing, if the Company or any of its representatives receives an unsolicited bona fide written Acquisition Proposal, the Company and its representatives may, if the Company Board has determined, in its good faith judgment upon recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement, and as described below) and that failure to take such action would violate its fiduciary duties to the Company and its shareholders, (i) contact the person making such Acquisition Proposal to clarify the terms and conditions thereof, (ii) provide information in response to the request of the third party who has made such Acquisition Proposal pursuant to an executed confidentiality agreement between the Company and such person, and (iii) engage or participate in discussions or negotiations with the third party making such Acquisition Proposal, provided that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

As used in the Merger Agreement, a “Superior Proposal” means bona fide and written Acquisition Proposal (provided that, for the purposes of this definition of Superior Proposal, each reference to “20%” in the definition of “Acquisition Proposal” shall be replaced with “50%”) that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (i) is reasonably likely to be consummated in accordance with its terms and (ii) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (other than holders of the Excluded Shares) than the Transactions, in each case, after (a) consultation with its financial advisor and outside legal counsel and (b) taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory or other consents or approvals, timing, the identity of the person making the proposal, or other aspects of such proposal and the Transactions, including the Merger, and after taking into account any changes to the terms of the Merger Agreement offered in writing by Parent in response to such Superior Proposal in accordance with the procedure of effecting a Change of Recommendation (as defined in the Merger Agreement, and as described below); provided, that any such offer will not be deemed to be a “Superior Proposal” if (x) such offer is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer or (y) consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

In addition, if an Intervening Event (as defined below and in the Merger Agreement) has occurred and the Company Board upon the unanimous recommendation of the Special Committee or the Special Committee determines, in its good faith judgement, after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law, the Company Board (upon the unanimous recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation; provided that prior to effecting a Change of Recommendation in connection with an Intervening Event, (i) the Company shall have provided a prior written notice (the “Notice of Intervening Event”) to Parent that the Company Board intends to effect a Change of Recommendation, describing in reasonable detail the facts of such Intervening Event, and (ii) the Company (a) shall, and shall cause its representatives to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Notice of Intervening Event (or, if delivered after 5:00 p.m. Hong Kong Time or on any day other than a business day, beginning at 5:00 p.m. Hong Kong Time on the next business day) and ending five business days later at 5:00 p.m. Hong Kong Time (the “Intervening Event Notice Period”) negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of the Merger Agreement or any Financing Commitment (as defined below and in the Merger Agreement) in a manner that obviates the need for such Change of Recommendation or so that the failure to effect a Change of Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable law, and (b) shall permit Parent and its representatives during the Intervening Event Notice Period to make a presentation to the Company Board or the Special Committee regarding the Merger Agreement or the financing commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (iii) following the end of the Intervening Event Notice Period, the Company Board (upon the unanimous recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable law.

As used in the Merger Agreement, “Intervening Event” means a material change, event, occurrence or development that occurs or arises after the date of the Merger Agreement affecting or with respect to the Company and its subsidiaries or their business, assets or operations that was not known or reasonably foreseeable to either the Company Board or the Special Committee on the date of the Merger Agreement, which change, event, occurrence or development becomes known to the Company Board or the Special Committee before receipt of the approval of shareholders with respect to the Transactions, including the Merger; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

Termination of the Merger Agreement (Page 83)

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement and Plan of Merger may be abandoned, at any time prior to the Effective Time, as follows:

•        by mutual written consent of the Company and Parent;

•        by either the Company or Parent:

•        if the Effective Time has not occurred on or before the End Date, which is December 31, 2023; provided, that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of the Effective Time not occurring on or prior to the End Date;

•        if a governmental entity of competent jurisdiction issues a final, non-appealable order, decree or ruling which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of such order, decree or ruling; or

•        if the Shareholder Requisite Vote has not been obtained at the Extraordinary General Meeting or any adjournment thereof;

•        by the Company:

•        if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding closing condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to the Company if it is then in breach of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement, which breach would result in the failure of the corresponding closing condition;

•        if, prior to obtaining the Shareholder Requisite Vote, the Company Board or the Special Committee has made a Change of Recommendation; or

•        the failure of Parent and Merger Sub to effect the Merger within five business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement and Parent’s receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other conditions have been satisfied or duly waived.

•        by Parent:

•        if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to Parent if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement; or

•        if the Company Board or the Special Committee has made, prior to the Company’s obtaining the Shareholder Requisite Vote, a Change of Recommendation.

Termination Fees (Page 84)

The Company is required to pay Parent a Company Termination Fee of $150,000 if the Merger Agreement is terminated (i) by Parent if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to Parent if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement or (ii) by Parent as a result of a Change of Recommendation by the Company Board or the Special Committee.

Parent is required to pay the Company a Parent Termination Fee of $300,000 if the Merger Agreement is terminated by the Company due to (i) a breach or failure to perform by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth therein and such breach is not cured prior to the earlier of 30 days after notice is given or the End Date, or (ii) the failure of Parent to effect the Merger within five business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement and Parent’s receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other conditions have been satisfied or duly waived.

Material U.S. Federal Income Tax Consequences (Page 58)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, non-U.S., and other tax laws. See “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 58. The tax consequences of the Merger to a holder of Ordinary Shares or ADSs will depend upon that holder’s particular circumstances. As indicated in the 2022 Form 20-F, the Company believes that it was likely a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for its 2022 taxable year and anticipates that it will likely be a PFIC in 2023, which may result in adverse U.S. federal income tax consequences to U.S. investors, including increased tax liability on gains on the disposition of the Ordinary Shares and/or ADSs in the Merger and additional reporting requirements. See “Special Factors — Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company Considerations.” Holders of Ordinary Shares or ADSs should consult their own tax advisors for a full understanding of the U.S. federal, state, local, non-U.S., and other tax consequences of the Merger to them and of the application of the PFIC rules.

Material PRC Tax Consequences (Page 62)

The Company does not believe it is a resident enterprise under the PRC Enterprise Income Tax Law or that the gains recognized on the receipt of cash for the Ordinary Shares or ADS by non-PRC tax resident holders should otherwise be subject to PRC income tax. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Ordinary Shares or ADS pursuant to the Merger by our shareholders who are not PRC residents could be treated as PRC-sourced income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Ordinary Shares or ADS will be subject to PRC tax if the holders of such Ordinary Shares are PRC residents. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 7 and Bulletin 37, and, as a result, the Company will not withhold any PRC tax under Bulletin 7 and Bulletin 37 from the Merger consideration to be paid to holders of Ordinary Shares or ADS. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences. Please see “Special Factors — Material PRC Tax Consequences” beginning on page 62 for additional information.

Material Cayman Islands Tax Consequences (Page 63)

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Ordinary Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger, and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Regulatory Matters (Page 58)

The Company and the Buyer do not believe that any material regulatory approvals, filings, or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the U.S. federal securities laws, the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies of the Cayman Islands and, in the event the Merger become effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and a notice of the Merger being published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 58)

The Company and Parent are not aware of any lawsuit that challenges the Merger, the Merger Agreement, or any of the Transactions.

Accounting Treatment of the Merger (Page 58)

The Merger is expected to be accounted for as a business combination in accordance with Accounting Standards Codification 805 “Business Combinations” initially at the fair value of the Company as of the Effective Time.

Market Price of the ADSs (Page 64)

The Per ADS Merger Consideration represents a premium of approximately 178% to the closing trading price of the ADSs on May 25, 2023, the last trading day prior to the Company’s announcement of its receipt of a “going-private” proposal from the Buyer, and a premium of 115% to the volume-weighted average closing price of the ADSs during the last 30 trading days prior to the Company’s receipt of the “going-private” proposal.

Fees and Expenses (Page 57)

Except for circumstances where either the Company or Parent is required to pay a termination fee as appropriate under the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses whether or not the Merger is consummated. Please see “Special Factors — Fees and Expenses” beginning on page 57 for additional information.

Remedies and Limitations on Liability (Page 84)

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties and to seek an injunction, specific performance or other equitable relief to enforce the other parties’ obligations to consummate the Merger, subject to the terms and conditions of the Merger Agreement, in addition to any other remedy by law or equity.

In addition, the Company is entitled to concurrently seek (i) specific performance or equitable relief subject in all respects of the terms and conditions in the Merger Agreement and (ii) payment of the Parent Termination Fee. Under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance to cause the Financing (as defined in the Merger Agreement) to be funded at the closing of the Merger or other equitable relief and (ii) payment of the Parent Termination Fee. Parent or Merger Sub may concurrently seek (i) specific performance or other equitable relief, subject to terms and conditions in the Merger Agreement and (ii) payment of the Company Termination Fee. Under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both (i) a grant of specific performance or other equitable relief that results in a closing of the Merger, and (ii) payment of the Company Termination Fee.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY
GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Extraordinary General Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement, and the documents referred to or incorporated by reference in this Proxy Statement.

Q:     Why am I receiving this Proxy Statement?

A:     On July 28, 2023, the Company entered into the Merger Agreement with Parent and Merger Sub. You are receiving this Proxy Statement in connection with the solicitation of proxies by the Company Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, at the Extraordinary General Meeting or at any adjournment of the Extraordinary General Meeting.

Q:     When and where will the Extraordinary General Meeting be held?

A:     The Extraordinary General Meeting will take place on             , 2023 at              (China Standard Time). The meeting will be held at the Company’s principal executive offices, No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China.

Q:     What matters will be voted on at the Extraordinary General Meeting?

A:     You will be asked to consider and vote on the following proposals:

•        to authorize and approve the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles;

•        to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles; and

•        to approve any motion to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting.

Q:     How does the Company Board recommend that I vote on the proposals?

A:     After careful consideration and upon the unanimous recommendation of the Special Committee, the Company Board recommends that you vote:

•        FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles;

•        FOR the proposal to authorize each member of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles; and

•        FOR the proposal to approve any motion to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the foregoing special resolution and ordinary resolution during the Extraordinary General Meeting.

Q:     What is the Merger?

A.     The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other conditions to the completion of the Merger under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving

Company resulting from the Merger. If the Merger is completed, the Company will be a privately-held company beneficially owned by the Buyer, the ADSs will no longer be quoted on the OTC Market, and the Company will cease to be a publicly-traded company.

Q:     What will I receive in the Merger if I own Ordinary Shares or ADSs?

A      If you own Ordinary Shares and the Merger is completed, you will be entitled to receive $0.0077778 (representing $0.56 divided by seventy-two) in cash for each Ordinary Share (other than Excluded Shares) you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Act with respect to the Merger, in which event you will be entitled to the fair value of each Ordinary Share pursuant to the Cayman Islands Companies Act).

If you own ADSs (other than ADSs which represent Excluded Shares) and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration of $0.56 per ADS in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the Effective Time. The ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary (including $0.05 per ADS cancellation fee pursuant to the terms of the Deposit Agreement) and government charges due to or incurred by the ADS Depositary, in each case, in cash, without interest, in connection with the cancellation of the ADSs surrendered and the distribution of the merger consideration to holders of ADSs.

Please see “Special Factor — Material U.S. Federal Income Tax Consequences,” “Special Factors — Material PRC Tax Consequences” and “Special Factors — Material Cayman Islands Tax Consequences” beginning on page 63 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:     How will the Company Options be treated in the Merger?

A.     If the Merger is completed, at the Effective Time, each Vested Company Option, except as otherwise agreed to between a holder of such Vested Company Options and Parent, by virtue of the Merger and without other action by Parent, the Company, or the holder of such Vested Company Option, will be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the excess of (A) Per Share Merger Consideration over (B) the exercise price of such Vested Company Option, multiplied by the number of Ordinary Shares underlying such Vested Company Option, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any); provided that any Vested Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefore. Each Unvested Company Option immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Option.

Q:     How will the Company Restricted Share Awards be treated in the Merger?

A.     If the Merger is completed, at the Effective Time, each Vested Company Restricted Share Awards will, except as otherwise agreed to between a holder of such Vested Company Restricted Share Award and Parent, by virtue of the Merger and without other action by Parent, the Company, or holder of such Vested Company Restricted Share Awards, be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to Per Share Merger Consideration multiplied by the number of Ordinary Shares underlying such Vested Company Restricted Share Awards, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any). Each Unvested Company Restricted Share Awards immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Restricted Share Awards.

Q:     After the Merger is completed, how will I receive the Merger consideration for my Ordinary Shares?

A.     If you are a registered holder of Ordinary Shares, promptly after the Effective Time a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the Merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable Merger consideration. You will receive immediately available funds in US dollars, in the amount equal to (x) the number of Ordinary Shares you submitted multiplied by (y) the Per Share Merger Consideration, subject to any applicable withholding in accordance with the Merger Agreement, for your Ordinary Shares from the exchange agent after you comply with these instructions. Upon surrender of your share certificates or affidavits and indemnities of loss in lieu of the share certificates, you will receive an amount equal to the number of your Ordinary Shares multiplied by $0.0077778 (representing $0.56 divided by seventy-two), without interest and net of any applicable withholding tax, in exchange for the cancellation of your Ordinary Shares. The Per Share Merger Consideration may be subject to U.S. federal income tax backup withholding if the payor has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Ordinary Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Ordinary Shares and receive the Merger consideration for those Ordinary Shares.

Q:     After the Merger is completed, how will I receive the Per ADS Merger Consideration for my ADSs?

A:     If your ADSs are held in “street name” by your broker, bank, or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs, as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration of $0.56 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement, and any applicable withholding taxes and other governmental charges) with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank, or nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank, or nominee.

If your ADSs are held in the form of certificated American depositary receipts (“ADRs”), upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you after the Effective Time), the ADS Depositary will cause to be sent to you the Per ADS Merger Consideration of $0.56 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes and other governmental charges, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger.

If you hold your ADSs in un-certificated form (that is, without an ADR), the ADS Depositary will automatically send you the Per ADS Merger Consideration of $0.56, without interest and net of the applicable ADS cancellation fees ($0.05 per ADS held) and any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the consummation of the Merger. The ADS holders will be required to pay any applicable fees, charges and expenses of the ADS Depositary and government charges (including withholding taxes, if any) incurred by the ADS Depositary, in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fee ($0.05 per ADS held).

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

Q:     What vote of the Company’s shareholders is required to authorize and approve the Merger?

A:     In order for the Merger to be completed, the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy at the Extraordinary General Meeting. At the close of business in the Cayman Islands on             , 2023, which is the Ordinary Share Record Date, we expect that there will be approximately 1,245,504,866 Class A Shares and 194,878,011 Class B Shares issued and outstanding and entitled to vote at the Extraordinary General Meeting.

The Buyer intends to vote all of the Ordinary Shares beneficially owned by him in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger. As of the date of this Proxy Statement, the Buyer owned, in the aggregate, approximately 13.5% of the issued and outstanding Ordinary Shares, which represent approximately 82.4% of the aggregate voting power of the Company.

Q:     What vote of the Company’s shareholders is required to approve the proposal to adjourn the Extraordinary General Meeting, if necessary to solicit additional proxies?

A:     The authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting in person or by proxy at the Extraordinary General Meeting. If there are insufficient votes at the time of the Extraordinary General Meeting to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, you will also be asked to vote on the proposal to adjourn the Extraordinary General Meeting to allow us to solicit additional proxies.

The proposal to adjourn the Extraordinary General Meeting, if necessary, to solicit additional proxies must be authorized and approved by a majority of votes cast by shareholders of the Company who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

Q:     Who is entitled to vote at the Extraordinary General Meeting?

A:     The Ordinary Share Record Date is             , 2023. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Ordinary Share Record Date or their proxy holders are entitled to vote at the Extraordinary General Meeting or any adjournment thereof. The ADS Record Date for ADS holders entitled to instruct the ADS Depositary to vote at the Extraordinary General Meeting is             , 2023. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the Extraordinary General Meeting. Alternatively, you may vote at the Extraordinary General Meeting if you cancel your ADSs before 5:00 p.m. (New York City Time) on             , 2023 and become a registered holder of Ordinary Shares by the close of business in the Cayman Islands on the Ordinary Share Record Date.

Q:     What constitutes a quorum for the Extraordinary General Meeting?

A:     The presence, in person or by proxy, of one or more shareholders entitled to vote and holding not less than one-third of all votes attaching to all Ordinary Shares in issue and entitled to vote throughout the meeting will constitute a quorum for the Extraordinary General Meeting.

Q:     What effects will the Merger have on the Company?

A:     As a result of the Merger, the Company will cease to be a publicly-traded company and will be beneficially wholly-owned by the Buyer. You will no longer have any interest in the Company’s future earnings or growth. Following consummation of the Merger, the registration of the Ordinary Shares and ADSs and the Company’s reporting obligations with respect to the Ordinary Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, the ADSs will no longer be quoted on the OTC Market or any other stock exchange, and the ADS program of the Company will terminate.

Q:     When do you expect the Merger to be completed?

A:     The Company is working toward completing the Merger as quickly as possible, and currently expect the Merger to be completed by the end of the second half of 2023. In order to complete the Merger, we must obtain the shareholder approval of the Merger at the Extraordinary General Meeting and other conditions to the completion of the Merger under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:     What happens if the Merger is not completed?

A:     If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Ordinary Shares or ADSs pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be quoted on the OTC Market. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Ordinary Shares or ADSs.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fees” beginning on page 84 for additional information.

Q:     What do I need to do now?

A:     We urge you to read this Proxy Statement carefully, including its annexes, exhibits, and attachments and the other documents referred to or incorporated by reference herein, and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:     How do I vote if my Ordinary Shares are registered in my name?

A:     If Ordinary Shares are registered in your name (that is, you do not hold ADSs representing such Ordinary Shares) as of the Ordinary Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event before the time appointed for the Extraordinary General Meeting so that your Ordinary Shares will be represented and may be voted at the Extraordinary General Meeting.

Alternatively, you can attend the Extraordinary General Meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Ordinary Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, FOR the proposal to authorize each member of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Ordinary Shares are held by your broker, bank or other nominee, please see below for additional information.

We encourage you, before voting your Ordinary Shares, to read this Proxy Statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Ordinary Shares can be voted at the Extraordinary General Meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is             , 2023 at              (China Standard Time).

Q:     How do I vote if I own ADSs?

A:     If you own ADSs as of the close of business in New York City on             , 2023, the ADS Record Date, you cannot vote at the meeting directly, but you may instruct the ADS Depositary (as the holder of the Class A Shares underlying your ADSs) how to vote the Class A Shares underlying your ADSs by completing and signing the ADS Voting Instruction Card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than 10:00 a.m. (New York City Time) on             , 2023. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Class A Shares represented by your ADSs in accordance with the voting instructions.

The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Class A Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Class A Shares represented by ADSs other than in accordance with voting instructions timely received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Class A Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Class A Shares underlying such holder’s ADSs pursuant to the terms of the Deposit Agreement and such Class A Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, you may vote at the Extraordinary General Meeting if you cancel your ADSs before 5:00 p.m. (New York City Time) on             , 2023 and become a registered holder of Class A Shares by the close of business in the Cayman Islands on             , 2023, the Ordinary Share Record Date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancelation before 5:00 p.m. (New York City Time) on             , 2023 together with (a) delivery instructions for the corresponding Class A Shares (name and address of person who will be the registered holder of Class A Shares), and (b) payment of the ADS cancelation fees ($0.05 per ADS to be canceled) and any applicable taxes, and (c) a certification that you either (i) held the ADSs as of the applicable ADS Record Date for the Extraordinary General Meeting and have not given voting instructions to the ADS Depositary as to the ADSs being canceled or (ii) did not hold the ADSs as of the applicable ADS Record Date for the Extraordinary General Meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancelation of the ADSs, the ADS Depositary will arrange for Citibank, N.A., Hong Kong Branch the custodian holding the Class A Shares, to transfer the Class A Shares to the former ADS holder. If after registration of Class A Shares in your name you wish to receive a certificate evidencing the Class A Shares registered in your name, you will need to request the registrar of the Class A Shares to issue and mail a certificate to your attention.

Q:     If my Ordinary Shares or ADSs are held in a brokerage account, will my broker vote my Ordinary Shares on my behalf?

A:     Your broker, bank or other nominee will only vote your Ordinary Shares on your behalf or give voting instructions with respect to the Class A Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Ordinary Shares. If you do not instruct your broker, bank or other nominee how to vote your Ordinary Shares that it holds, those Ordinary Shares may not be voted.

Q:     What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement and the Plan of Merger?

A:     If you, as a registered holder of Ordinary Shares, abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Class A Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Class A Shares represented by ADSs other than in accordance with voting instructions timely received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Class A Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Class A Shares underlying such holder’s ADSs pursuant to the terms of the Deposit Agreement and such Class A Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Q:     May I change my vote?

A:     Yes, you may change your vote in one of three ways:

•        first, you may revoke a proxy by written notice of revocation given to the chairman of the Extraordinary General Meeting at least 2 hours before the Extraordinary General Meeting commences. Any written notice revoking a proxy should be sent to the Company’s offices at No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China;

•        second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company not less than 48 hours prior to the Extraordinary General Meeting; or

•        third, you may attend the Extraordinary General Meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Extraordinary General Meeting.

If you hold Ordinary Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Ordinary Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of the ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City Time) on             , 2023. A holder of ADSs can do this in one of two ways:

•        first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary; and

•        second, a holder of ADSs can change its voting instructions by phone or online or complete, date and submit a new ADS Voting Instruction Card to the ADS Depositary bearing a later date than the ADS Voting Instruction Card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxy or voting instruction cards. For example, if you hold your Ordinary Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Ordinary Shares or ADSs. If you are a holder of record and your Ordinary Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:     If I am a holder of certificated Ordinary Shares or certificated ADSs, should I send in my share certificates or my ADRs now?

A:     No. If you are a holder of certificated Ordinary Shares, after the Merger is completed you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the Per Share Merger Consideration. Please do not send in your certificates now. Similarly, if you are a holder of certificated ADSs, you should not send in the ADRs that represent your certificated ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the Per ADS Merger Consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions relating to the foregoing.

All holders of uncertificated Ordinary Shares (i.e., holders whose Ordinary Shares are held in book entry) will automatically receive their cash consideration shortly after the Merger is completed without any further action required on the part of such holders. If your Ordinary Shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank, or other nominee as to how to effect the surrender of your share certificates in exchange for the Per Share Merger Consideration.

If your ADSs are held in “street name” by your broker, bank, or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs, as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration of $0.56 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank, or nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank, or nominee.

If your ADSs are held in registered form, but are uncertificated, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs), together with a duly completed letter of transmittal (which will be supplied to you after the Effective Time), the ADS Depositary will cause to be sent to you the Per ADS Merger Consideration of $0.56 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger.

Q:     What happens if I sell my Ordinary Shares or ADSs before the Extraordinary General Meeting?

A:     The Ordinary Share Record Date for determining shareholders entitled to vote at the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and the date that the Merger is expected to be consummated. If you transfer your Ordinary Shares after the Ordinary Share Record Date but before the Extraordinary General Meeting, you will retain your right to vote at the Extraordinary General Meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Ordinary Shares, but will transfer the right to receive the Per Share Merger Consideration to such person, so long as such person is registered as the owner of such Ordinary Shares when the Merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on             , 2023. If you transfer your ADSs after the ADS Record Date but before the Extraordinary General Meeting, you will retain your right to instruct the ADS Depositary to vote at the Extraordinary General Meeting, but will transfer the right to receive the Per ADS Merger Consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:     Am I entitled to dissenters’ rights?

A:     Registered holders of Ordinary Shares who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. The fair value of each of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

ADS holders will not have the right to dissent from the Merger and receive payment of the fair value of the Class A Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Class A Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary for cancellation, pay the ADS Depositary’s fees required for such cancellation ($0.05 per ADS cancelled), provide instructions for the registration of the corresponding Class A Shares, and certify that they have not given voting instructions as to the ADSs before 5:00 p.m. (New York City Time) on             , 2023, and become registered holders of Class A Shares before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Act.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” as well as Annex C to this Proxy Statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise dissenters’ rights.

Q:     Will any proxy solicitors be used in connection with the Extraordinary General Meeting?

A:     We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Ordinary Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this Proxy Statement.

Q:     Who can help answer my questions?

A:     If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the enclosed proxy card, you should contact Zhangmen Education Inc. at ir@zhangmen.com.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described below occurred primarily in the PRC. Accordingly, all dates and times referenced in this Background of the Merger, including events that may have occurred in different time zones, refer to China Standard Time.

The Company Board and the senior management of the Company have periodically reviewed the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Company Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company, including potential commercial and strategic business partnerships, acquisitions, new business lines, dispositions and capital market events, with the objective of enhancing shareholder value. The discussions concerned, among other things, recent market trends, recent activities of other U.S. public companies with primary operations in the PRC, and the Company’s long term strategic plans.

From late March 2023 and onwards, the Founder Shareholder and his representatives approached and held general discussions with Davis Polk & Wardwell LLP (“Davis Polk”) about a transaction involving the Company, and after considering Davis Polk’s extensive experience in similar transactions, qualifications, and reputation, the Founder Shareholder decided to engage Davis Polk as his U.S. legal counsel.

On May 26, 2023, the Buyer submitted a preliminary, non-binding proposal letter (the “Proposal”) to the Company Board to acquire all of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) of the Company that he did not already beneficially own for $0.56 per ADS or approximately $0.0077778 per Ordinary Share (representing $0.56 divided by seventy-two) in cash without interest in a going-private transaction, subject to certain terms and conditions (the “Proposed Transaction”). In the Proposal, the Buyer stated that (among other things) (i) he beneficially owned approximately 13.5% of all issued and outstanding Ordinary Shares of the Company, which represented approximately 82.4% of the aggregate voting power of the Company, and (ii) the price proposed represented a premium of approximately 115% and approximately 56% to the volume-weighted average price of the ADSs during the last 30 and 90 trading days, respectively, prior to the date of the Proposal.

Later on the same day, the Company announced the Company Board’s receipt of the Proposal. The Company furnished a Form 6-K to the SEC on May 26, 2023, with a copy of the Proposal.

Over the course of May 26 to June 4, 2023, the Company Board held discussions to consider the Proposal and determined it was in the best interests of the Company and its Unaffiliated Security Holders to form a special committee to consider and evaluate the Proposal. After considering the qualifications and independence of the members of the Company Board, the Company Board resolved, by way of unanimous written resolutions dated June 5, 2023, among other things: (i) to approve the formation of a special committee, consisting of Messrs Jicai Qi (“Mr. Qi”) and Adam J. Zhao (“Mr. Zhao”), both of whom are independent and disinterested members of the Company Board, to review, evaluate, consider and negotiate the Proposal, the Proposed Transaction and any modification thereto (the “Special Committee”); (ii) to delegate to the Special Committee the authority to review and negotiate a transaction based on the Proposal, to explore and consider alternatives to the Proposal (including any alternative strategic option that the Company may pursue), and to retain such financial and legal advisors, consultants and experts to the Special Committee as the Special Committee deems necessary or appropriate, at the Company’s sole expense; and (iii) to appoint Mr. Qi as the chairman of the Special Committee.

On June 5, 2023, after due consideration of the qualifications, experience, reputation and other characteristics of Duff & Phelps and Linklaters in connection with going-private transactions in general and involving China-based U.S.-listed companies, the Special Committee decided to retain Duff & Phelps as its independent financial advisor and Linklaters as its legal counsel to assist the Special Committee to evaluate and consider the Proposal or any alternative strategic option that the Company may pursue.

On June 9, 2023, the Company furnished a Form 6-K to the SEC announcing the formation and composition of the Special Committee to evaluate and consider the Proposal or any alternative strategic option that the Company may pursue.

On June 16, 2023, the Company furnished a Form 6-K to the SEC announcing that the Special Committee had retained Duff & Phelps as its independent financial advisor and Linklaters as its legal counsel to assist the Special Committee in evaluating and considering the Proposal or any alternative strategic option that the Company may pursue.

On June 26, 2023, Davis Polk sent an initial draft of the Merger Agreement to the Special Committee and Linklaters.

On June 27, 2023, the Special Committee held a telephonic meeting, at which representatives of Linklaters, Duff & Phelps and Haiwen & Partners (“Haiwen”, the Special Committee’s legal counsel with respect to PRC laws) were present, to: (i) review with Linklaters the authority delegated to the Special Committee by the Company Board, (ii) review with Linklaters the fiduciary duties of the members of the Special Committee, (iii) discuss the process by which the Special Committee should proceed as it evaluates a potential transaction, including the utility of a pre-signing market check and/or a post-signing “go-shop” for other alternative offers, (iv) instruct Duff & Phelps to consider the Company’s financial projections once available and (v) instruct Linklaters to prepare a non-disclosure agreement between, among others, the Company and the Buyer (the “NDA”).

On June 29, 2023, the Special Committee considered and instructed Linklaters to send a draft of the NDA to Davis Polk.

Between June 29 and July 5, 2023, at the request of the Special Committee, the Company began preparation of financial projections for the fiscal years ending 2023 through 2030 for use by Duff & Phelps in connection with its financial analysis.

On July 2, 2023, Davis Polk sent their comments on the draft NDA to Linklaters.

On July 6, 2023, the Special Committee held a telephonic meeting, at which representatives of Linklaters, Duff & Phelps and Haiwen were present, to (among other things) (i) review with Duff & Phelps updates on the financial projections, (ii) consider Duff & Phelps’ market study regarding market check and “go-shop” in going-private transactions in general and those involving China-based US listed companies, (iii) consider with Linklaters the key issues arising from Davis Polk’s draft of the Merger Agreement, including in particular, (a) the treatment of the Company’s equity incentive awards, (b) the certainty of funding of the Buyer, including the absence of any guarantee or equity commitment letter, (c) the proposed “no-shop” covenant, including the absence of any general “go-shop” right, (d) the circumstances under which the Company Board would be permitted to change its recommendation to vote in favor of the merger, (e) the general prohibition on the Company to consider unsolicited alternative offers, including the threshold (concerning among others the voting powers and financial indicators of the Company) in respect of what would constitute such alternative offer (an “Acquisition Proposal”), (f) the key closing conditions, including a condition relating to the maximum percentage of shares for which holders could exercise dissenters’ rights (the “Dissenters’ Rights Condition”) and a condition relating to the non-occurrence of any “Material Adverse Effect”, (g) termination rights of the Company and the Buyer and the amount and terms of termination fees payable by the Company and the Buyer, including a tail period of 12 months after the termination of the draft Merger Agreement for certain reasons, during which the Company would be required to pay the Company termination fee if it entered into a definitive agreement with respect to or consummates any competing transaction (the “Tail Period Fee Trigger”), (h) the use of a payment agent and the permitted investment of any funds deposited with the paying agent, (i) the representations and warranties of each of the Company, the Parent and the Merger Sub, respectively, (j) the pre-closing covenants of the Company, (k) the absence of any requirement to obtain or maintain insurance for the directors and officers of the Company, and (l) the absence of any covenant of the Parent or the Merger Sub with respect to the employees of the Company. At the conclusion of the meeting, the Special Committee: (i) after having considered, among other things, the market practice and the Buyer’s beneficial ownership of voting power in the Company, instructed Duff & Phelps not to undertake pre-signing market check for the Proposed Transaction and not to require the removal of the proposed “no-shop” covenant, (ii) instructed Linklaters to mark up the draft Merger Agreement to, among other things, (a) require the provision of a limited guarantee and an equity commitment letter in favor of the Company, (b) expand the scope of circumstances under which the Company Board would be permitted to change its recommendation to vote in favor of the merger, (c) increase the threshold of an Acquisition Proposal, (d) remove the Dissenters’ Rights Condition and narrow the scope of no “Material Adverse Effect” as a closing condition, (e) expand the scope of termination rights of the Company and removing the Tail Period Fee Trigger, (f) restrict the permitted investment of any funds deposited with the paying agent, (g) remove and/or narrow certain representations and warranties of the Company and adding or expanding certain representations and warranties of the Parent and the Merger Sub, (h) narrow certain pre-closing covenants of the Company, and (i) ascertain the Buyer’s intention with respect to the employees of the Company, and (iii) instructed Duff & Phelps and Linklaters to request additional information from the Company to facilitate the Special Committee’s consideration and deliberation of the Proposed Transaction and potential alternative options. The Special Committee also instructed Linklaters to circulate a further revised draft NDA to the Buyer.

Following such meeting, on the same day, Linklaters sent to Davis Polk the Special Committee’s further comments on the NDA. Duff & Phelps contacted the Company’s management team regarding information requests to facilitate the Special Committee’s consideration and deliberation of the Proposed Transaction.

Over the course of July 7 to 10, 2023, representatives of Linklaters and Davis Polk negotiated the terms of the NDA.

On July 11, 2023, the Special Committee held a telephonic meeting, at which representatives of Linklaters and Duff & Phelps were present, to (among other things) (i) review with Duff & Phelps the draft financial projections prepared by the Company’s management team (the “Management Projections”), including the methodology and assumptions adopted by the Company’s management in preparing the financial projections, key line items in the financial projections, and Duff & Phelps’ preliminary perspectives of the Company’s draft financial projections, (ii) instruct Duff & Phelps to negotiate, pending entry into the NDA, a price improvement with the Buyer, (iii) discuss with Linklaters the outstanding issues on the draft NDA and, having considered such outstanding issues, related market practice and other circumstances, instruct Linklaters to accept and arrange execution of the NDA. The Special Committee later approved Duff & Phelps’ use of the Management Projections in its fairness analysis.

On July 12, 2023, the Company, at the direction of the Special Committee, and the Buyer entered into the NDA, which contains customary provisions restricting the Buyer’s disclosure and use of confidential information relating to the Company or the Proposed Transaction and a 12-month “standstill” provision restricting the Buyer from (among other things) acquiring securities or assets of the Company without the Special Committee’s consent.

On July 13, 2023, as instructed by the Special Committee, Duff & Phelps contacted Davis Polk, requesting that the Buyer consider increasing its offer price for the Proposed Transaction.

On July 19, 2023, Linklaters sent a revised draft of the Merger Agreement to Davis Polk, reflecting the prior instructions of the Special Committee, including but not limited to the (i) treatment of Unvested Company Options and Unvested Company Restricted Share Awards, (ii) Change of Recommendation upon an Intervening Event (each as defined in the Merger Agreement) and (iii) circumstances under which the Merger Agreement may be terminated.

On July 22, 2023, Davis Polk sent a revised draft of the Merger Agreement to Linklaters whereby, among other things, (i) reinstating certain representations and warranties of the Company, (ii) reinstating the Dissenters’ Rights Condition with an increased threshold of 8%, (iii) proposing the termination fee payable by the Company and by Parent, if triggered, to be $150,000 and $300,000, respectively.

On July 24, 2023, Davis Polk sent to Linklaters the initial drafts of the Support Agreement, an equity commitment letter by and between Parent and the Buyer and a limited guarantee given by the Buyer in favor of the Company, guaranteeing certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (collectively, the “Ancillary Documents”).

On the same day, with respect to the request for an improved offer, the Buyer replied to the Special Committee that it believed the offer price of $0.56 per ADS adequately reflects the value of the Company, and as such, the Buyer did not intend to increase the offer price.

Also on July 24, 2023, the Special Committee held a telephonic meeting, at which representatives of Linklaters, Duff & Phelps and Haiwen were present, to (among other things): (i) discuss and review with Linklaters a memorandum on disclosure obligations in appraisal litigation prepared by Maples and Calder (Hong Kong)

LLP (“Maples”), legal counsel to the Special Committee with respect to Cayman Islands law matters, which was circulated to the Special Committee on July 21, 2023, (ii) review Duff & Phelps’ market study of termination fees in going-private transactions of Chinese companies incorporated in the Cayman Islands or the British Virgin Islands and discuss with Duff & Phelps and Linklaters other factors relevant to the amount of termination fees, (iii) consider Haiwen’s analysis of potential PRC regulatory matters in relation to the Proposed Transaction, (iv) consider the other key issues raised by Davis Polk’s revised draft of the Merger Agreement, and (v) direct Linklaters to revise drafts of the Merger Agreement and the Ancillary Documents, including in particular (a) accepting the Dissenters’ Rights Condition but increasing the threshold, (b) narrowing the scope of no “Material Adverse Effect” as a closing condition, (c) increasing the threshold for an Acquisition Proposal, and (d) deleting the Company’s obligation to pay a termination fee if it fails to maintain a minimum level of cash.

On July 25, 2023, Linklaters sent a revised draft of the Merger Agreement to Davis Polk, reflecting the prior instructions of the Special Committee.

On July 26, 2023, Davis Polk sent a further revised draft of the Merger Agreement to Linklaters.

Between July 26 and 27, 2023, representatives of Linklaters and Davis Polk discussed, and exchanged drafts of, the Merger Agreement and the Ancillary Documents. Among other issues, representatives of Linklaters and of Davis Polk negotiated (i) certain representations and warranties of Parent and the Company under the Merger Agreement and the Ancillary Documents; (ii) the scope of no “Material Adverse Effect” as a closing condition and (iii) the longstop date upon which each party may generally terminate the Proposed Transaction.

On July 28, 2023, the Special Committee held a telephonic meeting, at which representatives of Linklaters, Duff & Phelps and Haiwen were present, to (i) consider Duff & Phelps’ presentation of its financial analyses with respect to the Company and the Proposed Transaction and receive Duff & Phelps’ verbal opinion on the fairness of the Buyer’s offer price as stated in the Proposal, and (ii) receive and consider updates from Linklaters on the material terms of the Merger Agreement and the Ancillary Documents, including in particular (a) the 10% threshold for the Dissenters’ Rights Condition, (b) the updated scope of no “Material Adverse Effect” as a closing condition, (c) the 20% threshold for an Acquisition Proposal, and (d) the Company not being liable for termination fee if it fails to meet the minimum cash requirement.

On the same day, subsequent to the meeting, Duff & Phelps delivered its written fairness opinion, dated July 28, 2023, to the Special Committee. The full text of Duff & Phelps’ written opinion is attached as Annex B to this Proxy Statement. For additional information regarding the financial analyses performed by and the opinion rendered by Duff & Phelps, please refer to “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 39.

On the same day, following receipt of Duff & Phelps’ written fairness opinion, the Special Committee unanimously resolved to, among other things, recommend the Proposed Transaction to the Company Board.

Also on July 28, 2023, following receipt of and based on the recommendation of the Special Committee, the Company Board, by unanimous written resolutions of the disinterested members, approved the Proposed Transaction and the definitive agreements related thereto.

Later on the same day, the Company, Parent, and Merger Sub entered into the Merger Agreement, and the applicable parties entered into the Ancillary Documents.

Later on the same day, the Company furnished a Form 6-K to the SEC announcing the entry into the Merger Agreement.

Reasons for the Merger and Recommendation of the Special Committee and the Company Board

At a meeting on July 28, 2023, the Special Committee, in consultation with Linklaters and Duff & Phelps, and after considering and weighing various factors, and evaluating the proposed terms of the Merger and the related transactions, unanimously determined that the Merger Agreement, the Plan of Merger, and the Merger are fair to and in the best interests of the Company and the Unaffiliated Security Holders, and unanimously recommended that the Company Board (i) authorize and approve the execution, delivery and performance of the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party and the consummation of the Transactions, including the Merger, and (ii) direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (including the Merger) be submitted to a vote at the Extraordinary General Meeting with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions (including the Merger).

At a meeting later on the same day, the Company Board, acting on the unanimous recommendation of the Special Committee, by way of unanimous resolutions, (i) determined that it is fair (both substantially and procedurally) to and in the best interests of the Company and its Unaffiliated Security Holders, and declares it advisable for the Company, to enter into the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party and the consummation of the Transactions, including the Merger, by the Company and such subsidiaries (as applicable); and (iii) directed that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (including the Merger) be submitted to a vote at an extraordinary general meeting of the Company with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions (including the Merger).

In reaching their determination, the Special Committee and the Company Board considered the factors and potential benefits of the Merger discussed below, each of which the Special Committee and the Company Board believe supported their decision to approve the Merger Agreement and their determination that the Merger is fair to the Unaffiliated Security Holders. These factors and potential benefits are not listed in any relative order of importance.

Premium Over Market Price of the ADSs.    The Per ADS Merger Consideration of $0.56 represents (i) a premium of approximately 60.0% to the closing trading price of the ADSs on July 26, 2023, (ii) a premium of approximately 178% to the closing trading price of the ADSs on May 25, 2023, one day prior to the Company’s receipt of the Proposal, (iii) a premium of 115% and 56% to the volume-weighted average price during the last 30, 60 and 90 trading days prior to the Company’s receipt of the Proposal, respectively. The closing price of the ADSs had been as low as $0.16 per ADS during the 52-week period prior to the receipt of the Proposal and, with the exception of certain isolated intra-day and closing trades, had traded well below the Per ADS Merger Consideration during substantially all of that 52-week period.

All-Cash Merger Consideration.    The fact that the Merger consideration will be all cash, which will provide immediate liquidity to the Unaffiliated Security Holders and allow them to avoid post-Merger risks and uncertainties relating to the prospects of the Company.

Opinion of Financial Advisor.    The Special Committee considered the financial analysis conducted and discussed with the Special Committee by representatives of Duff & Phelps, as well as the oral and written opinion of Duff & Phelps rendered to the Special Committee on July 28, 2023, that as of that date, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received by the holders of Ordinary Shares and ADSs (other than the holders of Excluded Shares, the Dissenting Shares and ADSs representing Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 39 for additional information).

Shareholder Approval Requirement.    The Merger must be authorized and approved by a special resolution of the Company passed by the Shareholder Requisite Vote at the Extraordinary General Meeting.

Potential Adverse U.S. Regulatory Changes.    The possibility that China-based U.S.-listed public companies such as the Company could be subject to burdensome restrictions, by reason of the Holding Foreign Companies Accountable Act enacted on December 18, 2020, which purport to address perceived risks to investors in U.S. financial markets from the PRC government’s purported failure to allow audit firms, such as the Company’s independent auditor, that audit U.S.-listed companies based in China to be adequately examined by the U.S. Public Company Accounting Oversight Board pursuant to U.S. securities law.

Tightening Regulatory Environment in the PRC.    The deterioration of macroeconomic and general market conditions, and tightening of regulatory policies across industries in the PRC, in particular in the industry that the Company operates in, which is expected to have a meaningful impact on business demand and the general market environment.

Geopolitical Uncertainty.    Rising political tensions between China and the U.S. and the uncertainty of future trade policies, treaties, government regulations, tariffs and other matters.

Uncertainty in Business Development.    The Company disposed of its K-12 after-school tutoring services for academic subjects included in China’s compulsory education system including all associated assets and liabilities in 2022. It remains uncertain regarding the Company’s ability to expand its existing non-K12 services into or develop new services in additional areas of online education related services industry.

Elimination of Unaffiliated Security Holder Exposure to Future Performance Risks of the Company.    The Merger would shift the risk of the future financial performance of the Company from the Unaffiliated Security Holders, who do not have the power to control decisions made regarding the Company’s business, entirely to the Buyer, who would have the power to control the Company’s business.

No Third-Party Offers.    There has been no offer, other than the Proposal, within the past two years of which the Company, the Special Committee, or the Company Board is aware for a going-private or other similar transaction with respect to the Company.

Unanimous Recommendation of the Special Committee.    The Company Board considered that the Special Committee, after evaluating the Proposed Transaction, unanimously determined that the Merger Agreement, the Plan of Merger, and the Merger are fair to, advisable, and in the best interests of the Company and Unaffiliated Security Holders and recommended that the Company Board authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger.

Right to Terminate for Superior Proposal or Intervening Event.    The Company, with the approval of the Special Committee and the Company Board, will have the right to terminate the Merger Agreement and/or change the Company Board’s recommendation that the Company’s shareholders approve the Merger at the Extraordinary General Meeting, in the event the Company receives a Superior Proposal or there is an Intervening Event.

Dissenters’ Rights.    Shareholders who follow the statutory procedures for exercising dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act will be entitled to seek an appraisal of the value of their Ordinary Shares by a Cayman Islands court.

Cash Financing.    The Company management’s belief that the Available Company Cash Amount (as defined in the Merger Agreement) at the closing of the Merger would equal to or exceed the required minimum amount set forth in the Merger Agreement.

Limited Guarantee.    The fact that Founder Shareholder in the capacity of the Buyer will personally guarantee the Parent Termination Fee.

Financing Commitments.    The fact that the Buyer has delivered an equity commitment letter committing sufficient equity financing to complete the Merger.

Likelihood of Closing.    The likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion.

Specific Performance.    The Company’s ability, as set out in the Merger Agreement and the Ancillary Documents (as applicable), to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements.

Compliance Costs.    The costs of regulatory compliance for public companies, including accounting, legal and other expenses incurred in connection with the public reporting requirements under the U.S. federal securities laws, including the Exchange Act, of approximately $800,000 per year on a recurring basis, and the significant amount of time that the Company’s management must devote to SEC reporting and compliance;

Disclosure Risks.    The recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company, and which potentially may help its actual or potential competitors, customers, clients or suppliers compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

In the course of reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, the Special Committee considered the opinion and related financial analyses presented by Duff & Phelps, among other factors. These analyses included a financial analysis, as well as the trading history of the ADSs, as indications of the going concern value of the Company, and concluded that the Per ADS Merger Consideration represented a significant premium over the going concern value indicated by such analyses and trading history. The material analyses as presented to the Special Committee by Duff & Phelps on July 28, 2023 are summarized below under the caption “Opinion of the Special Committee’s Financial Advisor” beginning on page 39. The Special Committee expressly approved of these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

The Special Committee and the Company Board did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because they believed that net book value is not a material indicator of the Company’s value as a going concern, but rather is indicative of historical costs (and does not, for example, take into account the future prospects of the Company, market trends and conditions, or business risks inherent in a competitive market) and therefore, in their view, is not a relevant measure in the determination as to the fairness of the Merger.

In their consideration of the fairness of the proposed Merger, the Special Committee did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Unaffiliated Security Holders, due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the Special Committee did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger.

The foregoing discussion of the information and factors considered and given weight by the Special Committee in connection with their evaluation of the fairness of the Merger to the Unaffiliated Security Holders is not intended to be exhaustive, but includes all material factors considered. The Special Committee found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered by the Special Committee in reaching its conclusions as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, the Special Committee made the fairness determinations after considering all of the foregoing factors as a whole.

In addition to the foregoing factors and analyses that supported the Special Committee’s conclusion that the Merger is fair to the Unaffiliated Security Holders, the Special Committee also weighed the following negative factors:

No Future Participation in the Prospects of the Company.    Following the consummation of the Merger, the Unaffiliated Security Holders will cease to participate in any future earnings of or benefit from any increases in the value of the Company, if any.

No Separate Vote on the Merger by the Unaffiliated Security Holders.    The fact that the consummation of the Merger is not subject to approval by a separate vote of the Unaffiliated Security Holders.

Potential Tax Liability of Unaffiliated Security Holders.    The potential tax consequences of the Merger to Unaffiliated Security Holders who are U.S. taxpayers or are taxpayers in other jurisdictions, notwithstanding that the Unaffiliated Security Holders will not be able to choose whether or not to participate in the Merger.

Interim Restrictions.    The restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the Merger.

Breakup Fees and Limitation of Parent Liability.    The fact that the Company may be required, under certain circumstances, to pay Parent a termination fee of $150,000 in connection with a termination of the Merger Agreement and the fact that the Company’s right to recover damages from Parent for a breach of the Merger Agreement will be limited, in most circumstances, to payment by Parent of a termination fee of $300,000.

Limit on Dissenting Shares.    The fact that the Buyer will be entitled to not consummate the Merger if the holders of 10% or more of the outstanding Ordinary Shares exercise dissenters’ rights.

After weighing these negative factors and giving them due consideration, the Special Committee concluded that none of these factors, alone or in the aggregate, is significant enough to outweigh the factors and analyses that it considered to support its belief that the Merger is fair to the Unaffiliated Security Holders.

In addition, the Special Committee and the Company Board believe that sufficient procedural safeguards are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee to represent effectively the interests of such Unaffiliated Security Holders. Such procedural safeguards include the following, which are not listed in any relative order of importance:

•        both of the members of the Special Committee during the entire process were and are disinterested and independent directors free from any affiliation with the Buyer; neither of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries; and neither of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders, other than the members’ receipt of compensation in the ordinary course as members of the Company Board, their non-contingent compensation as members of the Special Committee, and their indemnification rights under the Merger Agreement;

•        the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, and that no limitations were placed on the Special Committee’s authority;

•        in considering the Proposed Transaction, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the Buyer and its advisors on behalf of the Unaffiliated Security Holders;

•        the Special Committee was assisted by its financial and legal advisors in the negotiation with the Buyer and the evaluation of the Merger;

•        the Special Committee was delegated by the Company Board the full and exclusive authority to evaluate the terms of the Proposed Transaction, to negotiate the terms of the Merger Agreement and the Merger, to consider alternative transactions, to determine whether to reject the Proposed Transaction, and to determine whether the Merger would be fair to, and in the best interests of, the Unaffiliated Security Holders and whether to recommend to the Company Board that it approve the Company’s entering into definitive agreements based on the Proposed Transaction;

•        the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer and its advisors, on the other hand;

•        the Special Committee held meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Merger;

•        the Special Committee has the right pursuant to the Merger Agreement to evaluate on behalf of the Company unsolicited alternative acquisition proposals from third parties that might arise between the date of the Merger Agreement and the Effective Time, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement subject to the payment to Parent of a termination fee, and to recommend that the Company Board accept an alternative acquisition proposal, consistent with the Company Board’s fiduciary obligations; and

•        the Special Committee had no obligation to recommend the authorization and approval of the Merger or any other transaction.

In the course of determining whether such procedural safeguards were sufficient to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders, the Special Committee considered the negative factor that the consummation of the Merger is not subject to approval by a separate vote of the Unaffiliated Security Holders and determined that such negative factor is outweighed by, in addition to the various factors listed above tending to support the Special Committee’s approval of the Merger, (i) the fact that the Cayman Islands Companies Act does not generally require or contemplate the approval of a merger by a majority of the Unaffiliated Security Holders; and (ii) the fact that the voluntary imposition of a requirement for a separate vote by the Unaffiliated Security Holders in connection with a proposed merger is relatively rare for Cayman Islands companies.

In reaching its determination that the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, are fair (both substantially and procedurally) to and in the best interests of the Company and its Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement and recommend the authorization and approval of the Merger Agreement, the Plan of Merger, and Transactions, including the Merger, by the Company’s shareholders, the Company Board, on behalf of the Company, considered the analyses and recommendation of the Special Committee and adopted such recommendations and analyses.

Certain directors and executive officers of the Company have interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Security Holders by virtue of their continuing interests in the Surviving Company after the consummation of the Merger. These interests are described under the caption “Summary Term Sheet — Interests of the Company’s Directors and Executive Officers.”

Position of the Buyer as to the Fairness of the Merger

Under the SEC rules governing going-private transactions, the Buyer is required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders (as such term is defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended).

The Buyer is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any holder of Ordinary Shares or ADSs as to how that holder of Ordinary Shares or ADSs should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger. The Buyer has interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Security Holders by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer” beginning on page 55.

The Buyer believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent advisors. The Buyer did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. The Buyer attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. Furthermore, the Buyer did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer with any analysis or opinion with respect to the fairness of the Merger consideration to the Unaffiliated Security Holders.

Based on its knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analyses and resulting conclusions of, the Special Committee and the Company Board discussed under the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Company Board” beginning on page 28, the Buyer believes that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•        the Per ADS Merger Consideration of $0.56 represents a premium of approximately 115% and approximately 56% to the volume-weighted average price of the ADSs during the last 30 and 90 trading days, respectively, prior to the Company’s receipt of the Proposal;

•        the closing price of the ADSs had been as low as $0.16 per ADS during the 52-week period prior to the receipt of the Proposal;

•        the members of the Special Committee are not officers or employees of the Company, are not affiliated with the Buyer and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Company Board compensation in the ordinary course and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation and/or authorization and approval of the Merger) and their indemnification rights under their respective indemnification agreement entered into with the Company;

•        notwithstanding that the Buyer may not rely upon the opinion provided by Duff & Phelps to the Special Committee on July 28, 2023, the Special Committee received an opinion from Duff & Phelps stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received by the holders of Ordinary Shares and ADSs (other than the holders of Excluded Shares and Dissenting Shares and ADSs representing Excluded Shares) in the Merger were fair, from a financial point of view;

•        the Special Committee and, upon the unanimous recommendation of the Special Committee, the Company Board determined that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Security Holders;

•        the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•        the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the Unaffiliated Security Holders;

•        the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Ordinary Shares and ADSs, without incurring brokerage and other costs typically associated with market sales (other than, in the case of holders of ADSs, the ADS Depositary fee of $0.05 per ADS pursuant to the terms of the Deposit Agreement); and

•        the potential adverse effects on the Company’s business, financial condition and results of operations caused by the economic slowdown in the PRC and globally and challenges in the macroeconomic environment.

The Buyer did not consider the liquidation value of the Company because the Buyer considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer did not consider net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer notes, however, that the Per Share Merger Consideration of $0.0077778 (representing $0.56 divided by seventy-two) is higher than the net book value per Ordinary Share as of December 31, 2022 of $0.0077077 (based on 1,440,382,877 issued and outstanding Ordinary Shares). See “Where You Can Find More Information” beginning on page 99 for a description of how to obtain a copy of the Company’s annual and current reports.

The Buyer did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to the Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the ADSs, the Per ADS Merger Consideration of $0.56 represents a premium to the going concern value of the Company.

The Buyer is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with or into another company, (ii) a sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Ordinary Shares that would enable such person to exercise control of or significant influence over the Company.

The Buyer did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.

The Buyer believes that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•        the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•        in considering the transaction with the Buyer, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer and its advisors on behalf of the Unaffiliated Security Holders;

•        both of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer; in addition, neither of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Company Board compensation in the ordinary course and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation and/or authorization and approval of the Merger) and their indemnification rights under their respective indemnification agreement entered into with the Company;

•        the Special Committee retained and was advised by independent financial and legal advisors in its evaluation of the Merger;

•        the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Proposal and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Company Board for approval unless the Special Committee had recommended such action to the Company Board;

•        the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer and its advisors, on the other hand;

•        the Special Committee was empowered to exercise the full power and authority of the Company Board in connection with the Transactions and related process;

•        since the announcement of the receipt of the Proposal on May 26, 2023 and prior to the execution of the Merger Agreement, no party other than the Buyer had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•        the Special Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger;

•        the Company Board, acting upon the unanimous recommendation of the Special Committee, (i) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and (iii) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the Company with the recommendation of the Company Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•        the Special Committee and the Company Board were each fully informed about the extent to which the interests of certain shareholders of the Company who are participants in the Merger differed from those of the Unaffiliated Security Holders;

•        the Merger was unanimously approved by the Special Committee;

•        the recognition by the Special Committee and the Company Board that it had no obligation to recommend the Transactions;

•        the recognition by the Special Committee and the Company Board that, under the terms of the Merger Agreement, it has the ability to consider a bona fide written proposal or offer with respect to an Acquisition Proposal (as defined in the section entitled “The Merger Agreement and Plan of Merger — No Solicitation; Change in Company Board Recommendation” beginning on page 79) that constitutes a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions;

•        the Buyer did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•        the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval (a) in order to accept an alternative transaction proposed by a third party that is a Superior Proposal or (b) in the event that the Company Board changes its recommendation of the Merger as required by directors’ fiduciary duties in connection with an Intervening Event;

•        the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement;

•        the Merger Agreement requires Parent to pay a reverse termination fee of $300,000, which is twice the amount of the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances;

•        the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Ordinary Shares as determined by a court in the Cayman Islands; and

•        the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Company Board are able to withdraw, modify, qualify or change their recommendation of the Merger.

Cayman Islands law does not require, and the Merger Agreement is not subject to, approval by holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer. As a result of the procedural safeguards described above, the Buyer concluded that the Merger is procedurally fair to the Unaffiliated Security Holders of the Company.

The foregoing is a summary of the information and factors considered and given weight by the Buyer in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer to include all material factors considered by it. The Buyer did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders, notwithstanding the fact that the Unaffiliated Security Holders will not be entitled to vote separately to approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer to any Unaffiliated Security Holder as to how such Unaffiliated Security Holder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2023 through the fiscal year ending December 31, 2030 for the Special Committee and Duff & Phelps in connection with the financial analysis for the Merger. These financial projections, which were based on the Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in their respective financial analyses, and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. GAAP.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenue, operating loss and net loss. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for the Company’s existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections generally do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this Proxy Statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Duff & Phelps, and are not included in this Proxy Statement in order to induce any shareholders to vote in favor of approval of the Merger Agreement or to elect not to seek appraisal for its, his or her Shares.

The following table sets forth the Management Projections prepared by the Company’s management and considered by the Special Committee and Duff & Phelps in connection with their analysis of the Proposed Transaction. For descriptions of business of the Company, please see the Company’s Annual Report. These projections have been considered by the Special Committee in connection with their analysis of the Merger and Duff & Phelps in connection with the delivery of its fairness opinion:

	Management Projections
	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P
	(in RMB millions except percentages)
Net Revenues	37.32	16.46	19.38	21.18	22.38	23.58	24.77	25.91
Cost of Revenue	(14.84)	(5.81)	(6.47)	(6.92)	(7.28)	(7.67)	(8.05)	(8.42)
Gross Profit	22.47	10.65	12.90	14.26	15.11	15.92	16.72	17.49
Margin%	60.2%	64.7%	66.6%	67.3%	67.5%	67.5%	67.5%	67.5%
EBITDA	(38.45)	(11.49)	(7.62)	(6.45)	(6.17)	(5.93)	(5.56)	(5.51)
Margin%	(103.0)%	(69.8)%	(39.3)%	(30.4)%	(27.5)%	(25.1)%	(22.4)%	(21.3)%
EBIT	(40.05)	(13.74)	(9.86)	(7.38)	(6.17)	(5.93)	(5.56)	(5.51)
Margin%	(107.3)%	(83.5)%	(50.9)%	(34.8)%	(27.5)%	(25.1)%	(22.4)%	(21.3)%
Capital Expenditures(1)	6.92	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Net Working Capital	(27.62)	(24.91)	(24.64)	(24.28)	(24.49)	(24.64)	(24.79)	(24.95)

____________

(1)             Capital expenditures include acquisition of property, plant and equipment.

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily:

•        the Company will be able to successfully deliver its product offerings and services while maintaining consistent and high quality services;

•        the demand for products and services relating to the industry will continue in line with management’s expectations;

•        China’s overall economy will remain relatively stable, with no material change in competition adversely affecting the Company;

•        the Company’s effective tax rate is assumed to be in line with management’s expectations;

•        the Renminbi and the overall economy in China will generally remain stable, and that there will be no material adverse change in the competition, the industry, and relevant regulations affecting the Company; and

•        the Chinese economy will continue to recover from the COVID-19 pandemic and there will be no material deterioration of the COVID-19 pandemic globally.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections and forecasts included in this Proxy Statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with U.S. GAAP. See “Summary Financial Information — Selected Historical Financial Information” beginning on page 88.

The financial projections are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 98 and “Item 3. Key Information — 3.D. Risk Factors” included in the Company’s Annual Report, incorporated by reference into this Proxy Statement.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this Proxy Statement should not be regarded as an indication that the Company, the Special Committee (or its financial advisor) or the Company Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made or is making any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

Opinion of the Special Committee’s Financial Advisor

Pursuant to the D&P Engagement Letter, Duff & Phelps was retained to serve as the Special Committee’s independent financial advisor and to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At a meeting of the Special Committee on July 28, 2023, Duff & Phelps rendered its oral opinion (which was confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of July 28, 2023, addressed to the Special Committee) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and the Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Ordinary Shares or ADSs other than in their capacity as holders of Ordinary Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated July 28, 2023, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The holders of Ordinary Shares and ADSs are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares, Dissenting Shares and the Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) and does not constitute, a recommendation to any holder of Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger, that any specific amount of consideration constituted the only appropriate consideration for the Merger, or that the Per Share Merger Consideration or the Per ADS Merger Consideration was the best price possibly attainable under any circumstances.

In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•        reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (the “SEC”) for the years ended December 31, 2020 through December 31, 2022;

•        reviewed certain unaudited and segment financial information for the Company for the years ended December 31, 2020 through December 31, 2022 and the five months ended May 31, 2021, May 31, 2022 and May 31, 2023, provided to Duff & Phelps by the management of the Company and which the management of the Company identified as being the most current financial statements available;

•        reviewed the Management Projections, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis;

•        reviewed other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

•        received and reviewed a letter dated July 26, 2023 from the Finance VP of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

•        reviewed a draft of the Merger Agreement dated as of July 26, 2023;

•        reviewed a draft of the Support Agreement by and among Parent, Merger Sub, the Company and the respective parties listed in the column titled “Beneficial Owner” in Schedule A attached thereto dated as of July 25, 2023 (the Merger Agreement and Support Agreement as referenced above, collectively, the “Transaction Documents”);

•        discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•        discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•        reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•        performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•        conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•        relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•        relied upon the fact that the Special Committee, the Company Board and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•        assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

•        assumed that information supplied and representations made by the management of the Company regarding the Company and the Merger are accurate in all material respects and do not omit to state a material fact in respect of the Company and the Merger necessary to make the information provided and the representations made not misleading in light of the circumstances under which the information was supplied and the representations were made;

•        assumed that the representations and warranties made in the Transaction Documents and the Management Representation Letter are accurate in all material respects;

•        assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•        assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•        assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

•        assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

Duff & Phelps prepared its opinion effective as of July 28, 2023. Its opinion was necessarily based upon market, economic, financial, and other conditions as they existed and can be evaluated as of July 28, 2023, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after July 28, 2023. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on the Company or the Merger.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Ordinary Shares or ADSs (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized opinion review committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration or Per ADS Merger Consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except that a copy of its opinion may be included in the filings with the SEC in relation to the Merger. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Company Board or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Per Share Merger Consideration or Per ADS Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration or Per ADS Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the D&P Engagement Letter. Duff & Phelps’ opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the D&P Engagement Letter.

Summary of Financial Analysis

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of Duff & Phelps’ opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the projected future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2023 through December 31, 2030, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows using a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps used and relied upon the Management Projections, which are described in this Proxy Statement in the section entitled “Special Factors — Certain Financial Projections” beginning on page 37. The costs associated with the Company being a publicly-listed company, as provided by the management of the Company, were excluded from the Management Projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2030 (the “Terminal Value”) using a perpetuity growth formula assuming a 4.5% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 18.0% to 22.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB 1.60 million to RMB 5.60 million and a range on implied values of the Company’s ADSs of $0.49 to $0.52.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies used for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions used for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and the selected merger and acquisition transactions analyses are subject to certain limitations.

Selected Public Companies Analysis.    Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the interactive media and services industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The eight companies included in the selected public company analysis in the interactive media and services industry were:

•        TAL Education Group

•        Gaotu Techedu Inc.

•        Youdao, Inc.

•        Sunlands Technology Group

•        51Talk Online Education Group

•        Tarena International, Inc.

•        Coursera, Inc.

•        Udemy, Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2023, 2024 and 2025 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the calendar year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

Due to the limited comparability of the selected public companies’ financial metrics relative to the Company, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the discounted cash flow analysis in the context of the Company’s relative size, growth in revenue and profits, profit margins, capital spending and other characteristics that it deemed relevant.

	Revenue Growth					EBITDA Growth					EBITDA Margin
Company	2-YR CAGR	LTM	2023	2024	2025	2-YR CAGR	LTM	2023	2024	2025	2-YR AVG	LTM	2023	2024	2025
TAL Education Group	(52.4)%	(76.8)%	25.1%	16.2%	14.3%	NM	NM	NM	NM	NM	(1.5)%	(4.9)%	(6.7)%	(5.5)%	(3.1)%
Gaotu Techedu Inc.	(40.8)%	(53.6)%	20.6%	23.2%	14.9%	NM	NM	NM	63.7%	38.5%	(22.5)%	0.9%	6.5%	8.6%	10.4%
Youdao, Inc.	40.9%	16.6%	19.8%	20.9%	19.7%	NM	NM	NM	NM	NM	(18.0)%	(16.1)%	(5.3)%	1.9%	4.8%
Sunlands Technology Group	2.7%	(6.2)%	NA	NA	NA	NM	67.0%	NA	NA	NA	17.3%	29.5%	NA	NA	NA
51Talk Online Education Group	NA	NM	NA	NA	NA	NM	NM	NA	NA	NA	NM	(81.4)%	NA	NA	NA
Tarena International, Inc.	14.0%	(10.0)%	NA	NA	NA	NM	NM	NA	NA	NA	(1.3)%	4.5%	NA	NA	NA
Coursera, Inc.	33.6%	23.2%	15.9%	15.8%	22.1%	NM	NM	NM	NM	NM	(29.1)%	(27.5)%	(4.9)%	0.9%	3.8%
Udemy, Inc.	21.0%	20.2%	14.2%	21.5%	16.3%	NM	NM	NM	NM	NM	(16.4)%	(21.6)%	(2.1)%	2.5%	6.9%
Mean	2.7%	(12.4)%	19.1%	19.5%	17.5%	NA	67.0%	NA	63.7%	38.5%	(10.2)%	(14.6)%	(2.5)%	1.7%	4.6%
Median	14.0%	(6.2)%	19.8%	20.9%	16.3%	NA	67.0%	NA	63.7%	38.5%	(16.4)%	(10.5)%	(4.9)%	1.9%	4.8%
The Company	(32.8)%	(71.2)%	(61.7)%	(55.9)%	17.7%	NM	NM	NM	NM	NM	(82.4)%	(100.6)%	(81.6)%	(20.0)%	4.0%
Enterprise Value as a Multiple of
Company	LTM EBITDA	2023 EBITDA	2024 EBITDA	2025 EBITDA	LTM Revenue	2023 Revenue	2024 Revenue	2025 Revenue
TAL Education Group	NM	NM	NM	NM	0.57x	0.45x	0.39x	0.34x
Gaotu Techedu Inc.	NM	20.3x	12.4x	9.0x	1.60x	1.32x	1.07x	0.93x
Youdao, Inc.	NM	NM	38.2x	12.4x	1.04x	0.86x	0.71x	0.59x
Sunlands Technology Group	NM	NA	NA	NA	NM	NA	NA	NA
51Talk Online Education Group	NM	NA	NA	NA	1.82x	NA	NA	NA
Tarena International, Inc.	NM	NA	NA	NA	NM	NA	NA	NA
Coursera, Inc.	NM	NM	NM	NM	2.46x	2.24x	1.93x	1.58x
Udemy, Inc.	NM	NM	NM	19.7x	2.12x	1.92x	1.58x	1.36x
Mean	NA	20.3x	25.3x	13.7x	1.60x	1.36x	1.14x	0.96x
Median	NA	20.3x	25.3x	12.4x	1.71x	1.32x	1.07x	0.93x

____________

Notes:

The Company’s EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents) - (Net Non-Operating Assets)

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: Capital IQ, Bloomberg, company Filings, annual and interim Reports.

Selected M&A Transactions Analysis.    Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the table below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger, and the availability of public information related to the transaction. The selected online education services transactions indicated enterprise value to LTM revenue multiples ranging from 0.33x to 14.63x with a median of 6.03x and enterprise value to LTM EBITDA multiples ranging from 3.3x to 97.5x with a median of 20.1x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although it reviewed the selected M&A transactions analysis, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Selected M&A Transaction Analysis
(US$ in millions)
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV/ Revenue	EV/ EBITDA
10/13/2022	Proofread Anywhere, Inc.	Onfolio Holdings, Inc.	$5	NA	$1	NA	NA	3.3x
7/26/2021	Great Learning Education Pte Ltd.	Think and Learn Private Limited	$600	$44	NA	NA	13.73x	NA
6/28/2021	Substantially All Assets of edX Inc.	2U, Inc.	$800	$85	NA	NA	9.45x	NA
6/22/2021	Education Perfect Group Limited	KKR & Co. Inc.; KKR Global Impact Fund SCSP	$319	$22	NA	NA	14.63x	NA
4/1/2021	Wey Education plc	Inspired Education Holdings Limited	$87	$11	$1	8.0%	7.81x	97.5x
2/4/2021	Beijing Lianhe Open Education Technology Co., Ltd	Songming Gaoxue Education Development Co., Ltd.	$0	$1	NA	NA	0.33x	NA
11/17/2020	MedCerts, LLC	K12 Inc. (nka:Stride, Inc.)	$81	$19	$4	21.1%	4.24x	20.1x
7/3/2020	WhiteHat Education Technology Pvt ltd	Think and Learn Private Limited	$300	$150	NA	NA	2.00x	NA
12/16/2019	eDreams Edusoft Private Limited	Individual Learning Private Limited	$11	$1	NA	NA	10.79x	NA
3/8/2019	Substantially All of the Assets of Trident University International	American InterContinental University, Inc.	$45	$46	$9	19.6%	0.98x	5.0x
10/9/2018	The Learning House, Inc.	Wiley Education Services	$200	$60	$7	11.7%	3.33x	28.6x
Mean							6.73x	30.9x
Median							6.03x	20.1x

____________

Notes:

LTM = Latest Twelve Months

Source: Capital IQ, Bloomberg, company filings, press releases

Summary of Selected Public Companies /M&A Transactions Analyses

Duff & Phelps noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for the Company based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections entitled “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis” above, respectively.

Summary of Financial Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was within a range of RMB 1.60 million to RMB 5.60 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB 73.28 million to RMB 77.28 million by:

•        adding proceeds from exercise of in-the-money options of RMB 0.001 million;

•        adding cash and cash equivalents of RMB 47.04 million;

•        adding short-term investments of RMB 17.71 million;

•        adding other receivables of RMB 0.08 million;

•        adding property and equipment of RMB 6.71 million; and

•        adding other non-current assets of RMB 0.14 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from $0.49 to $0.52 as of the date of its fairness opinion.

Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and the Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were above the range of the per Ordinary Share value and the per ADS value, respectively, indicated in its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of $500,000, consisting of a nonrefundable retainer of $250,000 payable upon engagement and $250,000 payable upon Duff & Phelps’ delivery of its opinion to the Special Committee.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of the Proposed Transaction or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expense (including the fees and expenses of outside counsel) incurred in connection with the rendering of its opinion, not to exceed $30,000.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company Board are aware of these fee arrangements. Other than this engagement to render its opinion to the Special Committee, during the two years preceding the date of its opinion, Duff & Phelps provided a fairness opinion to the special committee of the Company Board in connection with a related party transaction and received fees, expense reimbursement, and indemnification for such engagement.

Purposes of and Reasons for the Merger

The Buyer

Rule 13e-3 of the SEC under the Exchange Act, which governs going-private transactions by issuers and by affiliates of issuers, requires the Buyer to express its reasons for the Merger to the Unaffiliated Security Holders.

The Buyer is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer, the purpose of the Merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the Ordinary Shares and the ADSs (other than the Excluded Shares and Dissenting Shares) will be cancelled in exchange for $0.0077778 (representing $0.56 divided by seventy-two) per Ordinary Share or $0.56 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), so Parent will bear the rewards and risks of the sole ownership of the Company after the Ordinary Shares and ADSs are cancelled, including any future earnings, general growth of the Company’s business, and increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, with respect to the Buyer, the Merger will allow it to maintain a significant portion of its investment in the Company, as described under the section entitled “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer” beginning on page 55.

The Buyer believes the operating environment has changed in a significant manner since the Company’s initial public offering, and that, as a privately held company, the Company will have greater flexibility to focus on addressing the challenges to the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

The Company faces a number of challenges in the marketplace, including, among others, the following:

•        the online education and value-added services industries have been facing increasing challenges due to evolving regulatory requirements in China;

•        the factors noted under the heading “Risk Factors” in the Company’s Annual Report incorporated by reference hereto; and

•        the recent and expected sustained macroeconomic challenges place substantial pressure on the Company’s revenue growth and other key operating and financial metrics.

These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer believes that these strategies would be most effectively implemented in the context of a private company structure. With the Company as a privately-held entity, its management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and emphasis on short-term period-to-period performance.

Further, as a privately-held entity, the Company will be relieved of many of the expenses, burdens, and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

In particular, the Buyer believes that, as a privately-held company, the Company would no longer be subject to (i) the increased costs of regulatory compliance as an SEC reporting company and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

The Buyer decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately-held company as described above. In the course of considering the going-private transaction, the Buyer did not consider alternative transaction structures because the Buyer believed the Merger was the most direct and effective way to enable the Buyer to acquire ownership and control of the Company.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders and ADS holders to receive $0.0077778 (representing $0.56 divided by seventy-two) per Ordinary Share and $0.56 per ADS (less $0.05 per ADS cancellation fee payable pursuant to the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes, which represents a premium of approximately 115% and approximately 56% over the volume-weighted average price of the Company’s ADSs during the last 30 and 90 trading days, respectively, prior to the Company’s receipt of the Proposal from the Buyer on May 26, 2023. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Company Board described in detail under the caption “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Company Board.”

Effect of the Merger on the Company

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety at the Effective Time by the memorandum and articles of association of Merger Sub as in effect immediately prior to the completion of the Merger, except that (a) all references to the name “Summit Lustre Limited” will be amended to “Zhangmen Education Inc.”, (b) all references to the share capital and registered office of the Surviving Company will be amended to refer to the correct authorized share capital and registered office of the Surviving Company consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Islands Company Law and such memorandum and articles of association, and (c) such memorandum and articles of association will include such indemnification provisions as required in the Merger Agreement.

In addition, the sole director of Merger Sub immediately prior to the completion of the Merger will become the initial director of the Surviving Company, and the officers of the Company immediately prior to the completion of the Merger will become the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the completion of the Merger, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such director’s or officer’s earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Private Ownership

ADSs representing the Ordinary Shares are currently quoted on the OTC Market under the symbol “ZMENY.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer.

Following the completion of the Merger, ADSs will cease to be listed on any securities exchange or quotation system, including the OTC Market, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Class A Shares under the Exchange Act will be terminated. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Class A Shares under the Exchange Act will be terminated, and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program will terminate.

Upon completion of the Merger, each issued and outstanding Ordinary Share and ADS (other than the Excluded Shares and the Dissenting Shares or the ADSs representing the Excluded Shares), will be cancelled in exchange for the right to receive $0.0077778 (representing $0.56 divided by seventy-two) per Ordinary Share or $0.56 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), as applicable, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including Ordinary Shares represented by ADSs) will be cancelled for no consideration or distribution therefor, and (b) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with such holders’ dissenters’ rights under the Cayman Islands Companies Act. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one ordinary share of the Surviving Company. Current shareholders and ADS holders of the Company, other than the Buyer, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. In addition, current shareholders and ADS holders of the Company, other than the Buyer, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Buyer, will not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time, (i) each Vested Company Option will immediately prior to the Effective Time, except as otherwise agreed to between a holder of such Vested Company Options and Parent, by virtue of the Merger and without other action by Parent, the Company, or the holder of such Vested Company Option, be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the excess of (a) the Per Share Merger Consideration over (b) the exercise price of such Vested Company Option, multiplied by the number of Ordinary Shares underlying such Vested Company Option, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any); provided that any Vested Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefore; (ii) each Vested Company Restricted Share Awards will, except as otherwise agreed to between a holder of such Vested Company Restricted Share Award and Parent, by virtue of the Merger and without other action by Parent, the Company, or holder of such Vested Company Restricted Share Awards, be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to Per Share Merger Consideration multiplied by the number of Ordinary Shares underlying such Vested Company Restricted Share Awards, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any); and (iii) each Unvested Company Option and Unvested Company Restricted Share Awards shall be cancelled automatically.

Primary Benefits and Detriments of the Merger

Primary benefits of the Merger to the Unaffiliated Security Holders include:

•        their receipt following the completion of the Merger of $0.0077778 (representing $0.56 divided by seventy-two) per Ordinary Share and $0.56 per ADS (less $0.05 per ADS cancellation fee payable pursuant to the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes, which represents a premium of approximately 115% and approximately 56% over the volume-weighted average price of the Company’s ADSs during the last 30 and 90 trading days, respectively, prior to the Company’s receipt of the Proposal from the Buyer on May 26, 2023; and

•        they will no longer be subject to the risks of the Company’s experiencing decreased revenues and profitability in the future and of volatility in the market prices for the ADSs.

Primary detriments of the Merger to the Unaffiliated Security Holders include:

•        they will no longer have any interest in the Company and as a result will not benefit from any future growth in the revenues, profitability, or overall value of the Company, and will not be entitled to receive any dividends that the Company might pay on its equity shares in the future; and

•        the receipt of cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. A U.S. Holder (as defined below) of ADSs or Ordinary Shares who receives cash in exchange for such U.S. Holder’s ADSs or Ordinary Shares in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such ADSs or Ordinary Shares, and could be subject to increased tax liability on such gain because the Company was likely a PFIC for its 2022 taxable year and anticipates that it will likely be a PFIC for its 2023 taxable year. See “Special Factors — Material U.S. Federal Income Tax Consequences.”

Primary benefits of the Merger to the Company’s directors and executive officers include:

•        with respect to the Buyer only, the benefit to the Buyer of potential enhancement in the value of Parent, which the Buyer beneficially owns, as a result of the Merger and future performance of the Surviving Company;

•        continued indemnification rights which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger. See “The Merger Agreement and Plan of Merger — Directors’ and Officers’ Indemnification” for additional information;

•        the planned continuation of service of the executive officers of the Company in positions following the Merger that are substantially similar to their current positions;

•        the management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•        the compensation at a rate of $10,000 per month for each member of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Company Board’s recommendation of the Merger), with the maximum amount of aggregate compensation to each member of the Special Committee being $60,000.

Primary detriments of the Merger to the Company’s directors and executive officers include:

•        with respect to the Buyer only, the business risks facing the Company will be borne by the Buyer; and

•        following the Merger, the benefits of there being a trading market for the Surviving Company’s equity securities, including the use of the publicly traded equity as currency in acquisitions or to incentivize key employees, will no longer be available.

Primary benefits of the Merger to the Buyer include, without limitation, the following:

•        if the Company successfully executes its business strategies, the value of the Buyer’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company, or any payment of dividends, which will accrue to Parent;

•        the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly-traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•        the management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•        the management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•        the Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•        there will be a reduction of the costs and administrative burden associated with operating the Company as a publicly-traded company, including the costs associated with SEC regulatory filings and U.S. securities law compliance requirements. The Company has estimated that no longer being subject to such filings and compliance requirements will result in a saving of direct costs of approximately $800,000 per year on a recurring basis. The Buyer will be able to enjoy the benefit of such cost savings, while the Unaffiliated Security Holders will not share the benefit of any such cost savings.

Primary detriments of the Merger to the Buyer include, without limitation, the following:

•        all of the risks of any possible decrease in the Company’s revenues, free cash flow, or value following the Merger will be borne by the Buyer;

•        all of the risks associated with any legal or regulatory proceedings against the Company will be borne by the Buyer;

•        all of the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer;

•        an equity investment in the Surviving Company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment, since there will be no trading market for the Surviving Company’s equity securities following the Merger; and

•        all of the benefits of there being a trading market for the Surviving Company’s equity securities, including the use of the publicly traded equity as currency in acquisitions or to incentivize key employees, will no longer be available following the Merger.

Effect of the Merger on the Company’s Net Book Value and Net Income

Parent currently owns 194,878,011 Class B Shares the Company. Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Founder Shareholder may be deemed to beneficially own all of such Class B Shares held of record by Parent. Immediately after the Effective Time, Parent will own 100% of the outstanding Ordinary Shares and will have a corresponding share in the Company’s net book value and net income. The Company’s net income attributable to shareholders for the fiscal year ended December 31, 2022 was approximately $105.1 million and the Company’s net book value as of December 31, 2022 was approximately $11.1 million.

The table below sets out the direct or indirect share in the Company’s net book value and net income for the Buyer prior to and immediately after the Merger, based on the historical net book value and net income of the Company for the fiscal year ended December 31, 2022.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Net Income		Net Book Value		Net Income
Name	$’000	%(1)	$’000	%(1)	$’000%		$’000%
Buyer	1,502	13.5	14,221	13.5	11,102	100	105,108	100

____________

(1)             Ownership interest percentages are based on 1,440,382,877 Ordinary Shares outstanding as of December 31, 2022.

Plans for the Company after the Merger

Following the completion of the Merger, Parent will own 100% of the equity interest in the Company as the Surviving Company. The Buyer anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly-traded company and will instead be a wholly owned subsidiary of Parent.

Following the completion of the Merger and the anticipated deregistration of the Ordinary Shares and ADSs, the Company will no longer be subject to the reporting requirements of the Exchange Act and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses. The Company has estimated that no longer being subject to the reporting requirements of the Exchange Act will result in direct cost savings to the Company of approximately $800,000 per year. The Surviving Company will enjoy such cost savings in the future on a recurring basis.

Except as set forth in this Proxy Statement and transactions already under consideration by the Company, the Buyer does not have any current plans or proposals that relate to or would result in any of the following:

•        an extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries; or

•        the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•        any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

However, the Buyer will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Special Committee was formed on June 5, 2023 in response to the Company Board’s receipt on May 26, 2023 of the Proposal. The Special Committee noted that the Proposal was publicly announced on May 26, 2023 and was therefore known to the market in general, and would continue to be known to the market through and after the execution of the Merger Agreement. As of May 26, 2023, the Company had not received and has not since received from any other third parties any actionable offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets, or the purchase of all of the Ordinary Shares, including Ordinary Shares represented by ADSs, or a sufficient number of Ordinary Shares and ADSs to enable such third party to exercise control of or significant influence over the Company. Taking these considerations into account, the Special Committee decided that there was no viable alternative to the proposed sale of the Company to the Buyer.

The Special Committee also considered the advisability of rejecting the Proposal and allowing the Company to remain as a publicly-traded company. However, based on the considerations set forth in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Company Board,” the Special Committee concluded that remaining as a public company would be less favorable than the Merger as a means to enhance the value of the Unaffiliated Security Holders’ interests in the Company.

Effects on the Company if the Merger is not Completed

The Company is not currently aware of any reason why the Merger will not be completed as contemplated by the Merger Agreement. If the Merger were not completed for any reason, however, holders of Ordinary Shares and ADSs (other than Excluded Shares, the Dissenting Shares and ADSs representing Excluded Shares) would not receive the Per Share Merger Consideration or Per ADS Merger Consideration that is contemplated by the Merger Agreement and the Plan of Merger. Instead, the Company would remain a publicly-traded company and the ADSs would continue to be quoted on the OTC Market. The Unaffiliated Security Holders would therefore continue to be subject to opportunities and risks similar to those to which they are currently subject with respect to their ownership of the Ordinary Shares and ADSs. The effect of these risks and opportunities on the future value of the Unaffiliated Security Holders’ Ordinary Shares and ADSs cannot be predicted with any certainty. There is also a risk that the market price of the ADSs would decline if the Merger were not completed, based on an assumption that the current market price reflects an expectation on the part of investors that the Merger will be completed or speculation on reasons which the Merger was not completed and any negative inference on the Company’s business, prospectus and/or financials therefrom.

If the Merger Agreement is terminated under specified circumstances, the Company may be required to pay Parent a termination fee equal to $150,000, or Parent may be required to pay the Company a termination fee equal to $300,000, in each case as described under the caption “The Merger Agreement and Plan of Merger — Termination Fees” beginning on page 84.

If the Merger were not completed for any reason, the Company Board could be expected from time to time thereafter to evaluate and review the business, operations, dividend policy, and capitalization of the Company and make such changes as it deemed appropriate. If the Merger were not completed for any reason, it is possible that no other comparable transaction acceptable to the Company would be offered, and that the Company’s business, prospects, and results of operations would be adversely affected.

Financing of the Merger

As of the date of this Proxy Statement, the Company and the Buyer estimate the total amount of funds necessary to complete the Transactions, including the Merger, to be approximately $9.45 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer did not consider the value of the Excluded Shares. This amount includes the cash to be paid in connection with the Transactions, including the Merger, to the Unaffiliated Security Holders and holders of Vested Company Options and Vested Company Restricted Share Awards and related costs and expenses.

The Buyer expects to fund the Transactions, including the Merger, through a combination of (i) cash contribution contemplated by the Equity Commitment Letter among Parent and the Founder Shareholder, and (ii) the available cash of the Company.

Under the terms and subject to the conditions of the Equity Commitment Letter, the Founder Shareholder will provide equity financing in an aggregate amount of $7 million to Parent to complete the Merger.

Equity Financing

Pursuant to the Equity Commitment Letter, the Founder Shareholder has committed, subject to the terms and conditions therein, at or prior to the Effective Time to contribute an aggregate cash amount of $7 million. Such funds will be used by Parent to (i) fund a portion of the Merger consideration required to be paid pursuant to the Merger Agreement, (ii) pay a portion of fees and expenses in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

The funding of the Founder Shareholder’s equity commitment under its Equity Commitment Letter is conditioned upon (i) the execution and delivery of the Merger Agreement by the Company, Parent, and Merger Sub, (ii) the satisfaction or waiver (to the extent permitted) of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Effective Time but subject to the prior or substantially concurrent satisfaction of such conditions) and (iii) the substantially simultaneous consummation of the Merger.

The obligation of the Founder Shareholder to fund the equity commitment under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the Effective Time (at which time all such obligations will be discharged, but subject to the performance of such obligations), (ii) the termination of the Merger Agreement in accordance with its terms (unless the Company has previously made a claim seeking specific performance against the Founder Shareholder to enforce his obligations to fund in accordance with the Equity Commitment Letter, in which case the Equity Commitment Letter will terminate upon the final, non-appealable resolution of such action and satisfaction by the Founder Shareholder of any obligations finally determined or agreed to be owed by the Founder Shareholder); provided that if the Parent Termination Fee is payable such Parent Termination Fee must be received by the Company in full for the Equity Commitment Letter to terminate, and (iii) the Company receiving the Parent Termination Fee pursuant to the Merger Agreement or receiving such payment from the Founder Shareholder under the Limited Guarantee in respect of such obligations.

The Company is an express third-party beneficiary of each of the Equity Commitment Letter to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitments.

Available Cash Financing

Pursuant to the Merger Agreement, at the closing of the Merger, the cash of the Company in a U.S. dollar denominated bank account of the Company, net of issued but uncleared checks and drafts, available free of any Liens, shall equal to or exceed $2,450,000 (“Minimum Available Cash Amount”). In connection with the closing of the Merger, upon request of Parent at least five business days prior to the proposed closing date, the Company will deposit an amount which at least equal to the Minimum Available Cash Amount with the paying agent.

Cancellation of Founder Shares

Concurrently with the execution and delivery of the Merger Agreement, the Founder Shareholder entered into the Support Agreement with Parent, Merger Sub, the Company and the Family Trust. Pursuant to the Support Agreement, among other things, the Founder Shares will, prior to the Merger, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration.

The Support Agreement will terminate immediately upon the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, and (iii) the written agreement of the Founder Parties. See “Special Factors — Support Agreement” beginning on page 54.

Limited Guarantee

Concurrently with the execution and delivery of the Merger Agreement, the Founder Shareholder executed and delivered the Limited Guarantee, pursuant to which the Founder Shareholder has guaranteed in favor of the Company 100% of the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee and certain costs and expenses in connection with the collection of the Parent Termination Fee that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. The Limited Guarantee will terminate on the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in circumstances where the Parent Termination Fee is not payable, and (iii) 90 days after any termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent and Merger Sub would be obligated to make a payment of the Parent Termination Fee, except that, as to a claim for payment of any guaranteed obligation under the Limited Guarantee presented in writing by the Company on or prior to such 90-day period, the Limited Guarantee will terminate upon the final, non-appealable resolution of such claim and satisfaction by the Founder Shareholder of any obligations finally determined or agreed to be owed by the Founder Shareholder.

A copy of the Limited Guarantee is attached as Annex E to this Proxy Statement and is incorporated herein by reference.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, Parent, the Merger Sub, the Company, the Founder Shareholder and the Family Trust entered into the Support Agreement, pursuant to which the Founder Parties have agreed, among other things:

•        each of the Founder Parties will vote, or cause to be voted, all of the Ordinary Shares (including Ordinary Shares represented by ADSs) owned directly or indirectly by it or him in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger; and

•        the Founder Shares will, in connection with and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration.

A copy of the Support Agreement is attached as Annex F to this Proxy Statement and is incorporated herein by reference.

As of the date of this Proxy Statement, the Buyer owns 194,878,011 Class B Shares, representing approximately 13.5% of the issued and outstanding Ordinary Shares, including Ordinary Shares represented by ADSs.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties and to seek an injunction, specific performance or other equitable relief to enforce the other parties’ obligations to consummate the Merger, subject to the terms and conditions of the Merger Agreement, in addition to any other remedy by law or equity.

In addition, the Company is entitled to concurrently seek (i) specific performance or equitable relief subject in all respects of the terms and conditions in the Merger Agreement and (ii) payment of the Parent Termination Fee. Under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance to cause the Financing (as defined in the Merger Agreement) to be funded at the closing of the Merger or other equitable relief and (ii) payment of the Parent Termination Fee. Parent or Merger Sub may concurrently seek (i) specific performance or other equitable relief, subject to terms and conditions in the Merger Agreement and (ii) payment of the Company Termination Fee. Under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both (i) a grant of specific performance or other equitable relief that results in a closing of the Merger, and (ii) payment of the Company Termination Fee.

Interests of Certain Persons in the Merger

The Buyer and the Company’s directors and executive officers have interests in the Merger and related transactions that are different from the interests of the Unaffiliated Security Holders. The Special Committee and the Company Board were aware of such interests and considered them in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger.

Interests of the Buyer

As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. Because of Parent’s equity interest in the Surviving Company, the Buyer will directly or indirectly enjoy the benefit of any future earnings and growth of the Company after the Merger, which could, if the Company is successfully managed, exceed the value of their original investments in the Company. Parent will also bear the risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that any dividends paid by the Surviving Company will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Buyer, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer, such as through dividends or other distributions.

Interests of the Company’s Directors and Executive Officers

In considering the recommendation of the Special Committee and the Company Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

•        the beneficial ownership of equity interests in Parent by the Founder Shareholder as a result of the Merger (if approved and consummated);

•        the potential enhancement or decline of the share value of the Surviving Company, of which the Founder Shareholder will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•        the compensation at a rate of $10,000 per month for each member of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Company Board’s recommendation of the Merger), with the maximum amount of aggregate compensation to each member of the Special Committee being $60,000; and

•        the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Company Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

Treatment of Company Equity Awards

As of the date of this Proxy Statement, the directors and executive officers of the Company (including the Buyer) held an aggregate of 194,878,011 Ordinary Shares, no Company Options, and no Ordinary Shares subject to Company Restricted Share Awards.

Each Vested Company Option, except as otherwise agreed to between a holder of such Vested Company Options and Parent, by virtue of the Merger and without other action by Parent, the Company, or the holder of such Vested Company Option, will be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the excess of (A) Per Share Merger Consideration over (B) the exercise price of such Vested Company Option, multiplied by the number of Ordinary Shares underlying such Vested Company Option, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any); provided that any Vested Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefore. Each Unvested Company Option immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Option.

Each Vested Company Restricted Share Awards, except as otherwise agreed to between a holder of such Vested Company Restricted Share Award and Parent, by virtue of the Merger and without other action by Parent, the Company, or holder of such Vested Company Restricted Share Awards, will be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to Per Share Merger Consideration multiplied by the number of Ordinary Shares underlying such Vested Company Restricted Share Awards, less applicable taxes required to be withheld pursuant to the Merger Agreement (if any). Each Unvested Company Restricted Share Awards immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Restricted Share Awards.

Under the Support Agreement, the Founder Shareholder and Parent have agreed that the Founder Shares will be cancelled for no consideration at the completion of the Merger.

The table below sets forth the numbers of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs), Company Restricted Share Awards, and Company Options beneficially held as of the date of this Proxy Statement by the directors and executive officers of the Company; the amounts of cash that such directors and executive officers will receive pursuant to the Merger Agreement.

	Shares		Company Restricted Share Awards		Company Option Awards			Total Cash Payment at Effective Time (US$)	Ownership of Parent Shares at Effective Time
Name	Ordinary Shares beneficially owned	Cash Payment (US$)	Underlying Ordinary Shares	Cash Payment (US$)	Underlying Ordinary Shares	Exercise Price (US$)	Cash Payment (US$)
Yi Zhang	194,878,011	—	—	—	—	—	—	—	100%
Jicai Qi	—	—	—	—	—	—	—	—	—
Adam J. Zhao	—	—	—	—	—	—	—	—	—

Indemnification

The memorandum and articles of association of the Surviving Company are required to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of former or present directors and officers than those set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions may not be amended, repealed, or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law.

The Special Committee

On June 9, 2023, the Company Board established the Special Committee to consider the Proposal from the Buyer and to take any actions it deems appropriate to assess the fairness and viability of the Proposal. The Special Committee is composed of two independent directors, Mr. Jicai Qi (serving as chairman of the Special Committee) and Mr. Adam J. Zhao. Both Mr. Qi and Mr. Zhao are free from any affiliation with the Buyer and neither Mr. Qi nor Mr. Zhao has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) their receipt as members of the Company Board and board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with the Special Committee’s evaluation of the Proposal and evaluation and negotiation of the terms and conditions of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger (which is not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation of the Merger), and (iii) their rights as members of the Company Board, including as members of the Special Committee, to the directors’ indemnification rights under the Merger Agreement. The Company Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company is compensating Mr. Qi, as Chairman of the Special Committee, and Mr. Zhao, as a member of the Special Committee, monthly amounts of $10,000 each, with the maximum amount of aggregate compensation for each being $60,000, in exchange for their service in such capacities, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Company Board’s recommendation of the Merger.

Positions with the Surviving Company

After completion of the Merger, it is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K. For a description of related party transactions for the years ended December 31, 2021 and 2022, see “Item 7. Major Shareholders and Related Party Transactions — 7.B. Related Party Transactions” included in the 2022 Form 20-F, which is incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 99 for a description of how to obtain a copy of the 2022 Form 20-F.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer in connection with the Transactions, including the Merger, are estimated at the date of this Proxy Statement and set forth in the table below. Such fees are subject to change pending completion of the Merger.

Description	Amount
Legal fees and expenses	$
Financial advisory fees and expenses	$
Depositary (including printing and mailing)	$
Special committee fees	$
Filing fees	$
Miscellaneous fees and expenses	$
Total	$

These fees and expenses will not reduce the amount of the aggregate Merger consideration that will be received by the Unaffiliated Security Holders. The party incurring any costs and expenses in connection with the Transactions, including the Merger, will pay those costs and expenses. The Company will pay all costs and expenses incurred by itself or the Special Committee in connection with the Transactions, including the Merger, including legal fees and expenses, financial advisory fees and expenses, and any miscellaneous fees and expenses. The Company will also pay the fees to be paid to the Special Committee in connection with the Merger.

Voting by the Founder Parties at the Extraordinary General Meeting

Pursuant to the Support Agreement, each of the Founder Parties has agreed to vote:

•        for the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger;

•        against any acquisition proposal or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement or in competition or inconsistent with the Transactions, including the Merger;

•        against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, or adversely affect any of the Transactions, including the Merger, or the Support Agreement or the performance by any of the Founder Parties of his, her, or its obligations under the Support Agreement;

•        against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation, or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Founder Party contained in the Support Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger;

•        in favor of any other matter necessary to effect the Transactions, including the Merger; and

•        in favor of any adjournment or postponement of any annual or extraordinary general meeting of the Company, however called, at which any of the matters described in the preceding paragraphs is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

The obligations of the Founder Parties under the Support Agreement will terminate immediately upon the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, and (iii) the written agreement of the Founder Parties.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement, the Plan of Merger, or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for as a business combination in accordance with Accounting Standards Codification 805 “Business Combinations” initially at the fair value of the Company as of the Effective Time.

Regulatory Matters

The Company and the Buyer do not believe that any material regulatory approvals, filings, or notices are required in connection with effecting the Merger other than approvals, filings, and notices required under the U.S. federal securities laws; the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies of the Cayman Islands; and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as of the time of the filing of the Plan of Merger and a notice of the Merger being published in the Cayman Islands Government Gazette.

Dissenters’ Rights

Registered holders of Ordinary Shares who validly exercise and have not effectively withdrawn or lost their dissenters’ rights will have the right to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to this Proxy Statement. The fair value of each of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they did not exercise dissenters’ rights with respect to their Ordinary Shares. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose the ability to obtain Dissenters’ Rights (as described under the section entitled “Requirements for Exercising Dissenters’ Rights” on page 86).

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the disposition of our ADSs or Ordinary Shares by you for cash pursuant to the Merger, if you are a U.S. Holder (as defined below) that holds our ADSs or Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect, and there can be no assurance that the Internal Revenue Service (the “IRS”) or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift or other non-income tax considerations, alternative minimum tax, the Medicare tax on certain net investment income, or any state, local or non-U.S. tax considerations, relating to the disposition of our ADSs or Ordinary Shares for cash pursuant to the Merger. The following summary does not address all aspects of U.S. federal income taxation that may be important to you in light of your individual circumstances or if you are in a special tax situation, such as:

•        a bank or financial institution;

•        an insurance company;

•        a pension plan;

•        a Dissenting Shareholder;

•        a cooperative;

•        a regulated investment company;

•        a real estate investment trust;

•        a dealer in securities;

•        a trader that elects to use a mark-to-market method of tax accounting;

•        one of certain former U.S. citizens or long-term residents;

•        a tax-exempt entity (including a private foundation);

•        a person who acquired ADSs or Ordinary Shares pursuant to any employee share option or otherwise as compensation;

•        a person that will hold your ADSs or Ordinary Shares as part of a straddle, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•        a person that has a functional currency other than the U.S. dollar;

•        a person that actually or constructively owns ADSs or Ordinary Shares representing 10% or more of our stock (by vote or value);

•        a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, or a person holding ADSs or Ordinary Shares through such an entity; or

•        a person holding ADSs or Ordinary Shares in connection with a trade or business conducted outside the United States or in connection with a permanent establishment or other fixed place of business outside the United States,

•        in any of which cases you may be subject to tax rules that differ significantly from those discussed below.

You are urged to consult your tax advisor regarding the application of U.S. federal taxation to your particular circumstances, and the state, local, non-U.S. and other tax considerations of the disposition of our ADSs or Ordinary Shares for cash pursuant to the Merger.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Ordinary Shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust the income of which is subject to U.S. federal income taxation regardless of its source, or a trust which is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding our ADSs or Ordinary Shares or a partner therein, you are urged to consult your tax advisor regarding the specific tax consequences of the Merger.

Consequences of the Merger to U.S. Holders

The receipt of cash by you as a U.S. Holder of Ordinary Shares or ADSs pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash that you receive in the Merger and your adjusted tax basis in the Ordinary Shares or ADSs. Subject to the PFIC rules discussed further below, generally gain or loss on the disposition of shares of a non-U.S. corporation will be capital gain or loss if the shares were held for more than one year, and long term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates, However, as discussed below under “— Passive Foreign Investment Company Considerations,” the Company believes that it was likely a PFIC for U.S. federal income tax purposes for its 2022 taxable year and will likely be a PFIC for its 2023 taxable year, and accordingly it is expected that any gain on the receipt of cash by you pursuant to the Merger will not be treated as capital gain and the preferential rate will not be available. The deductibility of capital losses is subject to limitations under the Code.

If you acquired different blocks of Ordinary Shares or ADSs at different times or different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of such Ordinary Shares or ADSs.

As described below under “Material PRC Tax Consequences,” there is a risk that gain from the disposition of the ADSs or Ordinary Shares pursuant to the Merger may be subject to PRC tax. As a U.S. Holder, you are entitled to use foreign tax credits to offset only the portion of your U.S. federal income tax liability attributable to foreign-source income. Because under the Code, any gain or loss recognized by U.S. Holders will generally be treated as U.S.-source gain or loss, this limitation may preclude you from claiming a credit for all or a portion of PRC taxes imposed on the gain. However, if you are eligible for the benefits of the income tax treaty between the United States and the PRC (the “Treaty”), you may elect to treat the gain as PRC source income for foreign tax credit limitation purposes. Under recent Treasury regulations, a U.S. Holder that does not elect to apply the benefits of the Treaty is generally precluded from claiming foreign tax credits with respect to PRC income taxes on disposition gains, in which case it is possible that such PRC taxes may reduce the amount realized on disposition or be deductible. However, a recent IRS Notice allows taxpayers to defer the application of many aspects of such regulations under certain conditions for taxable years ending on or before December 31, 2023. The rules governing foreign tax credits are very complex, and you should consult your tax advisor regarding the tax consequences of the imposition of any PRC tax on disposition gains, including the Treaty’s resourcing rule, any reporting requirements with respect to a Treaty-based return position and the creditability or deductibility of the PRC tax in your particular circumstances (including any applicable limitations).

Passive Foreign Investment Company Considerations

For U.S. federal income tax purposes, a non-U.S. corporation, such as the Company, will be treated as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash generally are categorized as passive assets and the company’s unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. For purposes of the PFIC rules, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

As indicated in the 2022 Form 20-F, we believe that we were likely a PFIC for our taxable year ended December 31, 2022, due to our declining market capitalization. Our PFIC status in any year depends primarily on the average value of our assets, which may be determined, in large part, by reference to our market capitalization and/or, in the case of our current taxable year, the price paid for the ADSs and Ordinary Shares pursuant to the Merger. Because our market capitalization has declined substantially since our initial public offering, if the value of our assets is determined by reference to our market capitalization and/or the price paid for the ADSs and Ordinary Shares pursuant to the Merger, we anticipate that we will likely be a PFIC for our taxable year 2023. In addition, the extent to which certain of our assets should be characterized as an active asset is not entirely clear. Because our PFIC status is a factual annual determination that can be made only after the end of the relevant taxable year, our PFIC status for 2023 cannot be determined with certainty before the end of our 2023 taxable year. Moreover, we do not intend to publish our financial statements for our 2023 fiscal year or determine our PFIC status for the 2023 taxable year if the Merger occurs, and accordingly you will likely not have the information that is generally necessary in order to determine our PFIC status for our 2023 taxable year. You should consult your own tax advisor regarding the determination of our PFIC status.

If we are or were a PFIC for any year during which you hold or held our ADSs or Ordinary Shares (including 2022 and 2023), we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you hold our ADSs or Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status, unless (in case we ceased to meet the threshold requirements for PFIC status in a succeeding taxable year) you have made a “deemed sale” election, which would allow you to eliminate the continuing PFIC status under certain circumstances but would require you to recognize gain taxed under the general PFIC rules as if you have sold the Company’s stock for its fair market value as of the first day of the taxable year under which such election is made. If you held our Ordinary Shares or ADSs in 2022 and we were a PFIC for our 2022 taxable year, you will only be able to make the deemed sale election if we are not a PFIC with respect to our 2023 taxable year.

If we are or were a PFIC for any taxable year during which you hold or held our ADSs or Ordinary Shares, you will generally be subject to special tax rules pursuant to the PFIC regime on the disposition of ADSs or Ordinary Shares (including pursuant to the Merger). In general, any gain recognized by you (as a U.S. Holder) on the disposition of Ordinary Shares or ADSs would be allocated ratably over your holding period for the Ordinary Shares or ADSs. The amount allocated to the taxable year of the disposition and to any year before the Company became a PFIC would be treated as ordinary income in the current taxable year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year for individuals or corporations, as appropriate, and an additional tax equal to the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

As indicated in the 2022 Form 20-F, a mark-to-market election for the ADSs is not available for as long as the ADSs continue to be delisted from, and are not regularly traded on, the New York Stock Exchange (“NYSE”) or any other qualified stock exchange (and the OTC Market on which the prices of our ADSs are quoted is not a qualified stock exchange for this purpose). Furthermore, we do not intend to provide information necessary for you to make a qualified electing fund election. If you own our ADSs or Ordinary Shares during any taxable year that we are a PFIC, you must generally file an annual IRS Form 8621, including with respect to the disposition of the Ordinary Shares or ADSs pursuant to the Merger, subject to certain exceptions.

You should consult your tax advisor regarding the application of the PFIC rules to disposing of our ADSs or Ordinary Shares pursuant to the Merger and any resulting U.S. federal income tax consequences and reporting requirements.

Information Reporting and Backup Withholding

Cash payments made to a holder of the Ordinary Shares or ADSs pursuant to the Merger may be subject to information reporting to the IRS and possible U.S. backup withholding at the applicable statutory rate. Backup withholding will not apply, however, to you if you furnished a correct taxpayer identification number and make any other required certification, or are otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, OR NON-U.S. INCOME AND OTHER TAX LAWS.

Material PRC Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008 and was amended on February 24, 2017 and December 29, 2018, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. The State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, effective as of January 1, 2008 and as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Taxation Administration issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009 and amended it on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the PRC Individual Income Tax Law, a “non-resident individual” who disposes of a capital asset in the PRC is subject to PRC individual income tax on any gain at the rate of 20%, to the extent such gain is derived from sources within the PRC. Reduction of or relief from these taxes may be sought under applicable income tax treaties with the PRC.

The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gains recognized on the receipt of consideration for the Ordinary Shares or ADS by non-PRC tax resident holders should otherwise be subject to PRC income tax, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gains recognized on the receipt of consideration for the Ordinary Shares or ADS by non-PRC tax resident holders would otherwise be subject to PRC tax.

In addition, according to the Bulletin on Certain Issues of Enterprise Income Tax on Indirect Transfer of Properties by Non-resident Enterprises (“Bulletin 7”) issued by the State Taxation Administration, which became effective on February 3, 2015, and the Bulletin on Issues Relating to Withholding at Source of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Taxation Administration, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC tax authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident enterprise shareholders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose.

The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company will not withhold any PRC tax under Bulletin 7 and Bulletin 37 from the Merger consideration to be paid to the holders of Ordinary Shares or ADS. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Ordinary Shares of ADS, then any gains recognized on the receipt of consideration for such Ordinary Shares or ADS pursuant to the Merger by the Company’s non-PRC-resident enterprise shareholders could be treated as PRC-sourced income and thus be subject to PRC income tax at a rate of 10% (subject to applicable tax treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax, or withholding tax upon the Company or its shareholders. No taxes, fees, or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Ordinary Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger, and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The Company’s ADSs were initially listed on the NYSE since its SEC-registered initial public offering in May 2021. The Company received a delisting notice from NYSE on June 2, 2022. On June 17, 2022, the Company was delisted from NYSE when the staff of the NYSE filed a Form 25 Notification of Delisting. The ADSs have been quoted on the OTC Market under the symbol “ZMENY” since the NYSE suspended the trading of the ADSs on June 2, 2022.

The following table sets forth the high and low sales prices for the ADSs on the OTC Market under the symbol “ZMENY” for the periods indicated:

	Trading Price (US$)
	High	Low
2021
Second Quarter (since June 8, 2021)	164.16	96.24
Third Quarter	108.80	20.40
Fourth Quarter	23.92	4.52
2022
First Quarter	4.71	0.90
Second Quarter	1.45	0.20
Third Quarter	0.58	0.12
Fourth Quarter	0.30	0.17
2023
First Quarter	0.65	0.17
Second Quarter	0.44	0.17
Third Quarter (through August 8, 2023)	0.49	0.20

On May 25, 2023, the last trading day prior to May 26, 2023, which is the date that the Company announced receipt of the Proposal, the reported closing price of the ADSs on the OTC Market was $0.20. The Per ADS Merger Consideration of $0.56 per ADS represents a premium of 178% over the closing price of $0.20 per ADS on May 25, 2023 and a premium of approximately 115% and approximately 56% over the volume-weighted average price of the Company’s ADSs during the last 30 and 90 trading days, respectively, prior to the Company’s receipt of the Proposal.

Dividend Policy

The Company has not declared or paid any cash dividend or dividend in kind since its incorporation through the date of this Proxy Statement.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the Company Board will have discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, the Company’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Company Board. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. Even if the Company Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Company Board may deem relevant. If the Company pays any dividends on the Ordinary Shares, the Company will pay those dividends which are payable in respect of the Class A Shares underlying the ADSs to the ADS Depositary, as the registered holder of such Class A Shares, and the ADS Depositary then will pay such amounts to the ADS holders in proportion to the Class A Shares underlying the ADSs held by such ADS holders, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder.

The Company is a holding company incorporated in the Cayman Islands. The Company relies principally on dividends from its PRC subsidiary for its cash requirements, including any payment of dividends to our shareholders.

Current PRC laws and regulations permit the Company’s PRC subsidiaries to pay dividends to their shareholders only out of their distributable profits determined in accordance with PRC accounting standards and regulations. Each of the Company’s PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund its statutory reserve fund until the aggregate amount of such fund reaches 50% of its registered capital. The Company’s PRC subsidiaries may also allocate a portion of their after-tax profits to their discretionary reserve fund. These reserves may not be distributed as cash dividends. Further, if the Company’s subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to the Company. In addition, under the EIT Law, effective as of January 1, 2008, dividends from the Company’s PRC subsidiaries to the Company would be subject to a 10% withholding tax, subject to reduction by applicable tax treaty with the PRC, if any. For more detailed discussions about the Company’s dividend policy, see “Item 8. Financial Information — 8.A. Consolidated Statements and Other Financial Information — Dividend Policy” in the 2022 Form 20-F.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this Proxy Statement to you, as a holder of Ordinary Shares or ADSs of the Company, as part of the solicitation of proxies by the Company Board for use at the Extraordinary General Meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The Extraordinary General Meeting will be held on             , 2023 at              (China Standard Time) at the Company’s principal executive offices at No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, holders of Ordinary Shares will be asked to consider and vote upon:

•        as a special resolution:

THAT the Merger Agreement; the Plan of Merger; the Transactions, including the Merger; and the Amendment and Restatement of Memorandum and Articles, be and are hereby authorized and approved;

•        as an ordinary resolution:

THAT each of the members of the Special Committee be authorized to do all things necessary to give effect to the Merger Agreement; the Plan of Merger; the Transactions, including the Merger; and Amendment and Restatement of Memorandum and Articles; and

•        if necessary, as an ordinary resolution:

THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolution and ordinary resolution to be proposed at the Extraordinary General Meeting.

If the Merger is completed, at the Effective Time, (a) each outstanding Ordinary Share (other than the Excluded Shares, the Dissenting Shares and other Ordinary Shares represented by ADSs) will be cancelled in exchange for the right to receive the Per Share Merger Consideration of $0.0077778 (representing $0.56 divided by seventy-two) per Ordinary Share, and (b) each issued and outstanding ADS together with the Class A Shares underlying such ADSs (other than any ADS representing Excluded Shares) will be cancelled in exchange for the right to receive the Per ADS Merger Consideration of $0.56 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), in each case, net of any applicable withholding taxes. The Cancelled Shares (including the Cancelled Shares represented by ADSs) will be cancelled and surrendered automatically in accordance with the provisions of the Cayman Islands Companies Act and shall cease to exist for no consideration. Dissenting Shares will be cancelled for their fair value as determined in accordance with, and subject to compliance with, the Cayman Islands Companies Act.

The Company Board’s Recommendation

The Company Board, acting upon the unanimous recommendation of the Special Committee:

•        determined that it is fair (both substantially and procedurally) to and in the best interests of the Company and its Unaffiliated Security Holders, and declares it advisable for the Company, to enter into the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party;

•        authorized and approved the execution, delivery and performance of the Merger Agreement and the other transaction agreements to which the Company or any of its subsidiaries (as applicable) is a party and the consummation of the Transactions, including the Merger, by the Company and such subsidiaries (as applicable); and

•        directed that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (including the Merger) be submitted to a vote at an extraordinary general meeting of the Company with the recommendation of the Company Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions (including the Merger).

Quorum

The presence, in person or by proxy, of one or more shareholders holding not less than one-third of all votes attaching to all Ordinary Shares in issue and entitled to vote throughout the meeting will constitute a quorum for the Extraordinary General Meeting.

Record Date; Ordinary Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the Extraordinary General Meeting if you have Ordinary Shares registered in your name as of the close of business in the Cayman Islands on             , 2023, which is the Ordinary Share Record Date for voting at the Extraordinary General Meeting. If you own ADSs as of the Ordinary Share Record Date, you may not vote at the Extraordinary General Meeting directly, but you may instruct the ADS Depositary (as the registered holder of the Class A Shares underlying the ADSs) on how to vote the Class A Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City Time) on             , 2023 in order to ensure that the Ordinary Shares represented by your ADSs are properly voted at the Extraordinary General Meeting. Alternatively, if you own ADSs you may vote at the Extraordinary General Meeting by cancelling your ADSs and becoming a registered holder of Ordinary Shares prior to the close of business in the Cayman Islands on the Ordinary Share Record Date, and remain the registered holder of such Ordinary Shares as of the Ordinary Share Record Date. Each outstanding Class A Share on the Ordinary Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the Extraordinary General Meeting and any adjournment thereof and each outstanding Class B Share on the Ordinary Share Record Date entitles the holder to thirty votes on such matter. We expect that, as of the Ordinary Share Record Date, there will be 1,245,504,866 Class A Shares and 194,878,011 Class B Shares entitled to be voted at the Extraordinary General Meeting. If you have Ordinary Shares registered in your name on the Ordinary Share Record Date, the deadline for you to lodge your proxy card and vote is             , 2023 at              (China Standard Time).

If the Merger is not completed, the Company will continue to be a public company in the U.S. and the Company’s ADSs will continue to be quoted on the OTC Market. The Ordinary Shares are not listed and cannot be traded on any stock exchange other than the OTC Market, and in such case can only be traded in the form of ADSs. As a result, if you have cancelled your ADSs to attend the Extraordinary General Meeting and the Merger is not completed and you wish to be able to sell your Ordinary Shares on a stock exchange, you will need to deposit your Ordinary Shares with the ADS Depositary in return for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Vote Required

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger, and the Merger must be authorized and approved by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the outstanding Ordinary Shares entitled to vote present and voting as a single class in person or by proxy at the Extraordinary General Meeting.

As of the date of this Proxy Statement, the Buyer owned, in the aggregate, approximately 82.4% of the voting power of the issued and outstanding Ordinary Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 94 for additional information. The Buyer intends to vote all of his Ordinary Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, at the Extraordinary General Meeting.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Ordinary Shares entered in the register of members of the Company at the close of business in the Cayman Islands on             , 2023, the Ordinary Share Record Date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Ordinary Share Record Date or their proxy holders are entitled to vote and may participate in the Extraordinary General Meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than              (China Standard Time) on             , 2023.

Holders of ADSs as of the close of business in New York City on             , 2023, the ADS Record Date, will receive the final proxy statement and ADS Voting Instruction Card either directly from the Company’s ADS Depositary (in the case of holders of ADSs who hold the ADSs in certificated form) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in certificated form). Holders of ADSs as of the close of business in New York City on             , 2023, may not attend or vote at the Extraordinary General Meeting directly, but may instruct the ADS Depositary how to vote the Class A Shares underlying the ADSs by completing and signing an ADS Voting Instruction Card provided by the ADS Depositary and returning it in accordance with the instructions printed on it. The ADS Depositary must receive the ADS Voting Instruction Card no later than 10:00 a.m. (New York City Time) on             , 2023. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Class A Shares represented by ADSs in accordance with your voting instructions.

The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Class A Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Class A Shares represented by ADSs other than in accordance with voting instructions timely received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Class A Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Class A Shares underlying such holder’s ADSs pursuant to the terms of the Deposit Agreement and such Class A Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs may vote at the Extraordinary General Meeting if they cancel their ADSs and become a registered holder of Class A Shares by the close of business in the Cayman Islands on             , 2023. ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City Time) on             , 2023 and complete certain other procedures required by the ADS Depositary. Persons who hold ADSs in a brokerage, bank, or nominee account must contact their broker, bank, or nominee to find out what actions they need to take to instruct the broker, bank, or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank, or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents seventy-two Class A Shares. As of the date of this Proxy Statement, there were approximately 1,245,504,866 Class A Shares and 194,878,011 Class B Shares issued and outstanding issued and outstanding (including Ordinary Shares represented by ADSs but excluding Ordinary Shares represented by ADSs reserved by the Company for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company Restricted Share Awards), all of which are entitled to vote on the proposals at the Extraordinary General Meeting, subject to the procedures described above. As of the date of this Proxy Statement, there were 20,005,318 ADSs outstanding. Subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the Extraordinary General Meeting.

Persons who have acquired Ordinary Shares and whose names are entered in the Company’s register of members before the close of business in the Cayman Islands on             , 2023 will receive the proxy form (including the voting material) before the Extraordinary General Meeting, and persons who are ADS holders as of the close of

business in New York City on             , 2023 will receive the ADS Voting Instruction Card from the ADS Depositary before the Extraordinary General Meeting. Shareholders who have acquired Ordinary Shares after the close of business in the Cayman Islands on             , 2023 may not attend the Extraordinary General Meeting unless they receive a proxy from the person or entity who had sold them the Ordinary Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Ordinary Share Record Date who are unable to attend the Extraordinary General Meeting may appoint another shareholder, a third party or the chairman of the Extraordinary General Meeting as their proxy to attend the meeting and vote their Ordinary Shares on their behalf by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the meeting as proxy holder will vote in favor of the Merger according to the recommendation of the Company Board. If new proposals (other than those on the agenda) are put forth before the Extraordinary General Meeting, the chairman of the meeting as proxy holder will vote in accordance with the position of the Company Board.

Voting of Proxies and Failure to Vote

All Ordinary Shares represented by valid proxies will be voted at the Extraordinary General Meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Ordinary Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, FOR the proposal to authorize each member of the Special Committee to do all things necessary to give effect to the Merger Agreement, Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles, and FOR the proposal to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the Extraordinary General Meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Class A Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Class A Shares represented by ADSs other than in accordance with voting instructions timely received from the relevant ADS holder. If any ADS holder does not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Class A Shares represented by the holder’s ADS, the ADS Depositary will not exercise any voting discretion in respect of any Class A Shares underlying such holder’s ADSs pursuant to the terms of the Deposit Agreement and such Class A Shares will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Revocability of Proxies

Registered holders of Ordinary Shares may revoke their proxies in one of three ways:

•        first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the Extraordinary General Meeting at least two hours before the Extraordinary General Meeting commences. Any written notice revoking a proxy should be sent to the Company’s offices at No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China;

•        second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company not less than 48 hours prior to the Extraordinary General Meeting; or

•        third, a registered shareholder may attend the Extraordinary General Meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Extraordinary General Meeting.

If a shareholder holds Ordinary Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Ordinary Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City Time) on             , 2023. A holder of ADSs can do this in one of two ways:

•        first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary; or

•        second, a holder of ADSs can complete, date and submit a new ADS Voting Instruction Card to the ADS Depositary bearing a later date than the ADS Voting Instruction Card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Registered holders of the Ordinary Shares who dissent from the merger will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken at the Extraordinary General Meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act, which is attached as Annex C to this Proxy Statement, for the exercise of dissenters’ rights. The fair value of each of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares.

Holders of ADSs will not have the right to dissent from the Merger and receive payment of the fair value of the Class A Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Ordinary Shares that it holds, even if an ADS holder requests that the ADS Depositary do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs ($0.05 per ADS cancelled), provide instructions for the registration of the corresponding Ordinary Shares, and certify that they have not given voting instructions as to the ADSs before 5:00 p.m. (New York City Time) on             , 2023 and become registered holders of Ordinary Shares before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Act. If the Merger is not completed, the Company will continue to be a public company in the U.S. and the Company’s ADSs will continue to be quoted on the OTC Market. The Ordinary Shares are not listed and cannot be traded on any stock exchange other than the OTC Market, and in such case can only be traded in the form of ADSs. As a result, if a former ADS holder has cancelled his, her, or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her, or its Ordinary Shares on a stock exchange, such former ADS holder will need to deposit his, her, or its Ordinary Shares with the ADS Depositary in return for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes and related charges pursuant to the Deposit Agreement.

Whom to Call for Assistance

If you have any questions or need assistance in voting your Ordinary Shares or ADSs, you can contact Zhangmen Education Inc. at ir@zhangmen.com.

Solicitation of Proxies

We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Ordinary Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this Proxy Statement.

Other Business

We are not currently aware of any business to be acted upon at the Extraordinary General Meeting other than the matters discussed in this Proxy Statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

The following summary describes the material terms of the Merger Agreement, including the Plan of Merger, but does not purport to describe all of the terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this Proxy Statement and incorporated into this Proxy Statement by reference. You should read the Merger Agreement in its entirety because it, and not this Proxy Statement, is the legal document that governs the Merger.

Structure and Completion of the Merger

At the Effective Time, Merger Sub will merge with and into the Company in accordance with the Cayman Islands Companies Act. The Merger will be completed as promptly as is practicable after the third business day after all conditions to the Merger have been satisfied or waived in accordance with the Merger Agreement, or on such other date as the Company and Parent may agree to. Following the Effective Time, the ADS program of the Company will be terminated, and the Company will cease to be a publicly-traded company and will be a privately-held, wholly-owned subsidiary of Parent.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, will become the memorandum and articles of association of the Surviving Company, save and except that, (a) all references to the name “Summit Lustre Limited” in the memorandum and articles of association of the Surviving Company will be amended to “Zhangmen Education Inc.”, (b) all references therein to the share capital and registered office of the Surviving Company will be amended to refer to the correct authorized share capital and registered office of the Surviving Company consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Islands Company Law and such memorandum and articles of association, and (c) the indemnification provisions therein will comply with the relevant provisions set forth in the Merger Agreement.

The sole director of Merger Sub immediately prior to the Effective Time will be the initial director of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent, and will hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

Under the terms of the Merger Agreement and the Plan of Merger, at the Effective Time (a) each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Ordinary Shares represented by ADSs, the Excluded Shares and the Dissenting Shares) will be cancelled and converted into the right for the holders thereof to receive the Per Share Merger Consideration of $0.0077778 (representing $0.56 divided by seventy-two) in cash per Ordinary Share; (b) each ADS, each representing seventy-two Ordinary Shares, issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), will be cancelled in exchange for the right to receive the Per ADS Merger Consideration of $0.56 in cash per ADS; (c) each Cancelled Share issued and outstanding immediately prior to the Effective Time will automatically be cancelled and surrendered and cease to exist, without payment of any consideration or distribution therefor; and (d) each Dissenting Share will be automatically cancelled and cease to exist, and will carry no rights other than the right to receive the payment of the fair value of such Dissenting Share as determined in accordance with the Cayman Islands Companies Act.

The “Cancelled Shares” means Ordinary Share (including Ordinary Shares represented by ADSs) owned by the Company as a treasury share, the Parent, or any direct or indirect subsidiary of the Company or the Parent immediately before the Effective Time, including, for the avoidance of doubt, the Founder Shares and any Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by entities set forth on a disclosure letter delivered by Parent.

The “Excluded Shares” means the Cancelled Shares and any Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by the ADS Depositary and reserved for issuance and allocation pursuant to the Company Share Plans.

At the Effective Time, each ordinary share of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.00001 per share, of the Surviving Company and shall constitute the only issued and outstanding share capital of the Surviving Company.

Treatment of Company Options

Each Vested Company Option immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of such Vested Company Option and Parent, will be cancelled and converted into the right to receive an amount in cash, equal to the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price of such Vested Company Option. Any Vested Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of such Vested Company Option shall not be entitled to payment of any consideration.

Each Unvested Company Option immediately prior to the Effective Time will be cancelled as of the Effective Time automatically and without action by the holder of such Unvested Company Option.

Treatment of Company Restricted Share Awards

Each Vested Company Restricted Share Award immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of such Vested Company Restricted Share Award and Parent, will be cancelled and converted into the right to receive an amount in cash equal to Per Share Merger Consideration.

Each Unvested Company Restricted Share Award immediately prior to the Effective Time will be cancelled as of the Effective Time automatically and without action by the holder of such Unvested Company Restricted Share Award.

Exchange Procedures

Parent will select and appoint an entity to act as paying agent (the “Paying Agent”) for payment of the aggregate Per Share Merger Consideration and Per ADS Merger Consideration. Prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the sum of (i) the Per Share Merger Consideration multiplied by the total number of Ordinary Shares the holders of which are entitled to receive the Per Share Merger Consideration and (ii) the Per ADS Merger Consideration multiplied by the total number of ADSs the holders of which are entitled to receive the Per ADS Merger Consideration (the “Aggregate ADS Merger Consideration”).

Prior to the Effective Time, Parent and the Company will establish procedures with the Paying Agent and the ADS Depositary to ensure that (A) the Paying Agent will transmit to the ADS Depositary, as promptly as reasonably practicable following the Effective Time, an amount in cash in immediately available funds equal to the Aggregate ADS Merger Consideration, and (B) the ADS Depositary will distribute the Aggregate ADS Merger Consideration to holders of ADSs entitled to receive Per ADS Merger Consideration, pro rata to their holdings of ADSs, upon surrender by them of the ADSs. Such holders of ADS will pay any applicable fees, charges, and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs in accordance with the Deposit Agreement. The Surviving Company will pay any applicable fees, charges, and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the distribution of the Aggregate ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding the ADS cancellation or termination fees payable by holders of ADSs in accordance with the Deposit Agreement). No interest will be paid or will accrue on any amount payable in respect of the ADSs.

Promptly following the Effective Time, the Surviving Company will cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Ordinary Shares entitled to receive the Per Share Merger Consideration: (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of any issued share certificates representing Ordinary Shares (or affidavits and indemnities of loss in lieu of the share certificates). Each registered holder of Ordinary Shares entitled to receive the Per Share Merger Consideration that are represented by a share certificate, subject to the surrender of such share certificate (or delivery of an affidavit and indemnity of loss in lieu of the share certificate) for cancellation and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Ordinary Shares entitled to receive the Per Share Merger Consideration that are represented by book entry will be entitled to receive in exchange therefor the Per Share Merger Consideration in cash payable in respect of such Ordinary Shares. Any share certificates so surrendered will forthwith be marked as cancelled. No interest will be paid or will accrue on any amount payable in respect of Ordinary Shares.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case as of specified dates. The statements embodied in those representations and warranties are made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, and may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company are also qualified by the Company’s public disclosures and filings made with and information furnished to the SEC after January 1, 2021 (the “Applicable Date”) and not less than two business days prior to the date of the Merger Agreement and by a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the Merger Agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•        due organization, valid existence, good standing, and qualification or license to carry on the Company’s business;

•        compliance with the Company’s memorandum and articles of association;

•        the capitalization of the Company, including with respect to the number and type of Ordinary Shares;

•        the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the Transactions, and the enforceability of the Merger Agreement against the Company;

•        the absence of any conflict with or breach of the governing documents of the Company or any of its subsidiaries, any agreement to which the Company or any of its subsidiaries is a party, or any governmental order or applicable law arising from the execution, delivery, and performance of the Merger Agreement by the Company or the completion of the Merger or any of the related transactions;

•        compliance with applicable laws and possession of applicable licenses and permits;

•        the Company’s SEC filings since the Applicable Date and the financial statements included therein, the Company’s disclosure controls and procedures over financial reporting, the absence of material undisclosed liabilities;

•        the absence of secured creditors holding fixed or floating security interests;

•        material contracts and the absence of any default under, or breach or violation of, any material contract;

•        the absence of any Material Adverse Effect (as defined below) since December 31, 2022;

•        the absence of any legal proceedings or governmental orders against the Company or any of its subsidiaries that would have a Material Adverse Effect or prevent, materially delay, or materially impede the Merger;

•        labor and employment matters;

•        insurance;

•        properties;

•        tax matters;

•        no untrue or misleading information in the Rule 13e-3 transaction statement on Schedule 13E-3 (“Schedule 13E-3”) or this Proxy Statement;

•        intellectual property;

•        environmental matters

•        the receipt of a fairness opinion from Duff & Phelps, as financial advisor to the Special Committee;

•        the absence of any broker’s or finder’s fees, other than with respect to the financial advisor to the Special Committee;

•        the absence of a shareholder rights agreement or plan and the inapplicability of certain anti-takeover laws to the Merger Agreement and the Merger; and

•        the absence of any other representations and warranties by the Company to Parent or Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse on or with respect to the business, results of operation or condition (financial or otherwise), assets or liabilities of the Company and its subsidiaries taken as a whole; provided, however, that any effect resulting from the following will not be deemed to constitute a Material Adverse Effect and will not be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

1.      general changes or developments in the economy or the financial, debt, capital, credit or securities markets;

2.      general changes or developments in the industries in which the Company or its subsidiaries operate;

3.      the execution and delivery of the Merger Agreement or the public announcement of the Merger, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries or actions taken (or omitted to be taken) by the Company or any of its subsidiaries that are required by, or are otherwise requested by, Parent or Merger Sub in writing;

4.      any change in applicable laws, regulations, or accounting principles or interpretation thereof;

5.      any typhoon, hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God, pandemic or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions;

6.      any decline in the market price or trading volume of the Ordinary Shares or ADSs or the credit rating of the Company;

7.      any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations;

8.      any litigations, suits, claims, charges, actions, proceedings, audits, investigations or arbitrations threatened, made or brought by any of the current or former shareholder of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of the Merger Agreement or the Merger; or

9.      the availability of equity or other financing to Parent or Merger Sub.

provided, that in the case of 1, 2, 4, or 5 above, to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate, such incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•        their due organization, valid existence and good standing;

•        their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the Merger, and the enforceability of the Merger Agreement against them;

•        the absence of any conflict with or breach of the governing documents of Parent or Merger Sub, any agreement to which Parent or Merger Sub is a party, or any governmental order or applicable law arising from the execution, delivery, and performance of the Merger Agreement by Parent or Merger Sub or the completion of the Merger or any of the related transactions;

•        the absence of legal proceedings against Parent or Merger Sub that would reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions;

•        the capitalization and operation of Merger Sub and Parent’s ownership of Merger Sub;

•        the absence of any broker’s, finder’s or financial advisor’s fees, except as otherwise disclosed;

•        the absence of undisclosed agreements, arrangement or understandings between Parent, Merger Sub or any of their respective affiliates pursuant to which any shareholder of the Company would be entitled to receive consideration in respect of any securities of the Company of a different amount or nature than the Merger consideration;

•        the delivery of the Equity Commitment Letter and enforceability of financing documents;

•        the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder;

•        Parent’s, Merger Sub’s and the Founder Shareholder’s ownership of Ordinary Shares or any other securities;

•        sufficiency of funds to pay the Merger consideration and any other amounts required to be paid in connection with the consummation of the Merger;

•        the absence of other contracts relates to the Transactions, including the Merger, or pursuant to which any shareholder of the Company has agreed to vote against any Acquisition Proposal or Superior Proposal;

•        the absence of information that are provided for the filing of Schedule 13E-3 contains untrue statement of a material fact or omission to state any material fact;

•        non-reliance of any estimates, projections or forecasts provided by the Company;

•        the independent investigation of the Company and its subsidiaries by Parent and Merger Sub, and non-reliance by Parent or Merger Sub on any statements, representations or opinions provided by the Company and its affiliates; and

•        the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent or Merger Sub in the Merger Agreement.

Conduct of Business Pending the Merger

Except as expressly contemplated by the Merger Agreement, as required by applicable laws, or as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, the Company will and will cause its subsidiaries to, (a) (i) conduct its business in the ordinary course of business consistent with past practices in all material aspects, (ii) use reasonable efforts to maintain in effect all material licenses necessary for the lawful conduct of their businesses, and (iii) use reasonable efforts to preserve their business organization intact and to preserve their material business relationships (including with key customers, suppliers, employees and lessors), and (b) not do any of the following:

•        amend its memorandum and articles of association or applicable governing instruments or enter into any agreement to dissolve, liquidate or otherwise reorganize;

•        acquire (including by merger, consolidation, or acquisition of stock or assets), or make any investment in, any business or any property or assets, other than (a) acquisitions in the ordinary course consistent with past practice or pursuant to existing contracts, (b) acquisitions not exceeding $1,000,000 in the aggregate, or (c) investments in any wholly owned subsidiaries of the Company;

•        issue, sell, grant, authorize, pledge, encumber or dispose of any share of the Company or its subsidiaries;

•        reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any shares of the Company or any of its subsidiaries;

•        create or incur any lien, other than permitted liens in excess of $1,000,000 of notional debt in the aggregate on any material assets of the Company or its subsidiaries;

•        make any loans, advances, capital contributions to, or other investments in excess of $1,000,000 in the aggregate;

•        sell, transfer or otherwise dispose of (including by merger, consolidation or disposition of stock or assets) any corporation, partnership or other business organization or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, permit to lapse or expire, grant an easement with respect to, grant any rights under, or subject to any lien (other than permitted liens), allow to expire, fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), or dispose of any assets, rights or properties, other than (a) sales or dispositions of inventory and other tangible assets in the ordinary course consistent with past practices or pursuant to existing contracts, (b) leases or sub-leases of tangible assets, (C) between or among the Company and its wholly owned subsidiaries, or (d) other dispositions of tangible assets or properties (other than owned real property) with a value of less than $1,000,000 in the aggregate;

•        declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, shares, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ shares or capital stock;

•        authorize or make any capital expenditures which are in excess of $1,000,000, other than as set forth in the annual budget made available to Parent and expenditures necessary to maintain assets in good repair consistent with the past practice;

•        enter into, extend, renew, modify or amend, terminate, or waive, release compromise or assign any rights or claims under any material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a material contract), except for any termination or renewal of a material contract in accordance with its terms or in the ordinary course of business consistent with past practices;

•        except for intercompany loans, incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness in excess of $1,000,000, or modify in any material respect the terms of any such indebtedness, or assume, guarantee or endorse obligations, in each case, in excess of $1,000,000;

•        except as required by law, (a) increase compensation or benefits, except base salary increases for employees in the ordinary course of business consistent with past practice; (b) make, announce or grant any long-term incentive compensation bonus, change in control, retention, severance or termination pay or other similar arrangement; (c) establish, amend or terminate any Company Share Plan or any other similar arrangement; (d) loan or advance money; (e) hire or terminate any employee, contractor, consultant or service provider with an annual compensation in excess of $500,000, or (f) accelerate any vesting, funding or payment of any compensation under any Company Share Plan;

•        make any material change to accounting policies or procedures of the Company or its subsidiaries, except as required by a change in applicable law, regulatory requirements or U.S. GAAP;

•        except as required by applicable law or U.S. GAAP, in each case, make or change any material tax election, materially amend any tax return, enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material tax liability;

•        fail to make filings with the SEC in a timely matter;

•        waive, release, settle or compromise any legal action, proceeding or investigation, in each case in an amount exceeding $1,000,000 in the aggregate;

•        enter into any new line of business other than the existing business that is material to the Company or its subsidiaries, taken as a whole as of the date of the Merger Agreement;

•        commit any violations of applicable anti-corruption laws, sanction laws or export-import laws; or

•        agree, authorize or commit to do any of the foregoing.

Shareholders’ Meeting

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this Proxy Statement, but in any event no later than five business days after such confirmation, the Company will (i) establish a record date for determining shareholders of the Company entitled to vote at the Extraordinary General Meeting, (ii) mail or cause to be mailed this Proxy Statement to holders of Ordinary Shares (including those represented by ADSs) as of the record date, and (iii) instruct the ADS Depositary to (a) fix the ADS Record Date for determining holders of ADSs who will be entitled to give instructions for the exercise of voting right pertaining to the Ordinary Shares represented by ADSs, (b) provide all proxy solicitation materials to all record ADS holders and (c) vote all Ordinary Shares represented by ADSs in accordance with the instructions of such record ADS holders. The Company will hold the Extraordinary General Meeting as promptly as practicable after this Proxy Statement is mailed to the shareholders.

Except as expressly permitted by the Merger Agreement, the Company Board will not (i) fail to include a recommendation in favor of the Merger in this Proxy Statement, (ii) change, qualify, withdraw or modify its recommendation in favor of the Merger, (iii) fail to reaffirm the recommendation following a public disclosure of an Acquisition Proposal, or (iv) fail to recommend against any Acquisition Proposal (as defined in the Merger Agreement, and as described below) that is a tender offer or exchange offer; provided that a temporary “stop, look and listen” communication pursuant to the Exchange Act will not be deemed to be a violation any of the foregoing clauses (i) through (iv). Any of the foregoing actions and public announcement to effect any of the foregoing are referred to herein as a “Change of Recommendation.” Even if the Company Board has effected a Change of Recommendation, the Merger Agreement will nevertheless be submitted to shareholders for approval unless it is validly terminated pursuant to its terms.

No Solicitation; Change in Company Board Recommendation

The Company has agreed that it will and will cause each of its subsidiaries and their respective representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined in the Merger Agreement, and as described below), and (ii) will request any such third party to return to the Company or destroy any non-public information concerning the Company or any of its subsidiaries.

In addition, the Company has agreed that it will not, and will cause each of its subsidiaries not to, from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, directly or indirectly, (i) solicit, initiate, encourage, or take any other action to knowingly facilitate, any inquiry, proposal or offer that could reasonably be expected to result in an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or that could reasonably be expected to result in an Acquisition Proposal, or provide any non-public information with respect to the Company or any of its subsidiaries to, any third party to encourage or facilitate any inquiry, proposal or offer that could reasonably be expected to result in an Acquisition Proposal (as defined in the Merger Agreement, and as described below), (iii) approve, endorse, recommend, execute or enter into any letter of intent or other agreement relating to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of securities of the Company or any of its subsidiaries, or (v) resolve, propose or agree to do any of the foregoing.

As used in the Merger Agreement, an “Acquisition Proposal” means any inquiry, proposal, or offer from any third party relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition, purchase or issuance of 20% or more of the total voting power of the Company, (iii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the total voting power of the Company, (iv) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (v) any combination of the foregoing.

The Company has agreed to notify Parent within 48 hours after it becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board, or any of their respective representatives. Such notice is required to specify (i) the material terms and conditions thereof, and (ii) the identity of the third party making such Acquisition Proposal.

Notwithstanding the foregoing, if the Company or any of its representatives receives an unsolicited bona fide written Acquisition Proposal, the Company and its representatives may, if the Company Board has determined, in its good faith judgment upon recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement, and as described below) and that failure to take such action would violate its fiduciary duties to the Company and its shareholders, (i) contact the person making such Acquisition Proposal to clarify the terms and conditions thereof, (ii) provide information in response to the request of the third party who has made such Acquisition Proposal pursuant to an executed confidentiality agreement between the Company and such person, and (iii) engage or participate in discussions or negotiations with the third party making such Acquisition Proposal, provided that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

As used in the Merger Agreement, a “Superior Proposal” means bona fide and written Acquisition Proposal (provided that, for the purposes of this definition of Superior Proposal, each reference to “20%” in the definition of “Acquisition Proposal” shall be replaced with “50%”) that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (i) is reasonably likely to be consummated in accordance with its terms and (ii) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (other than holders of the Excluded Shares) than the Transactions, in each case, after (a) consultation with its financial advisor and outside legal counsel and (b) taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory or other consents or approvals, timing, the identity of the person making the proposal, or other aspects of such proposal and the Transactions, including the Merger, and after taking into account any changes to the terms of the Merger Agreement offered in writing by Parent in response to such Superior Proposal in accordance with the procedure of effecting a Change of Recommendation (as defined in the Merger Agreement, and as described below); provided, that any such offer will not be deemed to be a “Superior Proposal” if (x) such offer is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer or (y) consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

In addition, if an Intervening Event (as defined below and in the Merger Agreement) has occurred and the Company Board upon the unanimous recommendation of the Special Committee or the Special Committee determines, in its good faith judgement, after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law, the Company Board (upon the unanimous recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation; provided that prior to effecting a Change of Recommendation in connection with an Intervening Event, (i) the Company shall have provided a prior written notice (the “Notice of Intervening Event”) to Parent that the Company Board intends to effect a Change of Recommendation, describing in reasonable detail the facts of such Intervening Event, and (ii) the Company (a) shall, and shall cause its representatives to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Notice of Intervening Event (or, if delivered after 5:00 p.m. Hong Kong Time or on any day other than a business day, beginning at 5:00 p.m. Hong Kong Time on the next business day) and ending five business days later at 5:00 p.m. Hong Kong Time (the “Intervening Event Notice Period”) negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of the Merger Agreement or any Financing Commitment (as defined below and in the Merger Agreement) in a manner that obviates the need for such Change of Recommendation or so that the failure to effect a Change of Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable law, and (b) shall permit Parent and its representatives during the Intervening Event Notice Period to make a presentation to the Company Board or the Special Committee regarding the Merger Agreement or the financing commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (iii) following the end of the Intervening Event Notice Period, the Company Board (upon the unanimous recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable law.

As used in the Merger Agreement, “Intervening Event” means a material change, event, occurrence or development that occurs or arises after the date of the Merger Agreement affecting or with respect to the Company and its subsidiaries or their business, assets or operations that was not known or reasonably foreseeable to either the Company Board or the Special Committee on the date of the Merger Agreement, which change, event, occurrence or development becomes known to the Company Board or the Special Committee before receipt of the approval of shareholders with respect to the Transactions, including the Merger; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

Directors’ and Officers’ Indemnification

The memorandum and articles of association of the Surviving Company are required to contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law.

Parent Financing

Prior to the parties’ execution of the Merger Agreement, Parent delivered to the Company (a) a copy of the Equity Commitment Letter, pursuant to which the Founder Shareholder agreed to contribute $7,000,000 and such proceeds will be used to finance the consummation of the Merger, and (b) the Support Agreement executed by the Founder Parties and certain other parties thereto. The Equity Commitment Letter and the Support Agreement are collectively referred to in this Proxy Statement as the “Financing Commitments”.

Parent and Merger Sub will use their reasonable best efforts to (a) maintain in effect the Financing Commitments, (b) satisfy, or obtain waivers to, on a timely basis all conditions to funding in the Financing Commitments and (c) enforce the funding obligations under the Financing Commitments and consummate the financing prior to or at the closing of the Merger.

At the closing of the Merger, the cash of the Company in a U.S. dollar denominated bank account of the Company, net of issued but uncleared checks and drafts, available free of any liens, shall equal to or exceed $2,450,000. In connection with the closing of the Merger, upon request of Parent at least five business days prior to the proposed closing date, the Company will deposit an amount which at least equal the available cash prescribed above with the Paying Agent.

Certain Additional Covenants

The Merger Agreement also contains covenants of the Company, on the one hand, and Parent and Merger Sub, on the other hand, relating to, among other matters:

•        filing of this Proxy Statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•        access by Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

•        the use of reasonable best efforts by each party to (i) consummate the Merger and the related transactions; and (ii) obtain from any governmental entity any consents, approvals, registrations, authorizations, waivers, permits or orders required for the completion of the Merger and the related transactions;

•        the taking of actions necessary by each party so that no takeover, anti-takeover, moratorium, “fair price,” “control share,” or other similar law is or becomes applicable to the Merger or any of the related transactions;

•        the termination of the registration of the Ordinary Shares and the ADSs under the Exchange Act, as promptly as practicable after the Effective Time;

•        consultation with respect to public announcements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•        participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the transactions contemplated thereby.

Conditions to the Merger

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

•        the Merger Agreement, the Plan of Merger, and Transactions, including the Merger, being approved by a special resolution of the Company passed by the Shareholder Requisite Vote at the Extraordinary General Meeting; and

•        no law, statute, rule or regulation having been enacted or promulgated by any governmental entity which prohibits or makes illegal the consummation of the Merger or other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•        the representations and warranties of the Company in the Merger Agreement regarding the organization, qualification, subsidiaries, memorandum and articles of association, capitalization, authority, brokers, and anti-takeover provisions being true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date;

•        the representations and warranties of the Company in the Merger Agreement regarding absence of certain changes or events being true and correct in all respects, as of the date of the Merger Agreement and as of the Effective Time;

•        certain representations and warranties of the Company in the Merger Agreement regarding capitalization of the Company being true and correct in all respects, as of the date of the Merger Agreement and as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not resulted in, and would not be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their affiliates;

•        each of the other representations and warranties of the Company in the Merger Agreement being true and correct in all respects, as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date, except to the extent any failures to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

•        the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•        since the date of the Merger Agreement, no Material Adverse Effect having occurred that is continuing;

•        Parent having received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the satisfaction of each of the foregoing conditions; and

•        the amount of Dissenting Shares being less than 10% of the total issued and outstanding Ordinary Shares immediately prior to the Effective Time.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

•        the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date, except to the extent any failures to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger;

•        Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement; and

•        the Company having received a certificate signed on behalf of Parent by an executive officer of Parent certifying as to the satisfaction of each of the foregoing conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement and Plan of Merger may be abandoned, at any time prior to the Effective Time, as follows:

•        by mutual written consent of the Company and Parent;

•        by either the Company or Parent:

•        if the Effective Time has not occurred on or before the End Date, which is December 31, 2023; provided, that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of the Effective Time not occurring on or prior to the End Date;

•        if a governmental entity of competent jurisdiction issues a final, non-appealable order, decree or ruling which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of such order, decree or ruling; or

•        if the Shareholder Requisite Vote has not been obtained at the Extraordinary General Meeting or any adjournment thereof;

•        by the Company:

•        if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding closing condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to the Company if it is then in breach of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement, which breach would result in the failure of the corresponding closing condition;

•        if, prior to obtaining the Shareholder Requisite Vote, the Company Board or the Special Committee has made a Change of Recommendation; or

•        the failure of Parent and Merger Sub to effect the Merger within five business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement and Parent’s receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other conditions have been satisfied or duly waived.

•        by Parent:

•        if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to Parent if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement; or

•        if the Company Board or the Special Committee has made, prior to the Company’s obtaining the Shareholder Requisite Vote, a Change of Recommendation.

Termination Fees

The Company is required to pay Parent a Company Termination Fee of $150,000 if the Merger Agreement is terminated (i) by Parent if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the corresponding condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable or, if curable, has not been cured within the earlier of 30 days after the receipt of notice thereof or the End Date, provided that such right to terminate will not be available to Parent if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement or (ii) by Parent as a result of a Change of Recommendation by the Company Board or the Special Committee.

Parent is required to pay the Company a Parent Termination Fee of $300,000 if the Merger Agreement is terminated by the Company due to (i) a breach or failure to perform by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth therein and such breach is not cured prior to the earlier of 30 days after notice is given or the End Date, or (ii) the failure of Parent to effect the Merger within five business days following the later of the date the Merger should have occurred pursuant to the terms of the Merger Agreement and Parent’s receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other conditions have been satisfied or duly waived.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties and to seek an injunction, specific performance or other equitable relief to enforce the other parties’ obligations to consummate the Merger, subject to the terms and conditions of the Merger Agreement, in addition to any other remedy by law or equity.

In addition, the Company is entitled to concurrently seek (i) specific performance or equitable relief subject in all respects of the terms and conditions in the Merger Agreement and (ii) payment of the Parent Termination Fee. Under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance to cause the Financing (as defined in the Merger Agreement) to be funded at the closing of the Merger or other equitable relief and (ii) payment of the Parent Termination Fee. Parent or Merger Sub may concurrently seek (i) specific performance or other equitable relief, subject to terms and conditions in the Merger Agreement and (ii) payment of the Company Termination Fee. Under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both (i) a grant of specific performance or other equitable relief that results in a closing of the Merger, and (ii) payment of the Company Termination Fee.

Amendment

The Merger Agreement may be modified or amended only by written agreement of Parent, Merger Sub and the Company; provided that the Company may only take such action with the approval of the Special Committee.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or the Buyer or (b) allow the Unaffiliated Security Holders to obtain counsel or appraisal services at the expense of the Company or the Buyer.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of Ordinary Shares to dissent from the Merger and receive payment of the fair value of their Ordinary Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex C to this Proxy Statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise your Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such right. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose the ability to assert Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of its, his or her Ordinary Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.

The valid exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Ordinary Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Ordinary Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:

•        You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Ordinary Shares if the Merger is authorized by the vote at the Extraordinary General Meeting.

•        Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all Dissenting Shareholders who have served a Notice of Objection.

•        Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any Dissenting Shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number of the Ordinary Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Ordinary Shares. A Dissenting Shareholder must dissent in respect of all the Ordinary Shares which it, he or she holds. Upon the giving of such Notice of Dissent, the Dissenting Shareholder will cease to have any of the rights of a shareholder, except for (a) the right to be paid the fair value of its, his or her Ordinary Shares, (b) the right to participate fully in proceedings to determine the fair value of his or her Ordinary Shares, and (c) the right to seek relief on the grounds that the Merger is unlawful or void.

•        Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase its, his or her Ordinary Shares at a price determined by the Company to be the fair value of such Ordinary Shares.

•        If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on the price to be paid for the Ordinary Shares owned by the Dissenting Shareholder, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Ordinary

•        Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Ordinary Shares with the Company, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a

Notice of Dissent and who have not agreed the fair value of their Ordinary Shares with the Company and if a Dissenting Shareholder files a petition the Company must file such verified list within 10 days of service of such petition on the Company.

•        If a petition is timely filed and served, the Grand Court will determine at a hearing, at which Dissenting Shareholders are entitled to participate, (a) the fair value of such Ordinary Shares held by those shareholders as the Grand Court finds are involved together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Ordinary Shares are held by a fiduciary, such as by a trustee, guardian or custodian, such notices and petitions must be executed by or for the fiduciary. If Ordinary Shares are held by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in executing the notice or petition, he or she is acting as duly authorized agent for the registered owner. A person having a beneficial interest in Ordinary Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise the Dissenters’ Rights attached to such Ordinary Shares.

You must be a registered holder of Ordinary Shares in order to exercise Dissenters’ Rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Ordinary Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and become a registered holder of such Ordinary Shares and comply with the procedures described above in order to exercise Dissenters’ Rights with respect to the Ordinary Shares prior to the vote to approve and authorize the Merger is taken at the Extraordinary General Meeting. The ADS Depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs and any Notice of Objection or Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Act. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at Citibank, N.A., at 388 Greenwich Street, New York, NY 10013, United States of America, by email at adr@citi.com, or by phone at +1-877-248-4237.

If you do not satisfy each of these requirements and comply strictly with all procedures required by the Cayman Islands Companies Act, you cannot exercise your Dissenters’ Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a signed proxy card that does not direct how the Ordinary Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Ordinary Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to the Company’s offices at No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China.

If you are considering dissenting, you should be aware that the fair value of each of your Ordinary Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Ordinary Shares. In addition, in any proceedings for determination of the fair value of the Ordinary Shares covered by a Notice of Dissent, the Company and the Buyer intend to assert that the Per Share Merger Consideration represents at least the fair value of each of your Ordinary Shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

SUMMARY FINANCIAL INFORMATION

Selected Historical Financial Information

The selected consolidated financial information with respect to the Company set forth below is derived from the audited consolidated financial statements of the Company contained in the 2022 Form 20-F. More comprehensive financial information is included in documents filed by the Company with the SEC, and the following financial information is qualified in its entirety by reference to the 2022 Form 20-F, and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

The selected financial information presented below as of and for the fiscal years ended December 31, 2021 and December 31, 2022 has been derived from the Company’s audited consolidated financial statements. The selected financial information should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference therein.

In the selected financial information presented below, “Zhangmen” refers to Zhangmen Education Inc., a Cayman Islands exempted company. “VIEs” refers to Shanghai Zhangda Education Technology Co., Ltd. (“Zhangda”), Shanghai Zhangshi Education and Training Co., Ltd. (“Zhangshi”) and Shenzhen Zhangmenren Education Consultation Co., Ltd. (“Zhangmenren”) and its subsidiaries. “VIE” refers to Zhangda. “Former VIEs” refers to Zhangshi and Zhangmenren and its subsidiaries. “WFOEs” refers to Zhangmen’s wholly-owned Chinese subsidiaries, Shanghai Zhangneng Information Technology Co., Ltd. (“Zhangneng”), Shanghai Zhangxue Education Technology Co., Ltd. (“Shanghai Zhangxue”), Shanghai Zhangxinrui Technology Co., Ltd. (“Shanghai Zhangxinrui”) and their subsidiaries. “Other subsidiary” refers to Global Online Education HK Limited (“GOE HK”), which is a Hong Kong company and a 100% subsidiary owned by Zhangmen Education Inc. “Other subsidiaries” refers to GOE HK and Zhangmen Technology HK Limited (“Zhangmen HK”), both are Hong Kong companies and 100% subsidiaries owned by Zhangmen Education Inc.

	For the Year Ended December 31, 2021
	Zhangmen	WFOEs	Other Subsidiary	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Revenue	—	—	—	299,296	—	299,296
Cost of revenue	—	—	—	(137,503)	—	(137,503)
Operating expenses	(70,069)	—	—	(356,816)	—	(426,885)
Loss from operations	(70,069)	—	—	(195,023)	—	(265,092)
Interest income (expenses), net	3,016	—	—	(28)	—	2,988
Other (expenses) income, net	(7,372)	—	—	30	—	(7,342)
Fair value change of investments and derivatives	5,205	—	—	—	—	5,205
Loss from investments in subsidiaries and VIE(1)	(195,021)	—	—	—	195,021	—
Loss before provision for income tax	(264,241)	—	—	(195,021)	195,021	(264,241)
Income tax expenses	—	—	—	—	—	—
Net loss from continuing operations	(264,241)	—	—	(195,021)	195,021	(264,241)
Accretion of convertible redeemable preferred shares and redeemable ordinary shares	(2,217,489)	—	—	—	—	(2,217,489)
Net loss from continuing operations available to ordinary shareholders of Zhangmen Education Inc.	(2,481,730)	—	—	(195,021)	195,021	(2,481,730)
Loss from investments in disposal subsidiaries, former VIEs and former VIEs’ subsidiaries(1)	(912,879)	—	—	—	912,879	—
Net (loss) income related to discontinued operations	—	(396,503)	36,283	(552,659)	—	(912,879)
Net (loss) income available to ordinary shareholders of Zhangmen Education Inc.	(3,394,609)	(396,503)	36,283	(747,680)	1,107,900	(3,394,609)

	For the Year Ended December 31, 2022
	Zhangmen	WFOEs	Other Subsidiaries	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Revenue	—	—	—	97,366	—	97,366
Cost of revenue	—	—	—	(39,410)	—	(39,410)
Operating expenses	(22,412)	—	—	(134,526)	—	(156,938)
Loss from operations	(22,412)	—	—	(76,570)	—	(98,982)
Interest income, net	305	—	—	595	—	900
Other income, net	168	—	—	76	—	244
Loss from investments in subsidiaries and VIE(1)	(75,899)	—	—	—	75,899	—
Loss before provision for income tax	(97,838)	—	—	(75,899)	75,899	(97,838)
Income tax expenses	—	—	—	—	—	—
Net loss from continuing operations	(97,838)	—	—	(75,899)	75,899	(97,838)
Net loss from continuing operations available to ordinary shareholders of Zhangmen Education Inc.	(97,838)	—	—	(75,899)	75,899	(97,838)
Income from investments in disposal subsidiaries, former VIEs and former VIEs’ subsidiaries(1)	467,510	—	—	—	(467,510)	—
Net income (loss) related to discontinued operations	355,278	(317,790)	(1,145,948)	2,286,526	(355,278)	822,788
Net income (loss) available to ordinary shareholders of Zhangmen Education Inc.	724,950	(317,790)	(1,145,948)	2,210,627	(746,889)	724,950

____________

Note:

(1)      The eliminations are mainly related to the investment loss picked up from subsidiaries, VIEs and VIE’s subsidiaries.

	For the Year Ended December 31, 2021
	Zhangmen	WFOEs	Other Subsidiary	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Cash and cash equivalents	1,124	—	—	334,557	—	335,681
Short-term investments	63,757	—	—	—	—	63,757
Amounts due from Zhangmen Group Companies(1)	—	2,082,352	517,210	588,783	(3,188,345)	—
Assets of disposal group	—	505,398	1,939,437	338,808	(660,859)	2,122,784
Other assets	553	—	—	4,281	—	4,834
Total assets	65,434	2,587,750	2,456,647	1,266,429	(3,849,204)	2,527,056
Amounts due to Zhangmen Group Companies(1)	4,213	1,101,495	—	2,082,637	(3,188,345)	—
Deferred revenue	—	—	—	76,380	—	76,380
Refund liabilities	—	—	—	64,592	—	64,592
Deficits of investments in subsidiaries and consolidated VIEs(2)	908,253	—	—	—	(908,253)	—
Liabilities of disposal group	—	174,632	2,776	3,043,062	—	3,220,470
Other liabilities	—	—	—	12,646	—	12,646
Total liabilities	912,466	1,276,127	2,776	5,279,317	(4,096,598)	3,374,088
Total shareholders’ (deficit) equity	(847,032)	1,311,623	2,453,871	(4,012,888)	247,394	(847,032)
	For the Year Ended December 31, 2022
	Zhangmen	WFOEs	Other Subsidiaries	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Cash and cash equivalents	6,464	—	—	125,444	—	131,908
Short-term investments	20,894	—	—	—	—	20,894
Amounts due from Zhangmen Group Companies(1)	133,264	—	—	—	(133,264)	—
Other assets	34	—	—	3,669	—	3,703
Total assets	160,656	—	—	129,113	(133,264)	156,505
Amounts due to Zhangmen Group Companies(1)	—	—	—	133,264	(133,264)	—
Deficits of investments in subsidiaries and VIE(2)	83,900	—	—	—	(83,900)	—
Deferred revenue	—	—	—	33,508	—	33,508
Refund liabilities	—	—	—	15,688	—	15,688
Other liabilities	188			30,553		30,741
Total liabilities	84,088	—	—	213,013	(217,164)	79,937
Total shareholders’ equity (deficit)	76,568	—	—	(83,900)	83,900	76,568

____________

Notes:

(1)      The eliminations are mainly related to the unpaid balance of service fees between WFOEs and VIEs and other interest-free advances from/to the VIE(s).

(2)      The eliminations are mainly related to the investments to subsidiaries and VIEs.

	For the Year Ended December 31, 2021
	Zhangmen	WFOEs	Other Subsidiary	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Net cash used in continuing operating activities	(72,690)	—	—	(325,600)	—	(398,290)
Net cash (used in) generated from discontinued operating activities	—	(443,974)	3,961	(2,260,442)	—	(2,700,455)
Net cash (used in) generated from operating activities	(72,690)	(443,974)	3,961	(2,586,042)	—	(3,098,745)
Net cash (used in) generated from continuing investing activities(1)	(478,881)	—	—	666,282	—	187,401
Net cash generated from discontinued investing activities	—	334,332	832,939	76,900	2,480,746	3,724,917
Net cash (used in) generated from investing activities	(478,881)	334,332	832,939	743,182	2,480,746	3,912,318
Net cash generated from continuing financing activities(1)	560,842	—	—	380	—	561,222
Net cash generated from discontinued financing activities	—	539,150	345,903	1,583,339	(2,480,746)	(12,354)
Net cash generated from financing activities(1)	560,842	539,150	345,903	1,583,719	(2,480,746)	548,868
Effect of exchange rate changes	(9,109)	—	(47,634)	—	—	(56,743)
Net increase (decrease) in cash, cash equivalents and restricted cash	162	429,508	1,135,169	(259,141)	—	1,305,698
Cash, cash equivalents and restricted cash at beginning of the year	962	7,528	142,761	680,998	—	832,249
Cash, cash equivalents and restricted cash at end of the year	1,124	437,036	1,277,930	421,857	—	2,137,947

	For the Year Ended December 31, 2022
	Zhangmen	WFOEs	Other Subsidiaries	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Net cash used in continuing operating activities	(16,260)	—	—	(144,992)	—	(161,252)
Net cash used in discontinued operating activities	—	(263,620)	(123,423)	(427,476)	—	(814,519)
Net cash used in operating activities	(16,260)	(263,620)	(123,423)	(572,468)	—	(975,771)
Net cash generated from continuing investing activities(1)	—	—	—	42,863	—	42,863
Net cash used in discontinued investing activities	(24,212)	—	(1,248,718)	(1,005,787)	1,065,563	(1,213,154)
Net cash used in investing activities	(24,212)	—	(1,248,718)	(962,924)	1,065,563	(1,170,291)
Net cash generated from continuing financing activities	26	—	—	—	—	26
Net cash (used in) generated from discontinued financing activities	—	(173,416)	—	1,238,979	(1,065,563)	—
Net cash generated from (used in) financing activities	26	(173,416)	—	1,238,979	(1,065,563)	26
Effect of exchange rate changes	45,786	—	94,211	—	—	139,997
Net increase (decrease) in cash, cash equivalents and restricted cash	5,340	(437,036)	(1,277,930)	(296,413)	—	(2,006,039)
Cash, cash equivalents and restricted cash at beginning of the year	1,124	437,036	1,277,930	421,857	—	2,137,947
Cash, cash equivalents and restricted cash at end of the year	6,464	—	—	125,444	—	131,908

____________

Note:

(1)      The eliminations are mainly related to working capital from Zhangmen to its subsidiaries and the VIEs, and other interest-free advances from/to Zhangmen to its subsidiaries and the VIEs.

Net Book Value per ADS

The net book value per ADS as of December 31, 2021 was $0.007 based on 20,005,318 ADSs issued and outstanding as of that date.

The net book value per ADS as of December 31, 2022 was $0.004 based on 20,005,318 ADSs issued and outstanding as of that date.

TRANSACTIONS IN THE ORDINARY SHARES AND ADSs

Purchases by the Buyer

Other than the Merger Agreement and agreements entered into in connection therewith, including the Support Agreement, the Limited Guarantee and the Equity Commitment Letter, there have been no purchases in Ordinary Shares or ADSs by the Buyer at any time during the past two years.

Purchases by the Company

The Company did not purchase any Ordinary Shares or ADSs during the two years prior to the date of this Proxy Statement.

Prior Public Offerings

In June 2021, the Company completed its initial public offering (the “IPO”), which involved the sale by the Company of 3,623,000 ADSs, followed by the underwriters’ full exercise of their option to purchase from the Company an additional 543,450 ADSs. The initial offering price was $11.50 per ADS. The net proceeds to the Company from the IPO were approximately $44.6 million.

Save as described above, the Company has not conducted an underwritten public offering of its securities for cash during the past three years.

Transactions in Prior 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith including the Support Agreement, the Limited Guarantee, and the Equity Commitment Letter, and as disclosed above, there have been no transactions in the Ordinary Shares or ADSs during the past 60 days by the Company, any of the Company’s officers or directors (including the Buyer), Parent, Merger Sub, or any person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as of February 28, 2023 by:

•        each of our directors and executive officers; and

•        each person known to us to beneficially own more than 5% of our Ordinary Shares.

We have adopted a dual-class voting structure. The calculations in the table below are based on 1,440,382,877 Ordinary Shares outstanding (on an as-converted basis) as of February 28, 2023, consisting of 1,245,504,866 Class A Shares and 194,878,011 Class B Shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned as of February 28, 2023
	Class A Ordinary Shares		Class B Ordinary Shares		Total ordinary shares		Voting Power

	Number	%	Number	%	Number	%	%***
Directors and Executive Officers:†
Yi Zhang(1)	—	—	194,878,011	100.0	194,878,011	13.5	82.4
Jicai Qi	—	—	—	—	—	—	—
Adam J. Zhao	—	—	—	—	—	—	—
Principal Shareholders:
Genesis Capital Entities(3)	223,340,534	17.9	—	—	223,340,534	15.5	3.1
Ultimate Vitor II Holdings Limited(1)	—	—	194,878,011	100.0	194,878,011	13.5	82.4
Demantoid Gem Holdings Limited(4)	145,328,198	11.7	—	—	145,328,198	10.1	2.0
Wenwei Entities(5)	87,788,787	7.0	—	—	87,788,787	6.1	1.2
CMC Entities(6)	86,772,609	7.0	—	—	86,772,609	6.0	1.2
Smart Fish II Holdings Limited(2)	84,518,827	6.8	—	—	84,518,827	5.9	1.2
SVF II ZEAL SUBCO (DE) PTE. LTD(7)	84,412,769	6.8	—	—	84,412,769	5.9	1.2

____________

Notes:

*        Aggregate number of shares account for less than 1% of our total Ordinary Shares outstanding as of February 28, 2023.

**      Except as indicated otherwise below, the business address of our directors and executive officers is No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China.

***    For each person or group included in this column, percentage of total voting power represents voting power based on both Class A Shares and Class B Shares held by such person or group with respect to all outstanding shares of our Class A Shares and Class B Shares as a single class. Each holder of our Class A Shares is entitled to one vote per share. Each holder of our Class B Shares is entitled to thirty votes per share. Our Class B Shares are convertible at any time by the holder into Class A Shares on a one-for-one basis, while Class A Shares are not convertible into Class B Shares under any circumstances.

(1)      Represents 194,878,011 Class B Shares held by Ultimate Vitor II Holdings Limited, a British Virgin Islands company. Ultimate Vitor II Holdings Limited is controlled by the Ultimate Vitor Family Trust, a trust established under a trust deed between Mr. Yi Zhang as settlor and TMF (Cayman) Ltd. as trustee. Mr. Zhang is the settlor and the sole beneficiary of the Ultimate Vitor Family Trust. Under the terms of the trust deed of this trust, Mr. Zhang has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, such Class B Shares held by Ultimate Vitor II Holdings Limited. Mr. Zhang is the sole director of Ultimate Vitor II Holdings Limited. Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, Mr. Zhang may be deemed to beneficially own all of the Class B Shares held of record by Ultimate Vitor II Holdings Limited. Each Class B Share is convertible into one Class A Share at any time by the holder thereof.

(2)      Represents 84,518,827 Class A Shares held by Smart Fish II Holdings Limited, a British Virgin Islands company. Smart Fish II Holdings Limited is controlled by the Fish Family Trust, a trust established under a trust deed between Mr. Teng Yu as settlor and TMF (Cayman) Ltd. as trustee. The registered address of Smart Fish II Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Mr. Yu is the settlor and the sole beneficiary of the Fish Family Trust. Under the terms of the trust deed of this trust, Mr. Yu has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, such Class A Shares held by Smart Fish II Holdings Limited. Mr. Yu is the sole director of Smart Fish II Holdings Limited. Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, Mr. Teng Yu may be deemed to beneficially own all of the Class A Shares held of record by Smart Fish II Holdings Limited.

(3)      Represents (i) 77,494,816 Class A Shares held by Genesis Capital I LP, a Cayman Islands exempted limited partnership, (ii) 13,183,129 Class A Shares held by YSC Education (BVI) Limited, a British Virgin Islands limited liability company, (iii) 128,749,605 Class A Shares held by YSC Education I (BVI) Limited, a British Virgin Islands limited liability company, and (iv) 3,912,984 Class A Shares held by Genesis Capital II LP, according to the Schedule 13G filed jointly by them and their affiliates with the SEC on February 14, 2022. The registered address of Genesis Capital I LP and Genesis Capital II LP is Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands. The registered address of YSC Education (BVI) Limited and YSC Education I (BVI) Limited is Coastal Building, Wickham’s Cay II, P. 0. Box 2221, Road Town, Tortola, British Virgin Islands. Genesis Capital I LP’s general partner is Genesis Capital Ltd, whose registered address is 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands. Genesis Capital Ltd is the general partner of Genesis Capital I LP. Genesis Capital Ltd is wholly owned by Yuan Capital Ltd., which is wholly owned by Mr. Zhijian Peng. YSC Education (BVI) Limited is controlled by Genesis Capital I LP. Genesis Capital Ltd is the general partner of Genesis Capital I LP. Genesis Capital Ltd is wholly owned by Yuan Capital Ltd, which is wholly owned by Mr. Zhijian Peng. YSC Education I (BVI) Limited is controlled by Genesis Capital II LP. Genesis Capital II Ltd is the general partner of Genesis Capital II LP. Genesis Capital II Ltd is wholly owned by Yuan Capital Ltd, which is wholly owned by Mr. Zhijian Peng.

(4)      Represents 145,328,198 Class A Shares held by Demantoid Gem Holdings Limited (“Demantoid”), a British Virgin Islands limited liability company, according to the Schedule 13G filed jointly by it and its affiliates with the SEC on February 14, 2022. The registered address of Demantoid is Tricor Services (BVI) Limited, P.O. Box 3340, Road Town, Tortola, British Virgin Islands. Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P. (“WP XII Callisto”) holds 9.0605% of the equity interests of Demantoid. Warburg Pincus (Europa) Private Equity XII (Cayman), L.P. (“WP XII Europa”) holds 9.902% of the equity interests of Demantoid. Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P. (“WP XII Ganymede”) holds 13.243% of the equity interests of Demantoid. Warburg Pincus Private Equity XII-B (Cayman), L.P. (“WP XII-B”) holds 6.4615% of the equity interests of Demantoid. Warburg Pincus Private Equity XII-D (Cayman), L.P. (“WP XII-D”) holds 0.9295% of the equity interests of Demantoid. Warburg Pincus Private Equity XII-E (Cayman), L.P. (“WP XII-E”) holds 5.305% of the equity interests of Demantoid. Warburg Pincus XII Partners (Cayman), L.P. (“Warburg Pincus XII Partners”) holds 3.361% of the equity interests of Demantoid. WP XII Partners (Cayman), L.P. (“WP XII Partners”) holds 1.7375% of the equity interests of Demantoid. Warburg Pincus China Partners (Cayman), L.P. (“WPC Cayman”) holds 4.313% of the equity interests of Demantoid. Warburg Pincus China (Cayman), L.P. (“WPCP Cayman”) holds 45.687% of the equity interests of Demantoid. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is manager of certain private equity funds, including WP Funds. Warburg Pincus (Cayman) XII, L.P. (“WP XII Cayman GP”) is the general partner of WP XII Callisto, WP XII Europa, WP XII Ganymede, WP XII-B, WP XII-D, WP XII-E, Warburg Pincus XII Partners and WP XII Partners. Warburg Pincus (Cayman) XII GP LLC, a Delaware limited liability company (“WP XII Cayman GP LLC”), is the general partner of WP XII Cayman GP. Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“WPP II Cayman”), is the sole member of WP XII Cayman GP LLC. Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda GP”), is the general partner of WPP II Cayman. Warburg Pincus (Cayman) China GP, L.P., a Cayman Islands exempted limited partnership (“WPC Cayman GP”), is the general partner of WPC Cayman and WPCP Cayman. Warburg Pincus (Cayman) China GP LLC, a Delaware limited liability company (“WPC Cayman GP LLC”), is the general partner of WPC Cayman GP. WPP II Cayman is the managing member of WPC Cayman GP LLC. WP Bermuda GP is the general partner of WPP II Cayman. Charles R. Kaye is the Managing General Partner of WP, Ultimate General Partner of WP XI-C, WP XI Asia, Managing Member and Chief Executive Officer of WP LLC and may be deemed to control the Warburg Pincus entities. Mr. Kaye disclaims beneficial ownership of all shares held by the Warburg Pincus entities. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

(5)      Represents 87,788,787 Class A Shares held by Shanghai Wenwei I Enterprise Management Partnership (Limited Partnership), a limited partnership organized under the laws of the PRC, according to the Schedule 13G filed jointly by it and its affiliates with the SEC on February 14, 2022. The registered address of Shanghai Wenwei I Enterprise Management Partnership (Limited Partnership) is Room 1125, No. 35, Rijing Road, Shanghai Pilot Free Trade Zone, China. Shanghai Wenwei I Enterprise Management Partnership (Limited Partnership)’s general partner is Shunwei Capital Venture Investment Partnership (Limited Partnership) of Lhasa Economic and Technological Development Zone, whose general partner is Lhasa Economic and Technological Development Zone Shunwei Capital Investment Consulting Co., Ltd. Lhasa

Economic and Technological Development Zone Shunwei Capital Investment Consulting Co., Ltd. is controlled by Mr. Jun Lei, who holds more than 50% of equity interests in Lhasa Economic and Technological Development Zone Shunwei Capital Investment Consulting Co., Ltd.

(6)      Represents (i) 76,056,513 Class A Shares held by CMC Zenith Holdings Limited, a Cayman Islands company, (ii) 86,772,609 Class A Shares held by CMC Zenith II Holdings Limited, a Cayman Islands company and (iii) 2,867,765 Class A Shares held by Studemont Delta Holdings Limited, a Cayman Islands company, according to the Schedule 13G filed jointly by them and their affiliates with the SEC on February 14, 2022. The registered address of CMC Zenith Holdings Limited, CMC Zenith II Holdings Limited and Studemont Delta Holdings Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. CMC Zenith Holdings Limited is wholly owned by CMC Zenith, L.P., whose general partner is CMC Zenith GP, L.P. CMC Zenith GP, L.P.’s general partner is CMC Capital Partners GP II, Ltd. CMC Zenith II Holdings Limited is wholly owned by Alpha Plus Fund, L.P., whose general partner is Alpha Plus Fund GP, Ltd. Studemont Delta Holdings Limited is wholly owned by Studemont Delta, L.P., whose general partner is Studemont Delta GP Ltd. Each of CMC Capital Partners GP II, Ltd., Alpha Plus Fund GP, Ltd. and Studemont Delta GP Ltd is wholly owned by LaConfiance Investments Ltd. LaConfiance Investments Ltd is wholly owned by LeBonheur Holdings Ltd. LeBonheur Holdings Ltd is wholly owned by Brilliant Spark Holdings Limited. Brilliant Spark Holdings Limited is wholly owned by Mr. Ruigang Li.

(7)      Represents 84,412,769 Class A Shares underlying 1,172,399 ADS held by SVF II Zeal Subco (DE) LLC, a Delaware limited liability company, according to the Schedule 13G filed jointly by it and its affiliates with the SEC on February 14, 2022. The registered address of SVF II Zeal Subco (DE) LLC is 251 Little Falls Drive, Wilmington, Delaware 19808. SVF II Zeal Subco (DE) LLC is SoftBank Vision Fund II-2 L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II Zeal Subco (DE) LLC. The manager of SoftBank Vision Fund II-2 L.P. is SB Global Advisers Limited.

To our knowledge, as of February 28, 2023, 1,165,004,226 of our Class A Shares were held by one record holder in the United States, which is the depositary of our ADS program, representing 80.9% of our total issued and outstanding Ordinary Shares as of such date. We are not aware of any arrangement that may, at a subsequent date, result in change of control of our company.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, the Company will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated by reference in this Proxy Statement include certain forward-looking statements. These statements appear throughout this Proxy Statement and include statements regarding the intent, belief, and current expectations of the Company. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of the various factors, including those identified in (i) the 2022 Form 20-F, and (ii) as otherwise described in the Company’s filings with the SEC from time to time.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish the Company’s annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at www.sec.gov.

Because the Merger is a going-private transaction, the Company and the Buyer have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. The 2022 Form 20-F is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this Proxy Statement.

We undertake to provide you without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

Requests for copies of the Company’s filings should be directed to Zhangmen Education Inc. at the address and phone numbers provided in this Proxy Statement. The opinion and presentation materials prepared by Duff & Phelps for the Special Committee referenced in this Proxy Statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Ordinary Shares or his, her or its representative who has been so designated in writing.

If you have any questions or need assistance in voting your Ordinary Shares or ADSs, you can contact Zhangmen Education Inc. at ir@zhangmen.com.

This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your Ordinary Shares, or to direct the voting of Ordinary Shares represented by your ADSs, at the Extraordinary General Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement.

This Proxy Statement is dated             , 2023. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to holders of Ordinary Shares and ADSs does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

ULTIMATE VITOR II HOLDINGS LIMITED,

SUMMIT LUSTRE LIMITED

and

ZHANGMEN EDUCATION INC.

Dated as of July 28, 2023

Annex A-i

Annex A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2023 (this “Agreement”), is entered into by and among Ultimate Vitor II Holdings Limited, a business company incorporated under the Laws of the British Virgin Islands (“Parent”), Summit Lustre Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Zhangmen Education Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Law”), it is proposed that Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the Cayman Islands Companies Law) and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation and approval of a special committee of the Board of Directors consisting of independent directors of the Company (the “Special Committee”), has by unanimous resolution of the Special Committee (a) determined and approved that it is in the best interests of the Company and its shareholders (other than the holders of Excluded Shares) and declared it advisable, to enter into this Agreement, (b) approved the entry into, execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and (c) resolved to recommend the approval and authorization of this Agreement, the Merger and the other transactions contemplated hereby by the shareholders of the Company at the Shareholders’ Meeting;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) approved the entry into, execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (b) resolved to approve and authorize Parent and Merger Sub, as the case may be, to enter into this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub, the Company and the Founder Shareholder (as defined below) and certain other parties named therein have entered into a support agreement, dated as of the date hereof, in the form executed and delivered to the Company simultaneously with the execution of this Agreement (the “Support Agreement”) pursuant to which each of the Founder Shareholder and Parent has agreed, among other things, (a) subject to the terms and conditions of the Support Agreement, to vote the Founder Shares, together with any other Ordinary Shares (including Ordinary Shares represented by ADSs) acquired (whether beneficially or of record) by the Founder Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of the Founder Shareholder’s obligations under the Support Agreement, in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby, and to take certain other actions in furtherance of the transactions contemplated by this Agreement; and (b) subject to the terms and conditions of the Support Agreement, to receive no cash consideration for the cancellation and surrender of the Company Securities beneficially owned by the Parent immediately prior to the Effective Time (the “Founder Shares”) in accordance with this Agreement;

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Yi Zhang (the “Founder Shareholder”) has executed and delivered a limited guarantee in favor of the Company, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement (the “Limited Guarantee”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

Annex A-1

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VII, and in accordance with the applicable provisions of the Cayman Islands Companies Law, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the register by the Registrar of Companies (as defined below) in the Cayman Islands and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at (a) the offices of the Hong Kong Club Building, 3A Chater Road, Hong Kong, China, at 10:00 a.m., Hong Kong Time, on the third Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or (b) at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement.

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Islands Companies Law by executing and filing the Plan of Merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Islands Companies Law (the time of filing of the Plan of Merger by the Registrar of Companies, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger in accordance with the applicable provisions of the Cayman Islands Companies Law, being referred to herein as the “Effective Time”).

Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the Cayman Islands Companies Law. Without limiting the generality of the foregoing, at the Effective Time, all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of the Company and Merger Sub shall immediately vest in the Surviving Company, and the Surviving Company shall be liable for and subject, in the same manner as the Company and Merger Sub, all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of the Company and Merger Sub in accordance with the provisions of the Cayman Islands Companies Law.

Section 1.5 Company Memorandum and Articles of Association. At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company, save and except that (a) all references to the name “Summit Lustre Limited” shall be amended to “Zhangmen Education Inc.”; (b) all references to the share capital and registered office of the Surviving Company shall be amended to refer to the correct authorized share capital and registered office of the Surviving Company consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Islands Companies Law and such memorandum and articles of association; and (c) such memorandum and articles of association shall include such indemnification provisions as required by Section 6.9(c).

Section 1.6 Directors and Officers.

(a) The sole director of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial director of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Annex A-2

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II

EFFECT OF MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Per Share Merger Consideration. Each Class A ordinary share, par value $0.00001 per share (each a “Class A Share”, or collectively, “Class A Shares”), and Class B ordinary share, par value $0.00001 per share (each a “Class B Share”, or collectively, “Class B Shares”) (Class A Shares together with Class B Shares, collectively, “Ordinary Shares”), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, (subject to Section 2.1(d) in the case of) the Dissenting Shares and the Ordinary Shares represented by ADSs) shall be cancelled and converted in accordance with the provisions of the Cayman Islands Companies Law into the right to receive $0.0077778 (representing $0.56 divided by seventy-two) per Ordinary Share in cash without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Ordinary Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished in accordance with the provisions of the Cayman Islands Companies Law and shall cease to exist, and each former holder of Ordinary Shares (other than the Excluded Shares, (subject to Section 2.1(d) in the case of) the Dissenting Shares and the Ordinary Shares represented by ADSs) that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Ordinary Shares, except for the right to receive the Per Share Merger Consideration without interest, to be paid in consideration therefor in accordance with this Article II.

(b) Per ADS Merger Consideration. Each American Depositary Share, representing seventy-two (72) Ordinary Shares (each, an “ADS” or collectively, “ADSs”) issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares), together with each Ordinary Share represented by such ADSs, shall be cancelled and converted into the right to receive $0.56 per ADS in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; provided that in the event of any conflict between this Agreement and the Deposit Agreement, provisions in this Agreement shall apply. At the Effective Time, all of the ADSs, together with each Ordinary Share represented by such ADSs, that have been converted into a right to receive the Per ADS Merger Consideration as provided in this Section 2.1(b) shall no longer be outstanding, shall be cancelled and extinguished and shall cease to exist, and each former holder of ADSs (other than the ADSs representing the Excluded Shares) that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such ADSs, except for the right to receive the Per ADS Merger Consideration without interest, to be paid in consideration therefor in accordance with this Article II.

(c) Cancellation of Certain Shares. Each Ordinary Share (including Ordinary Shares represented by ADSs) owned by the Company as a treasury share, the Parent, or any direct or indirect subsidiary of the Company or the Parent immediately before the Effective Time, including, for the avoidance of doubt, the Founder Shares and any Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by entities set forth on Section 2.1(c) of the Parent Disclosure Letter (collectively, the “Cancelled Shares”), shall be cancelled and surrendered automatically in accordance with the provisions of the Cayman Islands Companies Law and shall cease to exist, and no consideration shall be paid for the Cancelled Shares.

(d) Dissenting Shares. Any Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Ordinary Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the Cayman Islands Companies Law (collectively, the “Dissenting Shares”) shall be cancelled and cease to exist in accordance with the provisions of the Cayman Islands Companies Law, but shall not be converted into or

Annex A-3

exchangeable for or represent the right to receive the Per Share Merger Consideration without interest (except as provided in this Section 2.1(d)), and each such Dissenting Shareholder shall instead be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Islands Companies Law. If any Dissenting Shareholder has effectively withdrawn in accordance with the Cayman Islands Companies Law or lost the right to dissent, then in each case, as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled and having ceased to exist in accordance with the provisions of the Cayman Islands Companies Law at the Effective Time, be entitled to receive the Per Share Merger Consideration without interest, pursuant to this Section 2.1(d).

(e) Share Capital of Merger Sub. Immediately following the cancellation of Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the terms and conditions set out in Section 2.1(a) to Section 2.1(d) above, each ordinary share, par value $0.0001 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.00001 per share, of the Surviving Company in accordance with the provisions of the Cayman Islands Companies Law and shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

Section 2.2 Treatment of Company Equity Awards.

(a) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors or the compensation committee thereof, or the Special Committee, as applicable, shall adopt any resolutions and take any other actions necessary or appropriate to cause the Company Options and the Company Restricted Share Awards to be treated in accordance with Section 2.2(b) below.

(b) Treatment of Company Options and Company Restricted Share Awards.

(i) Treatment of Vested Company Options. Each Company Option that is outstanding, unexercised, vested and not yet expired as of immediately prior to the Effective Time (each, “Vested Company Option”), will immediately prior to the Effective Time, except as otherwise agreed to between a holder of such Vested Company Options and Parent, by virtue of the Merger and without other action by Parent, the Company, or the holder of such Vested Company Option, be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the excess of (A) Per Share Merger Consideration over (B) the exercise price of such Vested Company Option, multiplied by the number of Ordinary Shares underlying such Vested Company Option, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.3(i) (if any); provided that any Vested Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefore.

(ii) Treatment of Vested Company Restricted Share Awards. Each Ordinary Share, that is outstanding and vested as of immediately prior to the Effective Time and subject to a Company Restricted Share Award (each, “Vested Company Restricted Share Awards”) will, except as otherwise agreed to between a holder of a Company Restricted Share Award and Parent, by virtue of the Merger and without other action by Parent, the Company, or holder of such Vested Company Restricted Share Awards, be cancelled and thereafter be converted into the right to receive, at or promptly after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to Per Share Merger Consideration multiplied by the number of Ordinary Shares underlying such Vested Company Restricted Share Awards, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.3(i) (if any).

(iii) Treatment of Unvested Company Options(iv). Each Company Option that is outstanding and unvested (an “Unvested Company Option”) immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Option.

(v) Treatment of Unvested Company Restricted Share Awards(vi). Each Company Restricted Share Awards that is outstanding and unvested (an “Unvested Company Restricted Share Awards”) immediately prior to the Effective Time shall be cancelled as of the Effective Time, automatically and without action by the holder of such Unvested Company Restricted Share Awards.

Annex A-4

(vii) Payment Procedures. Prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount payable to holders of Vested Company Options and Vested Company Restricted Share Awards (after giving effect to any required Tax withholdings as provided in Section 2.3(i)). As promptly as reasonably practicable following the Effective Time, the applicable holders of Vested Company Options and Vested Company Restricted Share Awards shall receive a payment from the Company or the Surviving Company of all amounts required to be paid to such holders in respect of Vested Company Options and Vested Company Restricted Share Awards (as applicable) that are cancelled and converted pursuant to Section 2.2(b) (after giving effect to any required Tax withholdings as provided in Section 2.3(i)).

(viii) As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.2. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Company will be required to issue Ordinary Shares or other share capital of the Company or the Surviving Company to any person pursuant to the Company Share Plans or in settlement of any Company Option or Company Restricted Share Awards.

Section 2.3 Exchange of Share Certificates, etc.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint an entity selected by Parent to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.1(a), Section 2.1(b) and Section 2.1(d) (in the case of Section 2.1(d), when ascertained) (collectively, the “Merger Consideration”). Prior to the Effective Time, or in the case of payments pursuant to Section 2.1(d), when ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) (other than Excluded Shares), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Ordinary Shares (other than the Excluded Shares, (subject to Section 2.1(d) in the case of) the Dissenting Shares, and the Ordinary Shares represented by ADSs) entitled to receive the Per Share Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of such Ordinary Shares shall be effected); and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Ordinary Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.3(c)) or non-certificated Ordinary Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.3(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Ordinary Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.3(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor cash in immediately available funds, in the amount equal to (x) the number of Ordinary Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.3(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.3(i), and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, share, stock transfer or other Taxes and other government charges due

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to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any, which shall be withheld by the Depositary in accordance with Section 2.3(i)) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Ordinary Shares or ADSs pursuant to the provisions of this Article II.

(c) Lost Certificates. If any Share Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration (or in the case of Dissenting Shares, the amount payable per Share under Section 2.1(d)) multiplied by the number of Ordinary Shares (other than Excluded Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.1(a).

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Ordinary Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Ordinary Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or the Depositary, as applicable, or (ii) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company (including holders of ADSs) who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of six (6) years from the Closing Date shall be forfeited and shall revert to the Surviving Company or (iv) otherwise in accordance with the provisions of the memorandum and articles of association of the Surviving Company.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Ordinary Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Ordinary Shares or ADSs occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Ordinary Shares (including Ordinary Shares represented by ADSs), Company Options and Company Restricted Share Awards the same economic effect as contemplated by this Agreement prior to such action.

(f) Deposit or Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Ordinary Shares and ADSs, shall be deposited or invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company; provided that (i) in case of a deposit of the Exchange Fund, such deposit shall be held in an internationally recognized financial institution (including, but not limited to, Citibank N.A. Hong Kong), and (ii) in case of an investment of the Exchange Fund, no such investment or losses shall affect the amounts payable to such holders and Parent or the Surviving Company, as applicable, shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment to the extent necessary to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration as contemplated hereby. Earnings from deposits and investments shall be the sole and exclusive property of Parent and the Surviving Company. Except as contemplated by Section 2.3(b), this Section 2.3(f) and Section 2.3(g), the Exchange Fund shall not be used for any other purpose.

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(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Ordinary Shares or ADSs for six (6) months after the Effective Time (or in the case of the Dissenting Shareholders, after the amount payable to it is ascertained) shall be delivered to the Surviving Company upon demand, and any holders of Ordinary Shares and ADSs (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.1(a) and Section 2.1(b).

(h) No Liability. None of the Paying Agent, the Founder Shareholder, Parent, the Surviving Company or the Depositary, or any of their Affiliates, shall be liable to any former holder of Ordinary Shares for any such Ordinary Shares (including Ordinary Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of Parent, the Surviving Company, the Paying Agent, Merger Sub, the Company and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Ordinary Shares, ADSs, Company Options or Company Restricted Share Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Company, the Paying Agent, Merger Sub or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Company, the Company, the Paying Agent, Merger Sub or the Depositary, as applicable, to the applicable Governmental Entity and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Ordinary Shares, ADSs, Company Options or Company Restricted Share Awards in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Company, the Paying Agent, Merger Sub or the Depositary, as the case may be. In the event that Parent, Merger Sub, the Surviving Company, the Paying Agent, or the Depositary (or any other Person that has a withholding obligation pursuant to this Agreement) determines prior to the Closing that any such deduction or withholding is required to be made from any consideration payable pursuant to this Agreement, such Person shall promptly inform the Special Committee and the other Parties hereto of such determination and provide them with a reasonably detailed explanation of such determination and the Parties hereto shall consult with each other in good faith regarding such determination.

Section 2.4 No Transfers. From and after the Effective Time, (a) the register of members of the Company shall be closed, and there shall be no registrations of transfers in the register of members of the Surviving Company of the Ordinary Shares (including Ordinary Shares represented by ADSs) that were outstanding immediately prior to the Effective Time, and (b) the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Ordinary Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Ordinary Shares (other than the Excluded Shares and Dissenting Shares), and for no consideration in the case of Excluded Shares and only in accordance with Section 2.1(d) and Section 2.6 in the case of the Dissenting Shares.

Section 2.5 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Depositary to terminate the deposit agreement dated June 10, 2021, entered into by and among the Company, the Depositary and the holders and beneficial owners of ADSs issued thereunder (as amended from time to time, the “Deposit Agreement”) in accordance with its terms.

Section 2.6 Dissenting Shares. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, any attempted withdrawals of such Dissenter Rights, and any other instruments or communications served pursuant to Section 238 of the Cayman Islands Companies Law and received by the Company relating to its shareholders’ exercise of Dissenter Rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of Dissenter Rights under the Cayman Islands Companies Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of Dissenter Rights or any demands for appraisal or offer to settle or settle any such Dissenter Rights or any demands or approve any withdrawal of any such Dissenter Rights or demands.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2021 (the “Applicable Date”) and not less than two (2) Business Days prior to the date of this Agreement (without giving effect to any amendment to any such SEC Report filed on or after the date hereof and excluding any disclosures set forth in the SEC Reports (A) under the captions “Risk Factors” or “Forward-Looking Statements” (unless stated otherwise in the Company Disclosure Letter (as defined below)) and (B) in any other section relating to forward-looking statements, in each case, to the extent they are cautionary, predictive or forward-looking in nature) but only to the extent that the relevance of such disclosure to the relevant subject matter is reasonably apparent, or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure.

Section 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a legal entity duly incorporated, organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect or (b) prevent, delay or impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement. Section 3.1 of the Company Disclosure Letter sets forth (i) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, and (ii) the jurisdiction of organization of each such subsidiary. Except as set forth on Section 3.1 of the Company Disclosure Letter and except for securities held by the Company in connection with its ordinary course treasury investment activities, neither the Company nor any of its subsidiaries owns, directly or indirectly, any capital stock, shares or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock, shares or voting securities of, or other equity interests in, any other Person.

Section 3.2 Memorandum and Articles of Association. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the memorandum and articles of association, as amended to date (the “Memorandum of Association”), of the Company as currently in effect, and equivalent memorandum and articles of association, organizational or governing documents, as amended to date, of each of the Company’s material subsidiaries, and each of the foregoing documents is in full force and effect.

Section 3.3 Capitalization. The authorized share capital of the Company is $80,000 divided into 7,000,000,000 Class A Shares, 500,000,000 Class B Shares and 500,000,000 shares, par value $0.00001 per share, each of such class or classes (however designated) as the Board of Directors may determine in accordance with the Company’s Memorandum of Association.

(a) As of the date of this Agreement:

(i) 1,213,302,170 Class A Shares (other than Class A Shares subject to Company Restricted Share Awards) are issued and outstanding;

(ii) 194,878,011 Class B Shares (other than Class B Shares subject to Company Restricted Share Awards) are issued and outstanding;

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(iii) 38,000,001 Class A Shares are available for issuance pursuant to the Company Share Plans (and for the avoidance of doubt are not included in the number of issued and outstanding Class A Shares set forth in clause (i));

(iv)   No preferred shares are issued and outstanding;

(v) 17,318,640 Class A Shares issued and outstanding pursuant to Company Restricted Share Awards (and for the avoidance of doubt are not included in the number of issued and outstanding Class A Shares set forth in clause (i)); and

(vi)   Company Options to acquire 14,884,056 Class A Shares are issued and outstanding (and for the avoidance of doubt are not included in the number of issued and outstanding Class A Shares set forth in clause (i)).

(b) Each outstanding Company Equity Award (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Share Plans under which it was issued, and (ii) has not triggered and, is not reasonably expected to trigger, any liability for the holder thereof under Section 409A of the Code. All grants of Company Options and Company Restricted Share Awards were made in accordance with the terms of the Company Share Plans and the Company’s form of option award agreement and restricted share award agreement provided to Parent prior to the date hereof, as applicable.

(c) Except as set forth in Section 3.3(a) hereof, and except for this Agreement and the transactions contemplated hereunder, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares or other voting securities of the Company or its subsidiaries, (B) securities of the Company or its subsidiaries convertible into, exercisable for, or exchangeable for shares, voting securities or equity interests of the Company or its subsidiaries, (C) subscriptions, options, warrants, convertible debts, convertible instruments, calls, phantom stock or other similar rights, agreements, arrangements, understandings or commitments of any character to acquire from the Company or its subsidiaries, or obligations of the Company or its subsidiaries to issue or sell, any issued or unissued shares, voting securities, equity interests or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares, voting securities or equity interests of the Company or its subsidiaries, (D) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, exercisable for, or exchangeable for shares, voting securities or equity interests of the Company or any of its subsidiaries having the right to vote) on any matters on which shareholders of the Company may vote, or (E) securities or rights issued by the Company or its subsidiaries, in each case, that are derivative of, or provide economic benefit based on the value of, shares, voting securities or equity interests of the Company or its subsidiaries (the foregoing securities in clauses (A) through (E), the “Company Securities”) and (ii) there are no outstanding contractual obligations of the Company or any of its subsidiaries to (x) repurchase, redeem or otherwise acquire any Company Securities or (y) grant, extend or enter into any subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement, understanding or commitment with respect to Company Securities. Except as set forth in Section 3.3(a) hereof, as of the date of this Agreement, all issued, outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive rights, purchase options, call or right of first refusal or similar rights. Each of the issued, outstanding shares or other equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares or other equity interests are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, transfer restrictions, limitations in voting rights, charges or other encumbrances of any nature whatsoever (except for Permitted Liens), except for such transfer restrictions of general applicability arising under the Securities Act.

Section 3.4 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of the Company’s shareholders by way of a shareholders’ special resolution of this Agreement, the Plan of Merger and other transactions contemplated hereby by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting power of the Ordinary Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Company Requisite Vote”) and the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Islands Companies Law. This Agreement has been duly and validly entered into, executed and delivered by the Company and, assuming the due authorization, execution and delivery

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hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors, at a duly called, constituted and held meeting, upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its shareholders (other than the holders of Excluded Shares) and declared it advisable and approved, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) resolved to recommend the approval of this Agreement, the Merger and the other transactions contemplated hereby by the shareholders of the Company at the Shareholders’ Meeting (the “Recommendation”) and (iv) directed and approved that this Agreement, the Merger and the other transactions contemplated hereby be submitted to the shareholders of the Company at the Shareholders’ Meeting for their approval. The only vote or approval of the holders of any class or series of capital stock of the Company or any of its subsidiaries which is required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) assuming that the Company Requisite Vote has been obtained, breach, violate or conflict with the Memorandum of Association or other equivalent organizational or governing documents of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any License or any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound including in accordance with the provisions of the Cayman Islands Companies Law or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company or any of its subsidiaries pursuant to, any Contract, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent, materially delay or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

(b) The entry into, execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, arbitral body (public or private), commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, including the joining of the Company in the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) with the Proxy Statement as an exhibit thereto, and the filing of one or more amendments to the Schedule 13E-3 (with the Proxy Statement as an exhibit thereto) to respond to comments of the SEC, if any, (ii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Islands Companies Law and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to (A) prevent, materially delay or materially impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement or (B) have a Material Adverse Effect.

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Section 3.6 Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries are not, and since the Applicable Date have not been, in violation in any material respect of and are, and since the Applicable Date have been, in compliance in all material respects with, each Law applicable to the Company or any of its subsidiaries or any of its or their respective assets, businesses or properties. The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted, owned, leased or operated (“Licenses”), and all Licenses are effective and passed their respective annual inspection (as applicable) in accordance with applicable Laws and no suspension or cancellation of any of the Licenses is pending or, to the knowledge of the Company, threatened. All approvals of, and filings and registrations and other requisite formalities with, Governmental Entities in the PRC that are required to be obtained or made in respect of the Company and its subsidiaries incorporated in the PRC with respect to its capital structure and operations as now being conducted as of the date hereof and immediately before the Effective Time, have been duly completed in all material respect in accordance with applicable PRC Laws. None of the Company and its subsidiaries is in default, breach or violation of any Law applicable to it, or by which any of its properties or assets is bound in any material respect. None of the Company and its subsidiaries has received any written notice or communication from any Governmental Entity or stock exchange of any non-compliance with any applicable Laws that has not been cured, except for such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as would not be individually or in the aggregate material since the Applicable Date, none of the Company or any of its subsidiaries, or, to the knowledge of the Company any officer or director of any of the foregoing, agent, employee or other Person acting on behalf of any of the foregoing, has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act of 2010, any applicable anti-corruption Laws of the PRC (including the Criminal Law of the PRC passed by the National People’s Congress on July 1, 1979 (as amended), the Law of the PRC for Countering Unfair Competition passed by the National People’s Congress on September 2, 1993 (as amended) and the Interim Provisions Prevention of Commercial Bribery passed by the State Administration for Industry and Commerce of the PRC on November 15, 1996), the Prevention of Bribery Ordinance of Hong Kong, the Banking Ordinance of Hong Kong and the Independent Commission Against Corruption Ordinance of Hong Kong, or any other similar applicable Law that prohibits corruption or bribery and regulate record keeping and internal controls (collectively, “Anti-Corruption Laws”). The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material aspects with the Anti-Corruption Laws by the Company and its subsidiaries. Since the Applicable Date to the date hereof, neither the Company nor any of its subsidiaries has, in connection with or relating to the business of the Company or any of its subsidiaries, (1) received from any Governmental Entity any written notice, citation or inquiry, (2) made any voluntary, directed, or involuntary disclosure to a Governmental Entity for any actual or potential non-compliance with any applicable Anti-Corruption Laws, or (3) is aware of any internal or Governmental Entity-led investigation regarding any non-compliance with any applicable Anti-Corruption Laws.

(c) To the knowledge of the Company, none of the Company’s directors or officers is a Government Official.

(d) Neither the Company nor any of its subsidiaries, nor any of their respective officers or directors, nor to the knowledge of the Company, any employee, agent or other Person acting on behalf of the Company or any of its subsidiaries, is currently, or has been since the Applicable Date: (A) a Sanctioned Person, (B) organized, resident or located in a Sanctioned Country, (C) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (D) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).

(e) Since the Applicable Date to the date hereof, neither the Company nor any of its subsidiaries has, in connection with or relating to the business of the Company or any of its subsidiaries, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any material violation or wrongdoing related to Trade Control Laws.

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Section 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished, on a timely basis, all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed by it with, or furnished by it to, the U.S. Securities and Exchange Commission (the “SEC”) since the Applicable Date (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. As of the date hereof, (i) there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) none of the subsidiaries of the Company is subject to the reporting requirements of Section 13a or 15d of the Exchange Act since the Applicable Date.

(b) The audited consolidated financial statements of the Company (including all notes thereto) included in each of the Company’s Annual Reports on Form 20-F filed with the SEC since the Applicable Date complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, statements of comprehensive (loss) income and statements of cash flows for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) for all interim periods included in the SEC Reports complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal year-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations for the periods indicated (subject to normal year-end adjustments as permitted by GAAP). There are no unconsolidated subsidiaries of the Company within the meaning of GAAP.

(c) The Company has established and maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the Applicable Date, based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, there has not been (i) any “material weakness” and “significant deficiency” (as defined by the Public Company Accounting Oversight Board) in the design or operation of its internal control over financial reporting or (ii) any fraud or allegation of fraud whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Except for (i) liabilities or obligations incurred in the ordinary course of business since December 31, 2022, (ii) liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereunder and (iv) liabilities or obligations that would not be reasonably expected to have, individually

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or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.8 Security. Neither the Company nor any of its subsidiaries has any secured creditors holding fixed or floating security interests with respect to any securities or assets of the Company or any of its subsidiaries.

Section 3.9 Contracts.

(a) Except (i) for this Agreement, (ii) for the Company Share Plans and (iii) as set forth in Section 3.9(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument (each, a “Contract”) that:

(i) would, individually or in the aggregate, prevent, materially delay or materially impede the consummation by the Company of the Merger and other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement;

(ii) contains covenants that materially limit or purport to materially limit the ability of the Company or any of its subsidiaries, or that, upon the consummation of the Merger would materially limit or purport to materially limit the ability of Parent or any subsidiary of Parent, to compete with any Person, in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, during any period of time;

(iii) other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned subsidiaries, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement, in each case, that is material to the business of the Company and its subsidiaries, taken as a whole;

(iv) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract pursuant to which any indebtedness of the Company or any of its subsidiaries, in each case in excess of $1,000,000, is outstanding or secured, other than any such Contract between or among any of the Company and any of its wholly owned subsidiaries;

(v) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries or prohibits the pledging of the capital stock of the Company or any subsidiary of the Company;

(vi) with respect to any acquisition or disposition of assets (including capital stock or other equity interest in another Person), whether by merger, sale of shares, sale of assets or otherwise, pursuant to which the Company or any of its subsidiaries has continuing obligations following the date hereof, including indemnification, guarantee, “earn-out” or other contingent or outstanding payment obligations that are material to the Company and its subsidiaries, taken as a whole;

(vii) is a settlement, conciliation, or similar Contract with any Governmental Entity pursuant to which the Company or any of its subsidiaries has continuing obligations that materially restrict the operations of the Company or such subsidiary or that involve the payment of more than $1,000,000 after the date of this Agreement;

(viii) is a collective bargaining Contract or other Contract with any labor union, works council, labor organization, or other representative of any Company Employees (each, a “CBA”);

(ix) requires the Company or any of its subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned subsidiaries) in any such case which is in excess of $1,000,000;

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(x) contains any covenant that subject the Company or any of its subsidiary to, or that, upon the consummation of the Merger would subject Parent or any of its subsidiaries to, any “most-favored nation” provision or similar preferential terms, exclusivity or similar obligations or any arrangement that grants another Person any right of first refusal, first offer, first negotiation or similar preferential right;

(xi) contains a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(xii) contains any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial provision, or any other interest-rate, commodity price, equity value or foreign currency protection provision;

(xiii) is a loan or other Contract between the Company or any of its subsidiaries, on the one hand, and any director, member of senior management, major shareholder or any other related party of the Company or any of its subsidiaries, on the other hand, including such loan or Contract that is required to be reported under Item 7 of Form 20-F of the SEC, other than in relation to (A) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its subsidiaries, (B) reimbursement for expenses incurred on behalf of the Company or any of its subsidiaries and (C) other employee benefits, including award agreements, notices of grants and other similar documents under any Company Share Plan;

(xiv) is between the Company or any of its subsidiaries, on the one hand, and a Governmental Entity, on the other hand;

(xv) any Contract that is for the employment or engagement, severance, change in control, or other similar agreement of (x) each Company Employee at the level of vice president of the Company or any of its subsidiaries or above or (y) any other Company Employee at base annual compensation in excess of $500,000;

(xvi) requires or permits the Company or any of its subsidiaries, or any successor to, or acquirer of the Company or any of its subsidiaries, to make any payment to another Person or to give notice to or obtain consent from another Person, or gives another Person a right to receive or elect to receive any payment or terminate or materially amend or modify any Contract between the Company or any of its subsidiaries and such Person, in each case as a result of a change of control of the Company or any of its subsidiaries, the Merger or other transactions contemplated hereby;

(xvii) is a Material Lease;

(xviii) is a Contract relating to the assignment, transfer, licensing, or grant of any other rights under, any material Intellectual Property by or to the Company or any of its subsidiaries, or otherwise relating to any material Intellectual Property (including covenant-not-to-sue, research and development, joint development, coexistence, consent-to-use, concurrent use, and settlement agreements), excluding (x) Off-the-Shelf Software Licenses and (y) non-exclusive licenses of Intellectual Property granted by the Company or its subsidiaries to their customers in the ordinary course of business consistent with past practices; and

(xix) has resulted in payments to or from the Company or any of its subsidiaries of more than $1,000,000 in the aggregate during the twelve-month period ended the date of this Agreement, except for any Contract that is otherwise of a type described in Section 3.9(a)(i) to Section 1.1(a)(i).

Each Contract set forth (or required to be set forth) in Section 3.9(a) of the Company Disclosure Letter or filed (or which is required to be filed) as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Share Plan), is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries as parties thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually

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or in the aggregate, a Material Adverse Effect, (x) neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) to the knowledge of the Company, there is no breach or default under any Material Contract by the Company or any of its subsidiaries or any other party thereto and no event or condition has occurred that constitutes, or, with or without the lapse of time or the giving of notice or both, would constitute, a default thereunder by the Company or any of its subsidiaries.

Section 3.10 Absence of Certain Changes or Events. (a) Since December 31, 2022, through the date of this Agreement, except as contemplated by this Agreement, the Company and its subsidiaries have not taken or agreed to take any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1 hereof and (b) since December 31, 2022, there has not occurred any event, development, change, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11 Absence of Litigation. There are no litigations, suits, claims, charges, actions, proceedings, audits, investigations or arbitrations (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent, materially delay or materially impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement. Neither the Company nor any of its subsidiaries or any of their respective properties or assets is or are subject to any Order, except for those that would not, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect or (B) prevent, materially delay or materially impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.12 Labor and Employment Matters.

(a) To the knowledge of the Company, neither the Company nor any of its subsidiaries is a party to or bound by any CBA, no Company Employee is represented by any labor union, works counsel or other labor organization with respect to employment with the Company or any of its subsidiaries, and no CBA is being negotiated by the Company or any of its subsidiaries. There are no strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, and none have occurred since the Applicable Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no, and since the Applicable Date, there have not been any (i) unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any labor relations tribunal or authority or (ii) to the knowledge of the Company, union organizing efforts by or affecting any Company Employees.

(b) The Company and its subsidiaries have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any Company Employee, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its subsidiaries relating to Company Employees or applicable employment Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company and its subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of employees as exempt or non-exempt from overtime pay requirements and the proper classification of individuals as non-employee contractors or consultants), social security payments and housing fund contribution, mandatory provident fund or other statutory pension contribution, immigration, discrimination, disability rights, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues, and unemployment insurance.

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(d) No executive or key employee of the Company or any of its subsidiaries has given notice that he or she plans to terminate employment with the Company or the applicable subsidiary and no significant number of employees of the Company or any of its subsidiaries have given notice that they plan to terminate employment with the Company or the applicable subsidiary, except as would not have a Material Adverse Effect.

Section 3.13 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies (including any self-insurance or “fronting” insurance programs maintained by the Company or any of its subsidiaries) of the Company and its subsidiaries which are material to the Company and its subsidiaries, individually or taken as a whole, (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its subsidiaries operate and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

Section 3.14 Properties.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company or a subsidiary of the Company owns and has obtained the ownership certificate duly issued by a competent Governmental Entity to each parcel of Owned Real Property which evidences that the Company or a subsidiary has good title to the Owned Real Property, free and clear of all liens, encumbrances, licenses, covenants not to sue, options, rights of first refusal, rights of first offer, claims and defects, and imperfections of title (collectively, “Liens”) except in all cases for the Permitted Liens, and the land use rights relating to the Owned Real Property have been obtained from a competent Governmental Entity and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full.

(b) The Company and its subsidiaries have duly complied with, in all material respects, the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Owned Real Property. With respect to each Owned Real Property, other than the right of Parent and Merger Sub pursuant to this Agreement and the statutory rights of first refusal of any lessee under the Laws of the PRC, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(c) “Material Leased Real Property” means each Leased Real Property that provide for (i) leased areas of more than 200 square meters, or (ii) annual rents of more than $60,000 (the Leases under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy any Material Leased Real Property, and all modifications, amendments and supplements thereto, the “Material Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its subsidiaries has a good and valid leasehold or subleasehold interest in each relevant parcel of the Material Leased Real Property, free and clear of all Liens, except for Permitted Liens; and (B) to the knowledge of the Company, each Material Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its applicable subsidiaries is in breach or violation of, or default under any Material Lease and to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Material Lease.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Owned Real Property is in compliance with all Laws applicable to such Owned Real Property, including such Laws in respect of land expropriation, land bidding, city planning and zoning, construction design, building construction, and construction inspection and acceptance; (ii) each Owned Real Property is permitted to be used for the business that the Company or its relevant subsidiary (as applicable) currently operates therein; and (iii) each of the Company and its subsidiaries is permitted to conduct business in the relevant Owned Real Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, no party to any Material Lease including the Company or any of its subsidiaries has given written notice to the Company or such subsidiary of, or made a written claim

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against the Company or any such subsidiary with respect to, any breach or default thereunder. As of the date of this Agreement, neither the Company nor any of its subsidiaries has received written notice of the existence of any outstanding Order, and, to the knowledge of the Company, there is no such Order threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Owned Real Property or Material Leased Real Property.

(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have good title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens, except Permitted Liens.

Section 3.15 Tax Matters.

(a) The Company and each of its subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all material Taxes (as defined below) that are due and payable whether or not shown as due on such filed Tax Returns and have withheld all material amounts of Taxes required to be withheld from amounts owing to any employee, creditor, equity holder, or other third party; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not yet expired.

(b) No Tax audits, examinations, investigations or other proceedings with respect to any material Taxes of or with respect to the Company or any of its subsidiaries are currently pending and neither the Company nor any of its subsidiaries has received written notice from a Tax authority of an upcoming audit, examination, investigation or other proceeding with respect to any material Taxes.

(c) There are no Liens on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP.

(d) Neither the Company nor any of its subsidiaries (A) has any material liability for the Taxes of any Person (other than the Company or its subsidiaries) as a result of being a member of a combined, unitary, consolidated or similar tax group, as a transferee or successor, by Contract, or otherwise, or (B) is a party to or bound by (x) any ruling or written agreement with a Tax authority, in each case, with respect to any material Taxes, or (y) any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial agreements or Contracts not primarily related to Tax or any agreement among or between only the Company or any of its subsidiaries).

(e) No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(f)   None of the Company or any of its subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax Return.

(g) No material penalties have been imposed by any Governmental Entity or Tax authority on the Company or any of its subsidiaries due to any violation of Tax Laws.

(h) Notwithstanding any other representation and warranties in this Agreement, the representations and warranties in this Section 3.15 constitute the only representations and warranties of the Company with respect to Tax matters.

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(i) For purposes of this Agreement:

(i) “Taxes” means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, windfall, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, social security, use, property, withholding, excise, license, production, value added, occupancy, land value appreciation, deed, registration, alternative, add-on minimum, branch profits, premium, business and national tax and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity, including any obligations with respect to escheat or unclaimed property together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;

(ii) “Tax Law” means any Law relating to Taxes; and

(iii) “Tax Return” means all returns and reports (including any elections, disclosures, information returns and attached schedules) filed or required to be filed with a Tax authority, including any information return, claim for refund, declaration of estimated Tax or amendment to any of the foregoing.

Section 3.16 Schedule 13E-3; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Schedule 13E-3, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC or (b) the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement, as amended or supplemented, including the letter to shareholders, notice of meeting and form of proxy the “Proxy Statement”), on the date it (and any amendment or supplement thereto) is first filed as an exhibit of the Schedule 13E-3 with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made or incorporated by reference in any of the foregoing documents based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all patented, registered or applied-for Intellectual Property that are owned by or filed, patented or registered in the name of, the Company or any of its subsidiaries (collectively, the “Company Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its wholly-owned subsidiaries solely and exclusively owns all right, title, and interest in and to all Company Intellectual Property, free and clear of all Liens. The Company Intellectual Property constitutes the whole Intellectual Properties that is necessary to conduct the businesses of the Company and its subsidiaries as currently conducted.

(b) Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) the Company and its subsidiaries’ have not infringed, diluted, misappropriated, or otherwise violated, and the current conduct of their businesses, does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party; and (ii) to the knowledge of the Company, the material Intellectual Property owned by the Company and its subsidiaries has not been infringed, diluted, misappropriated or otherwise violated, and is not being infringed, diluted, misappropriated or otherwise violated by any third party.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Intellectual Property owned by the Company or its subsidiaries is subject to any outstanding settlement or order, or is jointly owned by any other Person; (ii) all of the Intellectual Property owned by the Company or its subsidiaries is subsisting, and to the knowledge of the Company, valid and enforceable; and (iii) the Company and its subsidiaries are not, and have not since the Applicable Date been, a party to any Action or received any demand or notice in writing, and to the knowledge of the Company, no Action is threatened in writing (including “cease and desist” letters and offers or requests to take a license) against any of them, in each case, that relates to any Intellectual Property.

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(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries have taken commercially reasonable steps to protect and maintain (including protecting the confidentiality of) the Company Data and the integrity, continuous operation and security of the Company Systems; and (ii) to the knowledge of the Company, there have been no breaches, outages or intrusions of any Company System, nor any loss, compromise or damage of, breach of security with respect to, or unauthorized access to any Company Data in the Company’s or its subsidiaries’ possession or under its or their control.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Systems are sufficient for the operation of the Company’s and its subsidiaries’ businesses as currently conducted; and (ii) the Company and its subsidiaries maintain commercially reasonable disaster recovery plans, procedures and facilities sufficient for their businesses.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries are, and have been since the Applicable Date, in compliance with all Data Privacy and Security Requirements and have established and maintain policies and procedures relating to Personal Data that comply with all applicable Laws; (ii) the Company Systems are functional, operate in a reasonable manner, and in sufficiently good working condition to effectively perform the expected function, operation, and purposes; and (iii) since the Applicable Date, no demands or notices in writing have been received by, and no Actions have been made (or to the knowledge of the Company threatened in writing) against, the Company or its subsidiaries alleging a violation of any of the Data Privacy and Security Requirements, and none of the Company or its subsidiaries have been subject to any audits, proceedings or, to the knowledge of the Company, investigations with regard to violation of any of the Data Privacy and Security Requirements.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries own all right, title, and interest in and to all material Intellectual Property created or developed by, for, or under the direction or supervision of the Company or its subsidiaries. Each current and former employee, consultant, and contractor of the Company and its subsidiaries who has been or is involved in the creation or development of any such Intellectual Property, has entered into a valid and enforceable written agreement with the Company or one of its subsidiaries, as applicable, presently assigning to the Company or such subsidiary all Intellectual Property created or developed by such Person within the scope of such Person’s duties to the Company or one of its subsidiaries, as applicable, and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or one of its subsidiaries, as applicable. To the knowledge of the Company, no current or former employee, consultant, or contractor of the Company or any of its subsidiaries has been or is in breach of any such agreement.

Section 3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its subsidiaries are and have since the Applicable Date been, in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining, and complying with all material Licenses required under such applicable Environmental Laws, and all such material Licenses are in full force and effect; (ii) neither the Company nor any of its subsidiaries has received written notice of any actual or alleged violation of or liability (contingent or otherwise) under any Environmental Law; and (iii) neither the Company nor any of its subsidiaries (nor any other Person to the extent giving rise to a liability of the Company or any of its subsidiaries) has treated, stored, disposed of, arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by Hazardous Materials in each case so as to give rise to a liability (contingent or otherwise) of the Company or any of its subsidiaries under any Environmental Law.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all Laws and Orders regarding public or worker health or safety, pollution or protection of the environment, including without limitation Laws and Orders relating to (a) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of construction projects, (b) the protection of health, safety or the environment (including radioisotope safety, bio safety and fire protection) or (c) the handling, use, transportation, disposal, release or threatened release of any Hazardous Materials.

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“Hazardous Material” shall mean any substance, material or waste defined or regulated as “hazardous,” “toxic,” “a pollutant,” “a contaminant,” or words of similar meaning, or for which liability or standards of conduct may be imposed, under any Environmental Law.

Section 3.19 Opinion of Financial Advisor. Kroll Inc. (the “Financial Advisor”) rendered its oral opinion to the Special Committee and subsequently confirmed by delivery of a written opinion, dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the factors, assumptions, limitations and qualifications set forth in the Financial Advisor’s written opinion, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be paid to the holders of ADS (other than ADSs representing the Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A signed, correct and complete copy of such opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company.

Section 3.20 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

Section 3.21 Anti-takeover Provisions. There are no “fair prices,” “moratoriums,” “business combinations,” “control share acquisitions” or other forms of anti-takeover statutes or regulations enacted under any Laws, or “poison pills”, “shareholder rights plans” or similar Contracts to each of which the Company is a party with respect to any shares of the Company, or similar provisions under the organizational documents of the Company and its subsidiaries (collectively, “Takeover Statute”), in each case applicable to this Agreement, the Merger or other transactions contemplated hereby. The Company has taken all necessary actions to exempt this Agreement, the Merger and the other transactions contemplated hereby from any Takeover Statute applicable to this Agreement, the Merger or other transactions contemplated hereby.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in any certificate delivered in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly incorporated, organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the memorandum and articles of association or other governing instruments of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date hereof.

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Section 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The entry into, execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the respective director(s) of Parent and Merger Sub and, promptly following the execution of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole shareholder of Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Islands Companies Law). This Agreement has been duly and validly executed, performed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution, performance and delivery hereof by the Company, is a valid, legal and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The entry into, execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the memorandum and articles of association or other organizational or governing documents of each of Parent and Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties or assets are bound including the provisions of the Cayman Islands Companies Law or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The entry into, execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, including the joining of Parent and Merger Sub (and their Affiliates) in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 (with the Proxy Statement as an exhibit thereto), and the filing of one or more amendments to the Schedule 13E-3 (with the Proxy Statement as an exhibit thereto) to respond to comments of the SEC, if any, (ii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Islands Companies Law, and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective assets, properties or subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any Order, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Capitalization and Operations. Parent is authorized to issue a maximum of 50,000 ordinary shares, with par value of $1.00 per share, 1,000 of which are validly issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub consists solely of 500,000,000 ordinary shares, par value

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$0.0001 per share, one (1) of which are validly issued and outstanding as of the date of this Agreement. Such one issued and outstanding share of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.7 Certain Arrangements. As of the date of this Agreement, except as set forth in Section 4.7 of the Parent Disclosure Letter, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any shareholder of the Company or any member of the Company’s management, officers, or directors that is related to the transactions contemplated by this Agreement or pursuant to which the Company would be entitled to receive consideration in respect of any securities of the Company of a different amount or nature than the consideration provided in respect of such securities of the Company pursuant to this Agreement.

Section 4.8 Financing.

(a) Parent has delivered to the Company true, complete and correct copies of (i) the executed commitment letter, dated as of the date hereof, between Parent and Founder Shareholder (including all exhibits, schedules and annexes thereto (if any), as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Equity Commitment Letter”), pursuant to which the Founder Shareholder has committed, subject to the terms and conditions set forth therein, to invest each amount set forth therein (collectively, the “Cash Financing”) and (ii) the Support Agreement (together with the Equity Commitment Letter, collectively, the “Financing Commitments”), pursuant to which, subject to the terms and conditions therein, the Parent and the Founder Shareholder has committed to consummate the Merger and other transactions contemplated by this Agreement (together with the Cash Financing, collectively, the “Financing”). Each Financing Commitment provides that the Company is a third party beneficiary thereof and entitled to enforce such Financing Commitment in accordance with the terms and conditions set forth therein. As of the date hereof, the Financing Commitments are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Parent, Merger Sub (as applicable) and, to the knowledge of Parent, each of the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception.

Section 4.9 Limited Guarantee. Parent has furnished to the Company a true, complete and correct copy of the Limited Guarantee. The Limited Guarantee has been duly and validly executed and delivered by the Founder Shareholder executing such Limited Guarantee and is in full force and effect. The Limited Guarantee is a (i) legal, valid and binding obligation of the Founder Shareholder and (ii) enforceable in accordance with its respective terms against the Founder Shareholder. There is no default under any Limited Guarantee by the Founder Shareholder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Founder Shareholder.

Section 4.10 Ownership of Shares. As of the date of this Agreement, other than the Founder Shares, neither of Parent and Merger Sub, nor to the knowledge of Parent, the Founder Shareholder beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Ordinary Shares or any other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company or any option, warrants or other rights to acquire or vote any Ordinary Shares or any other securities of the Company, or to acquire any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.11 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived and (b) the representations and warranties of the Company in Article III are true and correct, then immediately following the Effective Time and after giving effect to all of the transactions

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contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Company or its subsidiaries which become due or payable by the Surviving Company and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Company and each of its subsidiaries, on a consolidated basis, will not be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature).

Section 4.12 No Other Contracts. There is no Contract, whether written or oral, (a) between Parent, Merger Sub, the Founder Shareholder or any of their respective Affiliates, on the one hand, and any director, officer, employee or shareholder of the Company and its subsidiaries, on the other hand, that relates in any way to the transactions contemplated by this Agreement, or (b) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Acquisition Proposal or Superior Proposal.

Section 4.13 Schedule 13E-3; Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Schedule 13E-3, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC or (b) the Proxy Statement, on the date it (and any amendment or supplement thereto) is first filed as an exhibit of the Schedule 13E-3 with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statement made in any of the foregoing documents based on information supplied by or on behalf of the Company or any of its Representatives which is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement.

Section 4.14 Non-Reliance on Company Estimates. The Company has made available to Parent, Merger Sub or their respective Affiliates and Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its subsidiaries and certain plan and budget information. Each of Parent and Merger Sub hereby acknowledges and agrees that (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and (d) neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets (or the accuracy or completeness thereof) furnished by the Company, its subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause their respective Affiliates and Representatives not to, hold any such Person liable with respect thereto, in each case, except for the representations and warranties of the Company set forth in Article III.

Section 4.15 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the Company and its subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided sufficient access to the personnel, properties, facilities and records of the Company and its subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges and agrees that it has relied solely on the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives, except for the representations and warranties of the Company set forth in Article III.

Section 4.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

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ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as otherwise expressly required by this Agreement, as required by applicable Laws or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall and shall cause its subsidiaries to, (x) conduct its and their respective businesses in the ordinary course of business consistent with past practices in all material aspects, and (y) use reasonable efforts to maintain in effect all material Licenses necessary for the lawful conduct of its and their respective businesses and (z) use its and their respective reasonable efforts to preserve substantially intact its and each of its subsidiaries’ business organization and material business relationships (including with key customers, suppliers, employees and lessors), and (b) without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i) (A) amend, adopt any amendment to or otherwise change its Memorandum of Association or other applicable governing instruments or (B) enter into any agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document;

(ii) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business consistent with past practices or pursuant to existing Contracts in effect as of the date hereof, (B) acquisitions not to exceed $1,000,000 in the aggregate, or (C) investments in any wholly owned subsidiaries of the Company;

(iii) issue, sell, grant, authorize, pledge, encumber or dispose of (or authorize the issuance, sale, grant, authorization, pledge, encumbrance or disposition of), any Company Securities (except for (A) any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company or (B) any issuance of Ordinary Shares upon the exercise of Company Options outstanding on the date hereof in accordance with their terms on the date hereof);

(iv) reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any shares or other ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares or ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) other than (A) the acquisition by the Company of Ordinary Shares in connection with the surrender, cancellation of Ordinary Shares by holders of Company Options in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the exercise, settlement or lapse of conditions or restrictions on the Company Options, (B) the withholding of Ordinary Shares to satisfy Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Ordinary Shares in connection with the forfeiture of Company Equity Awards, or (D) purchase, transfer or other disposal between or among the Company and its wholly owned subsidiaries;

(v) create or incur any Lien, other than Permitted Liens, in excess of $1,000,000 of notional debt in the aggregate on any material assets of the Company or its subsidiaries;

(vi) make any loans, advances, capital contributions to, or other investments in, any Person (other than the Company or any of its wholly owned subsidiaries) in excess of $1,000,000 in the aggregate;

(vii) sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, permit to lapse or expire, grant an easement with respect to, grant any rights under, or subject to any Lien (other than Permitted Liens), allow to expire, fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), or dispose of any assets, rights or properties (including Owned Real Property and Intellectual Property) other than (A) sales or dispositions of inventory and other tangible assets in the ordinary course of business consistent with past practices or pursuant to existing Contracts in effect as of the date hereof, (B) leases or sub-leases of tangible assets, (C) between

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or among the Company and its wholly owned subsidiaries, or (D) other sales, leases, transfers, exchanges, swaps, or dispositions of tangible assets or properties (other than the Owned Real Property) to the Company or any wholly owned subsidiary of the Company or of tangible assets or properties with a value of less than $1,000,000 in the aggregate;

(viii) declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, shares, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ shares or capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(ix) authorize or make any capital expenditures which are, in the aggregate, in excess of $1,000,000 other than as set forth in the annual budget made available to Parent and expenditures necessary to maintain assets in good repair consistent with the past practice;

(x) other than (A) as required by the terms of any Contract in effect as of the date hereof in accordance with its terms as of the date hereof as previously provided to Parent or (B) in the ordinary course of business consistent with past practices, (x) enter into any Contract that would have been a Material Contract if it had been in effect as of the date hereof, (y) extend or renew any Material Contract or any Contract that would have been a Material Contract if it had been in effect as of the date hereof, or (z) otherwise modify, amend, terminate, permit to expire or waive any material rights or obligations under any Material Contract or any Contract that would have been a Material Contract if it had been in effect as of the date hereof;

(xi) except for intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries of the Company, incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money in excess of $1,000,000, or modify in any material respect the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person (other than a wholly owned subsidiary of the Company), in each case, in excess of $1,000,000, other than guarantees incurred in compliance with this Section 5.1 by the Company of indebtedness of subsidiaries of the Company;

(xii) except as required by Law or as required pursuant to this Agreement or the terms of any Company Plan as in effect on the date hereof and disclosed and provided to Parent before the date hereof, (A) increase the compensation or benefits (including change in control, retention, severance termination pay, deferred compensation or other similar arrangement) of any of its directors, officers, employees, contractors, consultants, or service providers (including those of its subsidiaries, collectively, “Company Employees”) (except base salary or wage increases for employees in the ordinary course of business consistent with past practices and not to exceed 2.5% of aggregate base salaries in effect on the date hereof for applicable employees with respect to employees or service providers who are not directors or executive officers and whose annual base compensation is less than $500,000 prior to any such increase, including pursuant to the Company’s regular merit review process), (B) make, announce or grant any long-term incentive compensation (including equity-based incentive compensation) bonus, change in control, retention, severance, termination pay or other similar arrangement to any current or former directors, officers, employees, contractors, consultants, or service providers, (C) establish, adopt, enter into, amend or terminate any Company Plan or any employment, consulting or severance agreement or other similar arrangement with any of its present or former Company Employees, except in connection with a replacement hiring for employees whose annual base compensation is less than $500,000, (D) loan or advance any money or any other property to any present or former Company Employee, (E) hire (other than in connection with an ordinary course replacement hiring for employees whose annual compensation is less than $500,000) or terminate (other than for cause) any Company Employee with an annual base compensation in excess of $500,000, or (F) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Plan or otherwise;

(xiii) make any material change in any accounting principles, procedures, policies or practices, except as may be required to conform to changes in applicable Law or GAAP or regulatory requirements with respect thereto;

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(xiv) except as required by GAAP or applicable Law, (A) make any material change to any method of accounting for any material Tax, (B) make, revoke, or change any material Tax election, (C) surrender any claim for a refund of a material amount of Taxes, (D) enter into any closing agreement or other ruling or written agreement with a Tax authority with respect to any material Taxes, (E) amend any material Tax Return, or (F) settle or compromise any material Tax liability;

(xv) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulation promulgated thereunder or any other Governmental Entity;

(xvi) waive, release, settle or compromise any Action, other than settlements or compromises of litigation that do not impose any material non-monetary obligations on the Company or its subsidiaries and where the amounts paid does not exceed $1,000,000 in the aggregate;

(xvii) enter any new line of business outside of its existing business as of the date hereof that is material to the Company or its subsidiaries, taken as a whole;

(xviii) commit any violations of applicable Anti-Corruption Laws, Sanction Laws or Ex-Im Laws; or

(xix) agree, authorize or commit to do or take any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xvii).

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1 and Section 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Schedule 13E-3; Proxy Statement.

(a) The Company shall, with the assistance of Parent and Merger Sub, prepare the Proxy Statement relating to authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby (including the Merger) and including a notice convening the Shareholders’ Meeting in accordance with the Memorandum of Association, as promptly as reasonably practicable after the date of this Agreement. Unless the Board of Directors has made a Change of Recommendation (upon unanimous recommendation of the Special Committee) in accordance with the provisions of this Agreement, the Recommendation shall be included in the Proxy Statement. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare a Schedule 13E-3 and use their reasonable best efforts to cause the initial Schedule 13E-3 (with the initial Proxy Statement filed as an exhibit) to be filed with the SEC as promptly as practicable after the date of this Agreement. The Company and Parent will cooperate and consult with each other in preparation of the Schedule 13E-3 and the Proxy Statement including furnishing the information required by the Exchange Act to be set forth in the Schedule 13E-3 or the Proxy Statement. Parent and Merger Sub shall, and shall cause the Founder Shareholder and their respective Affiliates and Representatives to, provide reasonable assistance and cooperation to the Company in the preparation, filing and mailing/distribution of the Schedule 13E-3 and the resolution of comments from the SEC.

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(b) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to filing of the Proxy Statement and the Schedule 13E-3 (or any amendment or supplement thereto) to the SEC, or any dissemination of the Proxy Statement to the shareholders of the Company, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documents, which the Company shall consider in good faith. Each of Company, Parent and Merger Sub will furnish all information concerning such Party to the other Parties as reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. If at any time prior to the Shareholders’ Meeting, the Company, Parent or Merger Sub discovers any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company; provided, however, that each Party makes no representation or warranty with respect to any statement made in the Proxy Statement or the Schedule 13E-3 based on information supplied by any of the other Parties or any of their Representatives which is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3. The Company shall promptly notify Parent and Merger Sub upon the receipt of any correspondences from the SEC with respect to, or any request from the SEC for amendments or supplements, to the Proxy Statement or the Schedule 13E-3 and shall provide Parent with copies of all correspondences between it and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Proxy Statement or the Schedule 13E-3. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments, request or other correspondences of any Governmental Entity with respect thereto, the Company (i) shall provide Parent and Merger Sub a reasonable opportunity to review and comment on such document or response and (ii) shall consider in good faith all comments reasonably proposed by Parent and Merger Sub and (iii) shall not file or mail such document or respond to the SEC prior to (i) and (ii). As promptly as practicable after the SEC confirms that it has no further comments to the Proxy Statement and the Schedule 13E-3 (but in any event no more than five (5) Business Days following receipt of such confirmation from the SEC), the Company shall (i) cause the Proxy Statement to be mailed to holders of Ordinary Shares (including Ordinary Shares represented by ADSs) as of the record date established for the Shareholders’ Meeting promptly (the “Record Date”) and (ii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Ordinary Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Ordinary Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders.

(c) Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it specifically for use in the Proxy Statement or the Schedule 13E-3 if and to the extent that such information has become false or misleading in any material respect.

Section 6.2 Shareholders’ Meeting; Board Recommendation.

(a) Subject to Section 6.3(c), the Company shall as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, take all action required under the Cayman Islands Companies Law and the Memorandum of Association necessary to promptly and duly call, give notice of, convene, constitute and hold as promptly as practicable an extraordinary general meeting of the Company for the purpose of approving this Agreement and the transactions contemplated hereby (including any adjournment thereof, the “Shareholders’ Meeting”); provided that the Company may postpone or adjourn such meeting solely (i) to the extent required by Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Ordinary Shares (including Ordinary Shares represented by ADSs) represented (either in person or by proxy) to constitute a quorum is necessary to conduct the business of the Shareholders’ Meeting, or (iv) upon Parent’s written request and at Parent’s direction, for a period of up to ten (10) Business Days if the Company, acting through its Board of Directors, delivered any Change Notice pursuant to the

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terms of Section 6.3(c) within five (5) Business Days before the then-scheduled date of the Shareholders’ Meeting. The Company, acting through its Board of Directors, shall, subject to Section 6.3(c), (a) make the Recommendation and include in the Proxy Statement the Recommendation and (b) use its reasonable best efforts to obtain the Company Requisite Vote.

(b) Except as set out in Section 6.3(c) and Section 6.3(d), the Board of Directors (and each of its committees) shall not (1) fail to include the Recommendation in the Proxy Statement, (2) withdraw, modify, qualify or change, in each case in a manner adverse to Parent or Merger Sub, the Recommendation, (3) fail to reaffirm the Recommendation with any Person other than Parent and Merger Sub within five (5) Business Days of a request therefor in writing by Parent following the public disclosure of an Acquisition Proposal, (4) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 6.3(d) with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made prior to the tenth Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) or (5) resolve to effect or publicly announce an intention or resolution to effect any of the foregoing, or take any other action or make any other public statement in connection with the Shareholders’ Meeting inconsistent with the Recommendation (any of the actions described in the foregoing clauses (1) through (5), a “Change of Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Shareholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. Without the prior written consent of Parent, authorization and approval of this Agreement, the Plan of Merger and the transactions (including the Merger) contemplated hereby shall be the only matters (other than procedural matters) proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

Section 6.3 No Solicitation of Transactions.

(a) Until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII:

(i) the Company and its subsidiaries shall not, and shall cause their respective Representatives not to, directly or indirectly:

(1) solicit, initiate or take any other action to knowingly facilitate or encourage any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(2) engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any non-public information or data concerning the Company or any of its subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(3) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than a customary confidentiality agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal (the “Alternative Acquisition Agreement”);

(4) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of its subsidiaries (provided that if the Board of Directors determines in its good faith judgement upon the unanimous recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such provision

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solely to the extent necessary to permit the Person bound by such provision to make an Acquisition Proposal to the Board of Directors); or

(5) resolve, propose or agree to do any of the foregoing; and

(ii) the Company and its subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. The Company shall immediately (A) terminate all access of any Person (other than Parent and its Representatives) to any electronic data room maintained by the Company in connection with the transactions contemplated hereunder and (B) request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of shares or assets or otherwise) the Company or any of its subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Requisite Vote, the Company, its subsidiaries and its and their respective Representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal after the date hereof that did not result from a breach of this Section 6.3 (in each case other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub):

(i) contact the Person who has made such Acquisition Proposal or its Representatives to clarify the terms and conditions thereof solely to the extent the Board of Directors (upon the unanimous recommendation of the Special Committee), or the Special Committee, shall have determined in good faith that such contact is necessary to clarify ambiguities in the terms or conditions proposed in order to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii) provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed confidentiality agreement (a complete copy of which shall be promptly provided to Parent); provided that the Company shall concurrently make available to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; or

(iii) engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 6.3(b)(i) or Section 6.3(b)(iii) above, the Board of Directors (upon the unanimous recommendation of the Special Committee) or the Special Committee has determined in its good faith judgement, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws.

(c) Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 6.3, at any time prior to obtaining the Company Requisite Vote, the Board of Directors (upon the unanimous recommendation of the Special Committee) or the Special Committee may effect a

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Change of Recommendation in connection with an Acquisition Proposal and/or authorize the Company to terminate this Agreement in accordance with Section 8.1(d)(ii) to enter into an Alternative Acquisition Agreement in respect of a Superior Proposal, if and only if:

(i) the Board of Directors determines in its good faith judgement upon the unanimous recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, in response to an unsolicited bona fide Acquisition Proposal that did not result from any breach of this Section 6.3, that such proposal constitutes a Superior Proposal and the failure to effect a Change of Recommendation with respect to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Laws;

(ii) prior to effecting a Change of Recommendation in connection with an Acquisition Proposal in accordance with this Section 6.3(c), (A) the Company shall have provided prior written notice (the “Change Notice”) to Parent that the Board of Directors has resolved to effect a Change of Recommendation pursuant to Section 6.3(c)(i), describing in reasonable detail the reasons for such Change of Recommendation (which notice shall specify the identity of the party making the Acquisition Proposal and the material terms thereof) and provide copies of all relevant documents (other than redacted terms of financing documents) relating to such Acquisition Proposal, and (B) the Company (1) shall, and shall cause its Representatives to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Change Notice (or, if delivered after 5:00 p.m. Hong Kong Time or on any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending ten (10) Business Days later at 5:00 p.m. Hong Kong Time (as may be renewed, the “Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement or the Financing Commitments so that such Acquisition Proposal ceases to constitute a Superior Proposal or so that the failure to effect a Change of Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) shall permit Parent and its Representatives during the Notice Period to make a presentation to the Board of Directors or the Special Committee regarding this Agreement or the Financing Commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that, in the event of any material revisions to the Acquisition Proposal that are adverse to the Company, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 6.3(c)(ii) with respect to such new written notice; provided, further, that with respect to the new written notice to Parent, the Notice Period shall be deemed to be a five (5) Business-Day period rather than the ten (10) Business-Day period first described above; and

(iii) following the end of the Notice Period (and any renewed period thereof), the Board of Directors upon the unanimous recommendation of the Special Committee or the Special Committee shall have determined in its good faith judgement (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement or the Financing Commitments, that the Acquisition Proposal continues to constitute a Superior Proposal and failure to effect a Change of Recommendation with respect to such Acquisition Proposal would still be inconsistent with the directors’ fiduciary duties under applicable Laws.

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, if an Intervening Event has occurred and the Board of Directors upon the unanimous recommendation of the Special Committee or the Special Committee determines, in its good faith judgement, after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law, the Board of Directors (upon the unanimous recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation; provided that prior to effecting a Change of Recommendation in connection with an Intervening Event in accordance with this Section 6.3(d), (i) the Company shall have provided a prior written notice (the “Notice of Intervening Event”) to Parent that the Board of Directors intends to effect a Change of Recommendation pursuant to this Section 6.3(d), describing in reasonable detail the facts of such Intervening Event, and (ii) the Company (A) shall, and shall cause its Representatives to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Notice of Intervening Event (or, if delivered after 5:00 p.m. Hong Kong Time or on any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending five (5) Business Days later at 5:00 p.m. Hong Kong Time (the “Intervening Event Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement or any financing

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commitment in a manner that obviates the need for such Change of Recommendation or so that the failure to effect a Change of Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) shall permit Parent and its Representatives during the Intervening Event Notice Period to make a presentation to the Board of Directors or the Special Committee regarding this Agreement or the Financing Commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (iii) following the end of the Intervening Event Notice Period, the Board of Directors (upon the unanimous recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable Law.

(e) Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or its Board of Directors (or the Special Committee) from taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012 of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided that any public disclosure (other than any “stop, look and listen” statement) by the Company or its Board of Directors (or the Special Committee) relating to any determination or other action by the Board of Directors (or the Special Committee) with respect to any Acquisition Proposal (i) shall be deemed to be a Change of Recommendation unless the Board of Directors expressly publicly reaffirms its Recommendation in such disclosure and (ii) shall not permit the Company or its Board of Directors to effect a Change of Recommendation (upon unanimous recommendation of the Special Committee) that is not otherwise permitted by Section 6.3(c).

(f) The Company agrees that it will as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours) notify Parent if it or, to its knowledge, any of its Representatives becomes aware that any Acquisition Proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its Board of Directors (or any committee thereof) or any Representative of the foregoing, indicating, in connection with such notice, the identity of the Person or group of Persons making such Acquisition Proposal (or such inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) and the material terms and conditions of such Acquisition Proposal (or such inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) (including, if applicable, copies of any written inquiry, proposal, offer, proposed Contracts, term sheets or letters of intent) and thereafter shall keep Parent reasonably informed, on a reasonably prompt basis, of any material change to the terms of any such Acquisition Proposal (or such inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) and the status of any such discussions or negotiations (including by providing Parent with copies of all material written correspondence relating to such Acquisition Proposal or requests exchanged between the Company or any of its subsidiaries, on the one hand, and the Person making such Acquisition Proposal or request, on the other hand), in each case subject to the Company’s confidentiality obligations by contract or under applicable Law. None of the Company, its Board of Directors or the Special Committee shall enter into any Contract or other binding agreement with any Person to limit the Company’s ability (i) to give prior notice to Parent of its intention to effect a Change of Recommendation or (ii) to fully perform its covenants and obligations pursuant to Section 6.2 and Section 6.3 this Agreement.

(g) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent and Merger Sub) relating to (1) any direct or indirect acquisition, or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (2) any direct or indirect acquisition, purchase or issuance of 20% or more of the total voting power of the equity interests of the Company, (3) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity interest of the Company, (4) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (5) any combination of the foregoing; provided that the Merger shall not be deemed an Acquisition Proposal.

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(ii) “Intervening Event” means a material change, event, occurrence or development that occurs or arises after the date of this Agreement affecting or with respect to the Company and its subsidiaries or their business, assets or operations that was not known or reasonably foreseeable to either the Board of Directors or the Special Committee on the date of this Agreement, which change, event, occurrence or development becomes known to the Board of Directors or the Special Committee before receipt of the Company Requisite Vote; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

(iii) “Superior Proposal” means a bona fide and written Acquisition Proposal (provided that, for the purposes of this definition of Superior Proposal, each reference to “20%” in the definition of “Acquisition Proposal” shall be replaced with “50%”) that the Board of Directors in good faith judgement upon the unanimous recommendation of the Special Committee determines (A) is reasonably likely to be consummated in accordance with its terms and (B) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (other than holders of the Excluded Shares) than the transactions contemplated hereby, in each case, after (x) consultation with its financial advisor and outside legal counsel and (y) taking into account all such factors and matters deemed relevant in good faith by the Board of Directors, including legal, financial (including the financing terms of any such proposal), regulatory or other consents and approvals, timing, the identity of the person making the proposal or other aspects of such proposal and the transactions contemplated hereby (after consultation with the external financial and legal advisors) and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.3(c); provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if (i) such offer is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer (which, for the avoidance of doubt, shall not include the inclusion of a customary “access to information” covenant such as Section 6.6 in any documentation for such transaction) or (ii) the consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

(h) Notwithstanding anything to the contrary set forth in this Section 6.3(h), the Company acknowledges and agrees that (i) any violation of the restrictions or obligations set forth in this Section 6.3 by any subsidiary of the Company or their or the Company’s Representatives shall constitute a breach of this Section 6.3 by the Company, and (ii) it shall not nor shall it permit its subsidiaries to enter into any agreement that prohibits or restricts the Company from providing to Parent the information contemplated by this Section 6.3 or otherwise complying with this Section 6.3.

(i) Parent and Merger Sub shall not, and shall cause their Affiliates not to, enter into or seek to enter into any arrangements or Contracts that are effective prior to obtaining the Company Requisite Vote with any director, management member or any other employee of the Company or its subsidiaries that contain any terms that prohibit or restrict such director, management member or employee from taking any actions on behalf of the Company or any of its subsidiaries in connection with any Acquisition Proposal to the extent such actions are permitted to be taken by the Company pursuant to this Section 6.3.

Section 6.4 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to cause the conditions to Closing to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and (ii) to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits and Orders necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby; provided, that the Company shall not agree to take any such steps (including any hold separate, restructuring, reorganization, sale, divestiture or disposition) without the prior written consent of Parent; provided further, that none of the Parties or any of their Affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

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(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, any Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence and communications between them and any Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review, to the extent legally permissible and reasonably practicable, any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any material communication, meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided that each Party shall be entitled to redact materials (1) as necessary to comply with contractual arrangements, (2) as necessary to address good faith legal privilege or confidentiality concerns or (3) to the extent relating to Company valuation and similar matters relating to the Merger.

(c) No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 6.4(a) or Section 6.4(b) without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend or participate in such substantive meeting or communication.

(d) The Parties acknowledge and agree that all obligations of the Company, Parent and Merger Sub related to regulatory approvals required under applicable antitrust Laws shall be governed exclusively by this Section 6.4.

Section 6.5 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Company or Parent and (b) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with (but not Willful Breach of) this Section 6.5 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.5.

Section 6.6 Access to Information; Confidentiality. From the date hereof until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford Parent and its Representatives reasonable access, consistent with applicable Law, at normal business hours to the Company’s and its subsidiaries’ respective officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent reasonably promptly with all financial, operating and other data and information concerning its and its subsidiaries’ businesses and properties as Parent or its Representatives, may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such

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access or disclosure would jeopardize any attorney-client privilege of the Company or any of its subsidiaries or contravene any applicable Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement (provided that the Company will use commercially reasonable efforts to, and will cause its subsidiaries to use commercially reasonable efforts to, (i) enter into a joint defense agreement with Parent if requested with respect to any such information or (ii) cooperate with Parent in seeking and use reasonable best efforts to secure any consent or waiver or other arrangement to allow disclosure of such information in a manner that would not result in such violation, contravention, prejudice, or loss of privilege). All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company.

Section 6.7 Stock Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the Ordinary Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.8 Publicity. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, the Company and Parent shall consult with each other (i) prior to issuing, and provide each other a reasonable opportunity review and comment on (and reasonably consider such proposed comments), any press releases or any public announcements with respect to this Agreement or the transactions (including the Merger) contemplated by this Agreement and (ii) prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except for (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without, to the extent practicable, prior review by and consultation with the other Party), and (B) any action pursuant to and in compliance with Section 6.3. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers, investors of any Affiliates of such Person, any debt financing sources or any of their Affiliates or professional advisers, in each case, who are subject to customary confidentiality restrictions. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any release or announcement by the Company or its Affiliates made or proposed to be made in connection with and related to a Change of Recommendation (to the extent such Change of Recommendation is in compliance with the terms and conditions of this Agreement).

Section 6.9 Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Company to agree that it will indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the Cayman Islands and its Memorandum of Association in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Company shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in successfully enforcing such Person’s rights under this Section 6.9; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.9); provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the Laws of the Cayman Islands and the Company’s Memorandum of Association shall be made by independent counsel selected by the Surviving Company. In the event of any such Proceeding (x) neither Parent nor the Surviving Company

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shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), (y) the Surviving Company shall reasonably cooperate with the Indemnified Party in the defense of any such matter and (z) the Indemnified Party shall not settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder without the prior written consent of Parent or the Surviving Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c) Parent agrees to cause the Surviving Company to honor and perform the obligations under any indemnification provision and any exculpation provision in the Company’s Memorandum of Association. The provisions in the Surviving Company’s memorandum and articles of association with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Memorandum of Association in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals except as required by applicable Law.

If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate or amalgamate with or merge into any other corporation or entity and shall not be the continuing, merged or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(e) The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Memorandum of Association of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws.

Section 6.10 Parent Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Financing Commitments, provided that Parent and Merger Sub may amend, replace, supplement or modify their debt financing commitments (if applicable) to add or join lenders, lead arrangers, bookrunners, syndication agent or similar entities as parties thereto who have not executed the debt financing commitment (if applicable) as of the date hereof, (ii) satisfy (or obtain waivers to) on a timely basis all conditions applicable to Parent or Merger Sub to funding in the Financing Commitments and the definitive agreements to be entered into pursuant thereto, and (iii) enforce its rights under the Financing Commitments and consummate the Financing prior to or at the Closing. None of Parent and Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or any definitive agreements with respect thereto without the prior written consent of the Company if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Financing or (ii) impose new or additional conditions to the availability of the Financing or otherwise expand, amend or modify the Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the

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other parties to the Financing Commitments or any definitive agreements with respect thereto. Without limiting the generality of the foregoing, neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the financing sources under any Financing Commitments or definitive agreement with respect thereto other than in accordance with the terms thereof.

(b) The Company shall ensure that, at the Closing, the aggregate amount of Available Company Cash shall equal or exceed the Required Available Cash Amount (the “Available Company Cash Financing”) and shall, upon request of Parent at least five (5) Business Days prior to the proposed Closing Date, deposit all or any portion of the Available Company Cash Financing with the Paying Agent as a source of funds for the payment of the aggregate Per Share Merger Consideration pursuant to Section 2.1 or make available all or any portion of the Available Company Cash Financing for use as a source of funds for the payment of the aggregate amount payable by Parent and Merger to holders of Vested Company Options pursuant to Section 2.2(b)(iii); provided that (i) the Company and its subsidiaries shall have no liabilities to Parent or Merger Sub to pay any Company Termination Fee or other damages if the Available Company Cash Financing becomes unavailable for any reason and (ii) Parent shall use its commercially reasonable efforts to cause the Paying Agent to immediately refund and deliver to the Company all Available Company Cash Financing that has been deposited with the Paying Agent if the Effective Time has not occurred within five (5) Business Days following such deposit by the Company. The Parties shall use their reasonable best efforts to cooperate with each other with respect to the Available Company Cash Financing and shall keep each other reasonably informed on a reasonably current basis of the status of the Available Company Cash Financing. For purposes of this Agreement, “Available Company Cash” means cash of the Company in U.S. dollars in a U.S. dollar denominated bank account of the Company opened at a bank outside the PRC, net of issued but uncleared checks and drafts, available free of any Liens at the Closing for use by Parent and Merger Sub as a source of funds to pay the aggregate Merger Consideration and the fees and expenses payable by them in connection with the Merger and the other transactions contemplated by this Agreement.

Section 6.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent shall use its reasonable best efforts, and the members of their respective boards of directors shall grant such approvals, to take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.12 Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened in writing, against the Company, its officers or any members of its Board of Directors prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including, by promptly providing Parent copies of all proceedings and correspondence relating to such Transaction Litigation to the extent legally permissible. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation, or take any action to settle, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.13 Resignation of Directors. Prior to the Effective Time, except as otherwise may be agreed by Parent, the Company shall use its commercially reasonable efforts to cause to be delivered to Parent the resignation of all members of the Board of Directors who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.14 Obligations of Merger Sub; Obligations of Subsidiaries.

(a) Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement.

(b) The Company shall take all action necessary to cause its subsidiaries to perform their respective obligations under this Agreement.

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Section 6.15 Actions Taken at Direction of Parent, Merger Sub or Founder Shareholder. Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if such breach or alleged breach is the proximate result of action or inaction not required by this Agreement taken by the Company at the direction of Parent, Merger Sub or the Founder Shareholder, regardless of whether there is any approval or direction of the Board of Directors or the Special Committee.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under Law, by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained; and

(b) Orders. No Law, statute, rule, regulation, executive order, decree, ruling, injunction, judgment or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of a competent jurisdiction (collectively, the “Orders”) which prohibits, restrains, makes illegal or enjoins the consummation of the transactions (including the Merger) contemplated by this Agreement shall remain in effect.

Section 7.2  Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Article III (other than Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Memorandum and Articles of Association), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.10(b), Section 3.20 (Brokers) and Section 3.21 (Anti-takeover Provisions)) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect, (ii) Section 3.10(b) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date, (iii) Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Memorandum and Articles of Association), Section 3.3 (Capitalization) (other than clauses (a) and (c) thereof, which is subject to clause (iv) below), Section 3.4 (Authority), Section 3.20 (Brokers) and Section 3.21 (Anti-takeover Provisions) shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (iv) Section 3.3(a) and Section 3.3(c) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not resulted in, and would not be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) Certificate. Parent shall have received a certificate of an executive officer of the Company, dated as of the Effective Time, certifying that the conditions set forth in Section 7.2(a), Section  7.2(b) and Section 7.2(d) have been satisfied; and

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(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(e) Dissenting Shareholders. The aggregate amount of Dissenting Shares shall be less than 10% of the total issued and outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) immediately prior to the Effective Time.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”);

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

This Agreement may only be terminated and the Merger may only be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if any Order having the effect set forth in Section 7.1(b) has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Merger Sub, or in the case of the Company, any of its subsidiaries) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement, which breach has been the primary cause of such Order;

(c) by either Parent or the Company if the Effective Time has not occurred on or before December 31, 2023 (the “End Date”); provided that, the End Date may be extended by mutual written agreement of Parent and the Company; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Merger Sub, or in the case of the Company, any of its subsidiaries) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, which breach has been the primary cause of the failure of the Effective Time to occur on or before the End Date (such breach, a “Disqualifying Breach”).

(d) by written notice from the Company if:

(i) there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty is untrue, such

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that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.2 not to be satisfied;

(ii) prior to obtaining the Company Requisite Vote, the Board of Directors or the Special Committee has authorized the Company to effect a Change of Recommendation pursuant to Section 6.3(c).

(e) by written notice from Parent if:

(i) there has been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(ii) the Board of Directors or the Special Committee has made, prior to obtaining the Company Requisite Vote, a Change of Recommendation;

(f) by either Parent or the Company if the Company Requisite Vote has not been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment thereof, in each case, at which a vote on the approval of this Agreement, the Merger and the other transactions contemplated hereby was taken; or

(g) by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement, (ii) Parent and Merger Sub fail to consummate the Merger within five (5) Business Days of the date on which the Closing should have occurred pursuant to Section 1.2 and (iii) the Company shall have given Parent a written notice of the proposed Closing Date and the Company is ready, willing and able to consummate the Merger on such date.

Section 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.8 (Publicity), this Section 8.2 (Effect of Termination), Section 8.3 (Expenses) and Article IX (General Provisions), which shall survive such valid termination in accordance with its terms and conditions. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(b) In the event that:

(i) this Agreement is validly terminated by Parent pursuant to Section 8.1(e)(i) or Section 8.1(e)(ii), then the Company shall pay to Parent (or one or more of its designees) a fee of $150,000 (the “Company Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable termination.

(ii) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i) or Section 8.1(g), Parent shall pay to the Company a fee of $300,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable termination.

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(c) The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(ii), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount set forth in Section 8.2(b)(i) or any portion thereof, or a final and non-appealable judgment against Parent for the amount set forth in Section 8.2(b)(ii), or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Parent or the Company (as applicable) in connection with such suit), together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.12, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee from the Company pursuant to this Section 8.2, the payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(d) shall be the sole and exclusive remedies of Parent Related Parties against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith; provided that, in no event shall Company Related Party be liable for monetary damages in excess of the amount of the Company Termination Fee in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 8.2(d)), and that upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company shall remain obligated to pay to Parent and Merger Sub any amount due and payable pursuant to Section 8.2(d)), whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.8.

(f) Notwithstanding anything to the contrary in this Agreement, if the Merger fails to consummate or if Parent or Merger Sub breaches this Agreement (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.12, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Parent or the Merger Sub (each a “Parent Related Party”) for any breach, loss, damage or failure to perform under or otherwise arising from or in connection with this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to (x) terminate this Agreement pursuant to Section 8.1(d) or Section 8.1(g) and receive payment of the Parent Termination Fee or (y) seek to recover monetary damages from Parent in connection with any termination of this Agreement in a circumstance in which the Parent Termination Fee is not actually paid; provided, that in no event shall Parent Related

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Party be subject to monetary damages in excess of the amount of the Parent Termination Fee in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 6.8, and Section 8.2(d)).

(g) This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made (i) against the entities that are expressly identified as Parties hereto, and (ii) to the extent pursuant to and in accordance with the terms of the Support Agreement, the Equity Commitment Letter or the Limited Guarantee, against any party thereto. No other Company Related Party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

Section 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided that the Company may only take such action with the approval of the Special Committee.

Section 9.3 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided that the Company may only take such action with the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by express courier (postage prepaid and providing proof of delivery) to the respective Parties at the following addresses, or email addresses as follows (or at such other address, or email address for a Party as is specified by like notice):

(a) if to Parent or Merger Sub:

c/o Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands
Attention: Yi Zhang
Email: ir@zhangmen.com

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with an additional copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
the Hong Kong Club Building, 3A Chater Road,
Hong Kong, China
Attention: Li He
Email: li.he@davispolk.com

(b) if to the Company:

Zhangmen Education Inc.
No.1666 North Sichuan Road,
Hongkou District
Shanghai, China
Attention: Legal Department
Email: law@zhangmen.com

(c) if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

The Special Committee
Zhangmen Education Inc.
No.1666 North Sichuan Road
Hongkou District
Shanghai, China 200080
People’s Republic of China

Attention: Mr. Paul Qi, Mr. Adam Zhao
Email: Paul@fb-cap.com, adamchaw@qq.com

with an additional copy (which shall not constitute notice) to:

Linklaters
11th floor Alexandra House
Chater Road,
Hong Kong, China
Attention: Xiaoxi Lin
Email: xiaoxi.lin@linklaters.com

Section 9.5 Certain Definitions.

(a) Defined Terms. For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, and with respect to the Founder Shareholder and the Parent, excludes the Company and its subsidiaries;

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are required or authorized to close in the Cayman Islands, the PRC, Hong Kong or the City of New York, New York, as the case may be, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company Data” means trade secrets, confidential information, and Personal Data included in Company Intellectual Property;

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“Company Equity Award” means any Company Option, Company Restricted Share Award or other award payable in Company Securities or whose value is determined with reference to the value of Company Securities, whether granted pursuant to the Company Share Plans or otherwise;

“Company Option” means each outstanding share option, whether vested or unvested, that is outstanding, unexercised, not yet expired as of immediately prior to the Effective Time and issued by the Company pursuant to any Company Share Plan that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award;

“Company Restricted Share Award” means each outstanding award of restricted Ordinary Shares issued by the Company pursuant to any Company Share Plan that is subject to transfer and other restrictions which may lapse upon the vesting of such award;

“Company Share Plans” means, collectively, the Global Online Education Inc. Amended and Restated 2018 Option Plan and the Zhangmen Education Inc. 2021 Share Incentive Plan, and a “Company Share Plan” means any one of the foregoing plans;

“Company Systems” means all computerized, automated, information technology or similar systems, platforms and networks owned, used or held for use by, for, or on behalf of the Company or any of its subsidiaries, including Software, hardware, data processing and storage, record keeping, communications, telecommunications, network equipment, peripherals, information technology, mobile and other platforms, and data and information contained in or transmitted by any of the foregoing, together with documentation relating to any of the foregoing;

“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Data Privacy and Security Requirements” mean (i) the Company’s and its subsidiaries internal and posted policies and procedures with respect to privacy, Personal Data, data and system security; (ii) applicable privacy and data security Laws and industry standards (including the Payment Card Industry Data Security Standards); and (iii) applicable requirements relating to data collection, use, privacy, security or protection under any Contracts;

“Depositary” means Citibank, N.A.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection;

“Excluded Shares” means (i) Cancelled Shares (including Founder Shares) and (ii) any Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans;

“GAAP” means the generally accepted accounting principles in the United States;

“Government Official” means: (i) any official, officer, employee or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person as defined by the Financial Action Task Force; or (iv) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clauses (i), (ii) or (iii) of this definition;

“Hong Kong” means the Hong Kong Special Administrative Region;

“Intellectual Property” means all of the following in any jurisdiction in the world: (i) inventions, whether patentable or not, and all patents and patent applications; (ii) copyrights, copyrightable works, works of authorship, content, moral rights, and data and database rights; (iii) Software;

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(iv) trademarks, service marks, domain names, corporate names, trade names, logos, designs, brands, rights to social media accounts, trade dress, other indicia of source, origin or quality, and the goodwill of the business symbolized by any of the foregoing; (v) know-how, trade secrets, confidential information, and Personal Data; (vi) privacy rights, data protection rights, and rights of publicity; (vii) registrations, applications and renewals related to any of the foregoing; and (viii) all other intellectual property, industrial property and proprietary rights of any kind or nature;

“knowledge” (i) with respect to the Company means the actual knowledge of any member of the Special Committee and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(a) of the Parent Disclosure Letter;

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order or decision of an applicable arbitrator or arbitration panel (public or private);

“Lease” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of the Company’s subsidiaries thereunder;

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing;

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to have, a material adverse effect on or with respect to the business, results of operation or condition (financial or otherwise), assets or liabilities of the Company and its subsidiaries, taken as a whole, provided that, no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States, the PRC or elsewhere in the world in which the Company or its subsidiaries have material operations, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) (A) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, or the identity of Parent, the Founder Shareholder or any of their respective Affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries, (B) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and (C) any action taken or omitted by the Company at the express written request of or with the express written consent of Parent or Merger Sub, provided that this clause (iii) shall not apply to any representation or warranty set forth in Article III to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of transactions (including the Merger) contemplated under this Agreement, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any typhoon, hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God, pandemic (including the COVID-19 virus pandemic) or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism,

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or national or international political or social conditions, (vi) any decline in the market price or trading volume of the Ordinary Shares or ADSs or the credit rating of the Company (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to, a Material Adverse Effect), (viii) any Action threatened, made or brought by any of the current or former shareholder of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, or (ix) the availability of equity or other financing to Parent or Merger Sub; except in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect);

“material subsidiaries” means (A) Zhangmen Technology HK Limited, (B) Shanghai Zhangxinrui Technology Co., Ltd., and (C) Shanghai Zhangda Education Technology Co., Ltd.;

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control;

“Off-the-Shelf Software Licenses” means licenses granted to the Company and its subsidiaries for standard, commercially available, off-the-shelf software that are provided solely in executable form and for the Company’s and its subsidiaries’ internal use (and not for server or development use) involving payments of less than $100,000 annually;

“Order” means any Law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any Governmental Entity;

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any subsidiary of the Company;

“Permitted Liens” means (A) statutory liens securing payments not yet due and payable as of the Closing Date, including liens of lessors pursuant to the terms of any lease, (B) easements, rights of way or other similar matters of record affecting title to such Owned Real Property which do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business of the Company or any of its subsidiaries conducted thereon, (C) encumbrances for Taxes not yet due and owing or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP, (D) pledges or deposits made in the ordinary course of business consistent with past practices to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practices for amounts which are not yet past due, and (F) non-exclusive licenses of Intellectual Property granted by the Company or its subsidiaries to their customers in the ordinary course of business consistent with past practices, (G) Liens that are disclosed in the SEC Reports filed or furnished prior to the date hereof, and (H) Liens securing indebtedness or liabilities that (x) are reflected in the SEC Reports filed or furnished prior to the

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date hereof or (y) that have otherwise been disclosed to Parent in writing as of the date of this Agreement;

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

“Personal Data” means any data or other information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual or is otherwise protected by or subject to any privacy or data security Laws;

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives;

“Required Available Cash Amount” means $2,450,000;

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country;

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council;

“Software” means (i) software of any type, including computer programs, applications, architectures, libraries, firmware, and middleware, software development kits, libraries, tools, interfaces, and software implementations of algorithms, models and methodologies, in each case, whether in source code or object code, (ii) data and databases, and (iii) documentation relating to any of the foregoing; together with intellectual property, industrial property and proprietary rights in and to any of the foregoing;

“subsidiary” or “subsidiaries” means, with respect to any Person (A) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof (including through any contractual arrangement) and (B) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests, through any contractual arrangement or otherwise, (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity (including through any contractual arrangement). For the avoidance of doubt, for purposes of this Agreement, each branch office of any subsidiary of the Company, whether registered or not as required by the applicable laws of the jurisdiction of its operation, shall be deemed as a subsidiary of the Company;

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“Transaction Documents” means, collectively, this Agreement and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder; and

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement or (ii) fraud.

(b) Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
Acquisition Proposal	Section 6.3(e)(i)
Action	Section 3.11
ADS	Section 2.1(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(a)(i)(3)
Anti-Corruption Laws	Section 3.6(b)
Available Company Cash	Section 6.10
Applicable Date	Section 3.7(a)
Arbitrator	Section 9.13
Bankruptcy and Equity Exception	Section 3.4
Board of Directors	Recitals
Cancelled Shares	Section 2.1(c)
Cayman Islands Companies Law	Recitals
CBA	Section 3.9(a)(viii)
Change of Recommendation	Section 6.2
Class A Share	Section 2.1(a)
Class B Share	Section 2.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Disclosure Letter	Article III
Company Employees	Section 5.1(b)(xii)
Company Intellectual Property	Section 3.17(a)
Company Related Parties	Section 8.2(e)
Company Requisite Vote	Section 3.4
Company Securities	Section 3.3(c)
Company Termination Fee	Section 8.2(b)(i)
Contract	Section 3.9(a)
Disqualifying Breach	Section 8.1(c)
Dissenter Rights	Section 2.1(d)
Dissenting Shares	Section 2.1(d)
Dissenting Shareholders	Section 2.1(d)
Effective Time	Section 1.3
End Date	Section 8.1(c)
Environmental Laws	Section 3.18(b)
Exchange Act	Section 3.5(b)
Exchange Fund	Section 2.3(a)
Financial Advisor	Section 3.19
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Defined Term	Section
Financing	Section 4.8(a)
Financing Commitment	Section 4.8(a)
Founder Shareholder	Recitals
Founder Shares	Recitals
Governmental Entity	Section 3.5(b)
Hazardous Materials	Section 3.18(b)
HKIAC	Section 9.13
Indemnified Parties	Section 6.9(a)
Licenses	Section 3.6(a)
Liens	Section 3.14(a)
Limited Guarantee	Preamble
Material Contract	Section 3.9(a)
Material Lease	Section 3.14(c)
Material Leased Real Property	Section 3.14(c)
Memorandum of Association	Section 3.2
Merger	Recitals
Merger Consideration	Section 2.3(a)
Merger Sub	Preamble
Notice Period	Section 6.3(c)(ii)
Orders	Section 7.1(b)
Ordinary Shares	Section 3.3
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 7.3(a)
Parent Related Party	Section 8.2(f)
Parent Termination Fee	Section 8.2(b)(ii)
Party/Parties	Preamble
Paying Agent	Section 2.3(a)
Per ADS Merger Consideration	Section 2.1(b)
Per Share Merger Consideration	Section 2.1(a)
Permitted Liens	Section 3.14(a)
Plan of Merger	Section 1.3
Proceeding	Section 6.9(a)
Proxy Statement	Section 3.16
Recommendation	Section 3.4
Record ADS Holders	Section 6.1(b)
Record Date	Section 6.1(b)
SEC	Section 3.7(a)
Schedule 13E-3	Section 3.5(b)
Registrar of Companies	Section 1.3
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Share Certificates	Section 2.3(b)
Shareholders’ Meeting	Section 6.2
Special Committee	Recitals
Superior Proposal	Section 6.3(e)(ii)
Support Agreement	Recitals
Surviving Company	Recitals
Takeover Statute	Section 3.21
Tax Return	Section 3.15(i)(iii)

Annex A-48

Defined Term	Section
Tax Law	Section 3.15(i)(ii)
Taxes	Section 3.15(i)(i)
Trade Control Laws	Section 3.6(d)
Transaction Litigation	Section 6.12
Uncertificated Shares	Section 2.3(b)
Unvested Company Option	Section 2.2(b)
Unvested Company Restrict Share Award	Section 2.2(b)

Section 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void.

Section 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.9 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) to receive the Per Share Merger Consideration or Per ADS Merger Consideration (as applicable) in accordance with the terms and conditions of this Agreement, and (c) at and after the Effective Time, the rights of the holders of Company Options or Company Restricted Share Awards to receive the payments or in exchange therefor the applicable equity-based awards of Parent contemplated by Section 2.2(b) in accordance with the terms and conditions of this Agreement.

Section 9.9 Governing Law.

This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed and delivered (including by “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 9.12 Specific Performance.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to the terms and conditions of this Section 9.12, the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Parent Termination Fee pursuant to Section 8.2(b), under no circumstances shall the Company be permitted or entitled to receive both (1) a grant of specific performance to cause the Financing to be funded at the Closing in accordance with the terms of this Section 9.12 (whether under this Agreement or the Financing Commitments) or other equitable relief that results in a Closing, and (2) payment of the Parent Termination Fee.

(c) Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while Parent or Merger Sub may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Company Termination Fee pursuant to Section 8.2(b), under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both (1) a grant of specific performance or other equitable relief that results in a Closing, and (2) payment of the Company Termination Fee.

Section 9.13 Jurisdiction. Subject to Section 9.9, Section 9.12 and the last sentence of this Section 9.13, any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.13. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.15 Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract

Annex A-50

or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. For purposes of this Agreement (other than Section 3.19 and Section 6.3), the term “made available”, with respect to any document or item, shall mean that such document or item has been made available to Parent or the Company on or before the date of this Agreement. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. The phrase “consistent with past practices” means past customs and practices of the Company, taking into account any changes in such customs and practices that may have been implemented in response to or as a result of the COVID-19 pandemic. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted jointly by all the Parties and without regard to any presumption, burden of proof or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
Zhangmen Education Inc.
By:	/s/ Jicai Qi
	Name:	Jicai Qi
	Title:	Chairman of the Special Committee
PARENT:
Ultimate Vitor II Holdings Limited
By:	/s/ Yi Zhang
	Name	Yi Zhang
	Title:	Director
MERGER SUB:
Summit Lustre Limited
By:	/s/ Yi Zhang
	Name:	Yi Zhang
	Title:	Director

[Signature Page to Merger Agreement]

Annex A-52

EXHIBIT A

PLAN OF MERGER

Annex A-53

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [ ] 2023 between Zhangmen Education Inc. (the “Surviving Company”) and SUMMIT LUSTRE LIMITED (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated 28 July 2023 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1            The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2            The surviving company (as defined in the Statute) is the Surviving Company.

3            The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

4            Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$80,000 divided into 8,000,000,000 shares comprising of (i) 7,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each (the “Class A Ordinary Shares”), (ii) 500,000,000 Class B Ordinary Shares of a par value of US$0.00001 each (the “Class B Ordinary Shares”), and (iii) 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the articles of association of the Surviving Company and the Surviving Company will have 1,245,504,866 Class A Ordinary Shares and 194,878,011 Class B Ordinary Shares in issue.

5            Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be USD50,000.00 divided into 500,000,000 Ordinary shares of par value USD 0.0001 each and the Merging Company will have 1 ordinary share in issue.

6            The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7            The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8            The rights and restrictions attaching to the shares in the Surviving Company are set out in the Eleventh Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

Annex A-54

9            Upon the Effective Date, the authorised share capital of the Surviving Company be decreased from US$80,000 divided into 8,000,000,000 shares comprising of (i) 7,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 500,000,000 Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the articles of association to US$50,000 divided into 5,000,000,000 Ordinary shares of par value US$0.00001 each.

10          The Tenth Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Eleventh Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company upon the Effective Date shall be as set out therein.

11          There are no amounts or benefits which are or shall be paid or payable to any director of either the Merging Company or the Surviving Company consequent upon the Merger.

12          The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13          The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14          The name and address of the sole director of the surviving company (as defined in the Statute) is Zhang Yi of No. 868, Tianbao Road, Hongkou District, Shanghai, China.

15          This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

16          This Plan of Merger has been authorised by the shareholder(s) of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company and written resolutions of the sole shareholder of the Merging Company, respectively.

17          At any time prior to the Effective Date, this Plan of Merger may be:

17.1       terminated by the board of directors of either the Surviving Company or the Merging Company;

17.2       amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)         change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)         effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18          This Plan of Merger may be executed in counterparts.

19          This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature Page to Follow]

Annex A-55

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by________________________	)
Duly authorised for	)	__________________________
and on behalf of	)	Director
Zhangmen Education Inc.	)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by________________________	)
Duly authorised for	)	__________________________
and on behalf of	)	Director
SUMMIT LUSTRE LIMITED	)

Annex A-56

Annexure 1

Agreement and Plan of Merger

Annex A-57

Annexure 2

Eleventh Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex A-58

ANNEX B

Opinion of Duff & Phelps as the Special Committee’s Financial Advisor

Confidential Special Committee of the Board of Directors Zhangmen Education Inc. No. 1666 North Sichuan Road Hongkou District, Shanghai 200080 People’s Republic of China	July 28, 2023

Ladies and Gentlemen:

Zhangmen Education Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value $0.00001 per share, of the Company (each, a “Class A Share” or, collectively, “Class A Shares”) and Class B ordinary shares, par value $0.00001 per share, of the Company (each, a “Class B Share” or, collectively, “Class B Shares”, and together with the Class A Shares, “Ordinary Shares”), other than the Excluded Shares, the Dissenting Shares and the Ordinary Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each of which represents seventy-two Ordinary Shares (each, an “ADS” and collectively, “ADSs”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Ordinary Shares or ADSs other than in its capacity as a holder of Ordinary Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Ultimate Vitor II Holdings Limited, a business company incorporated under the laws of the British Virgin Islands (“Parent”), and Summit Lustre Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated July 26, 2023. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger. In connection with such merger, (i) each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and the Ordinary Shares represented by ADSs) shall be cancelled and converted in accordance with the provisions of the Cayman Islands Companies Law into the right to receive $0.0077778 (representing $0.56 divided by seventy-two) per Ordinary Share in cash without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with each Ordinary Share represented by such ADSs, shall be cancelled and converted into the right to receive $0.56 per ADS in cash without (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) Cancelled Shares (including Founder Shares) and (b) any Ordinary Shares (including ADSs corresponding to such Ordinary Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans; and (ii) “Dissenting Shares”, “Effective Time”, “Cayman Islands Companies Law”, “Cancelled Shares”, “Founder Shares”, “Depositary”, and “Company Share Plans” shall have the meanings set forth in the Merger Agreement.

Annex B-1

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.      Reviewed the following documents:

a.      The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2020 through December 31, 2022;

b.      Certain unaudited and segment financial information for the Company for the years ended December 31, 2020 through December 31, 2022 and the five months ended May 31, 2021, May 31, 2022 and May 31, 2023, provided to Duff & Phelps by the management of the Company and which the management of the Company identified as being the most current financial statements available;

c.      A detailed financial projection model for the Company for the years ending December 31, 2023 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

d.      Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

e.      A letter dated July 26, 2023 from the Finance VP of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

f.       A draft of the Merger Agreement dated as of July 26, 2023; and

g.      A draft of the Support Agreement by and among Parent, Merger Sub, the Company and the respective parties listed in the column titled “Beneficial Owner” in Schedule A attached thereto dated as of July 25, 2023;

(the documents listed in items (f)-(g) above, collectively, the “Transaction Documents”);

2.      Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.      Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.      Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.      Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.      Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Annex B-2

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.      Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.      Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.      Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

4.      Assumed that information supplied and representations made by the management of the Company regarding the Company and the Proposed Transaction are accurate in all material respects and do not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information provided and the representations made not misleading in light of the circumstances under which the information was supplied and the representations were made;

5.      Assumed that the representations and warranties made in the Transaction Documents and the Management Representation Letter are accurate in all material respects;

6.      Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.      Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.      Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

9.      Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.

Annex B-3

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Ordinary Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company and the Special Committee dated June 5, 2023 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of its Opinion to the Special Committee. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps and to indemnify Duff & Phelps for certain liabilities. During the two years preceding the date of this Opinion, Duff & Phelps provided a fairness opinion to the special committee of the Board of Directors in connection with a related party transaction and received fees, expense reimbursement, and indemnification for such engagement.

Annex B-4

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and the Ordinary Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Ordinary Shares or ADSs other than in its capacity as a holder of Ordinary Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps Opinions Practice
Kroll, LLC

Annex B-5

ANNEX C

Cayman Islands Company Act – Section 238

Section 238. Rights of dissenters

(1)    A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)    A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)    An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4)    Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)    A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating —

(a)     that person’s name and address;

(b)    the number and classes of shares in respect of which that person dissents; and

(c)     a demand for payment of the fair value of that person’s shares.

(6)    A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)    Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)    Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9)    If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires —

(a)     the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)    the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)  A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

Annex C-1

(11)  At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)  Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)  The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)  Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)  The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

Annex C-2

ANNEX D

Directors and Executive Officers of Each Filing Person

I.      Directors and Executive Officers of the Company

The Company is an exempted company incorporated in Cayman Islands with limited liability. The address of its principal executive office is at No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China. The Company’s telephone number is +86-16628513671.

The name, business telephone, business address, present principal employment, and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Telephone	Business Address	Position/Title	Citizenship
Yi Zhang	+86-16628513671	No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China	Founder, Chairman, Chief Executive Officer and interim principal financial and accounting officer of the Company	People’s Republic of China
Jicai Qi	+86-16628513671	No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China	Independent Director of the Company	People’s Republic of China
Adam J. Zhao	+86-16628513671	No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China	Independent Director of the Company	People’s Republic of China

Mr. Yi Zhang is the founder of the Company and has served as the Company’s chief executive officer since its inception, where he is in charge of the Company’s overall strategy formation and management, product development, research and development and content development, and has been the Company’s chairman of the Company Board since November 2017. Mr. Zhang received a bachelor’s degree in electrical engineering from School of Electronic Information and Electrical Engineering of Shanghai Jiao Tong University. Mr. Yi Zhang also serves as the interim principal financial and accounting officer of the Company and supervises the review of the upcoming audited financial results.

Mr. Jicai Qi has served as the Company’s director since June 2021. Mr. Qi has been the founding manager of Fountain Bridge Capital, where he is responsible for the management and investment of the fund, since May 2018. Mr. Qi received a bachelor’s degree in energy and power engineering from Shandong University and a master’s degree in mechanical and power engineering from Shanghai Jiao Tong University.

Mr. Adam J. Zhao has served as the Company’s director since July 2022. Mr. Zhao served as the chief financial officer and board secretary of PapayaMobile from January 2015 to February 2021. Prior to joining PapayaMobile, Mr. Zhao served as the chief financial officer and board secretary of Country Style Cooking Restaurant Chain Co., Ltd., a prior NYSE-listed company, from January 2012 to November 2014. Prior to that, Mr. Zhao served as a vice president of Ninetowns Internet Technology Group Company Limited, a prior Nasdaq-listed company, from August 2007 to December 2011. From 2004 to 2007, Mr. Zhao was the chief financial officer of Digital Media Group, which was acquired by VisionChina Media Inc., a prior Nasdaq-listed company. Mr. Zhao’s earlier experiences included portfolio management positions at New Hope Capital and serving as an investment director at a Hong Kong investment company. Mr. Zhao also served as an independent director of Cloopen Group Holding Limited, a NYSE-listed company, from May 2022, an independent director of Jumei International Holding Limited, a prior NYSE-listed company, from 2015 to 2020, and an independent director of eLong, Inc, a prior Nasdaq-listed company, from 2015 to 2018. Mr. Zhao received his bachelor’s degree in economics from Beijing International Studies University in 1989 and his MBA from University of Illinois at Chicago in 2003.

Annex D-1

During the last five years, neither the Company nor, to the knowledge of the Company, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.    Directors and Executive Officers of Parent

Parent is a business company incorporated under the laws of the British Virgin Islands. Parent is a holding company and formed for holding of certain Class B Shares of the Company. Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Founder Shareholder may be deemed to beneficially own all of such Class B Shares held of record by Parent. The registered address of Parent is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

The following table sets forth information regarding the sole director of Parent as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Parent does not have any executive officers.

Director	Address	Principal Occupation	Citizenship
Yi Zhang(1)	No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China	Chairman and Chief Executive Officer of the Company	People’s Republic of China

____________

(1)      Yi Zhang has been in the current position for the past five years.

During the last five years, none of Parent or, to the knowledge of Parent, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

III.   Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company wholly-owned by Parent formed solely for the purpose of completing the Transactions, including the Merger. The registered address of Merger Sub is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

The following table sets forth information regarding the sole director of Merger Sub as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Merger Sub does not have any executive officers.

Director	Address	Principal Occupation	Citizenship
Yi Zhang	No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China	Chairman and Chief Executive Officer of the Company	People’s Republic of China

____________

(1)    Yi Zhang has been in the current position for the past five years.

During the last five years, none of Merger Sub or, to the knowledge of Merger Sub any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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ANNEX E

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of July 28, 2023 (this “Limited Guarantee”), by Mr. Yi Zhang (the “Guarantor”) in favor of Zhangmen Education Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).

1.      Limited Guarantee. (a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), among Ultimate Vitor II Holdings Limited, a business company incorporated under the laws of the British Virgin Islands (“Parent”); Summit Lustre Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”); and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due and punctual performance and discharge of 100% of the payment obligations of Parent to the Guaranteed Party with respect to (i) the Parent Termination Fee owed by Parent to the Company, if and when due, pursuant to Section 8.2(b) of the Merger Agreement, and (ii) costs and expenses in connection with the collection of the Parent Termination Fee, if and when due, pursuant to Section 8.2(d) of the Merger Agreement, in each case of clauses (i) and (ii), if and to the extent those obligations become payable under the Merger Agreement, subject to the terms and limitations of Section 8.2(g) of the Merger Agreement (the aggregate obligations of Parent described in clauses (i) and (ii), collectively, the “Guaranteed Obligations”). In no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed an amount equal to (a) the Guaranteed Obligations minus (b) any portion of the Guaranteed Obligations that have been paid by Parent (such limitation on the liability that the Guarantor may have for the Guaranteed Obligations being herein referred to as the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

(b)    All payments made by the Guarantor pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent or Merger Sub fails to discharge any Guaranteed Obligations when due, then the Guarantor’s liabilities hereunder in respect of the Guaranteed Obligations shall become immediately due and payable and the Guarantor shall, on the Guaranteed Party’s demand, forthwith pay to the Guaranteed Party the Guaranteed Obligations (up to the Cap). The Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub has failed to discharge any portion of the Guaranteed Obligations, take any and all actions necessary or desirable to collect the full amount of the Guaranteed Obligations from the Guarantor, subject to the Cap.

(c)    The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable and documented fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

(d)    In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the unsatisfied amount of the Guaranteed Obligations (subject to the Cap), regardless of whether an action is brought against Parent, Merger Sub or any other person or whether Parent, Merger Sub or any other person is jointly in any such action or actions.

2.      Nature of Guarantee. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in

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the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations (subject to the Cap) as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited Guarantee is a primary obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor hereunder. Notwithstanding anything herein to the contrary, the Guarantor shall have the right to assert, and shall have the benefit of, any defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or as otherwise expressly provided in Section 3 hereof, other than defenses arising from bankruptcy, insolvency, reorganization or similar proceeding of Parent or Merger Sub.

3.      Changes in Obligations, Certain Waivers. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub and/or with any other person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Subject to other terms and conditions set forth herein, the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any recession, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations (in each case, except in the event of any amendment to the circumstances under which the Guaranteed Obligations are payable); (c) (i) the addition, substitution, discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations by or on behalf of the Guarantor in accordance with their terms, a discharge or release of Parent and/or Merger Sub with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent and/or Merger Sub under the Merger Agreement) of any person interested in the transactions contemplated by the Merger Agreement; or (ii) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; (f) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the applicable Guaranteed Obligations in accordance with their terms, a discharge or release of Parent and/or Merger Sub with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent and/or Merger Sub under the Merger Agreement other than defenses arising from bankruptcy, insolvency, reorganization or similar proceeding of Parent or Merger Sub); or (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices required to be provided to Parent or Merger Sub pursuant to the Merger Agreement or this Limited Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect or any right to require the marshalling of assets of Parent or Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or the breach of this

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Limited Guarantee. The Guarantor acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives exercise any rights that he may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith (subject to the Cap), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all of the Guaranteed Obligations and other amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Cap) shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guarantee (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all of the Guaranteed Obligations and other amounts payable by the Guarantor under this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that (a) to the extent that Parent and/or Merger Sub is relieved of any of the Guaranteed Obligations under the Merger Agreement, the Guarantor shall be similarly relieved of his corresponding payment obligations under this Limited Guarantee, and (b) the Guarantor shall have all defenses to the payment of his obligations under this Limited Guarantee (which shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, other than defenses arising from bankruptcy, insolvency, reorganization or similar proceeding of Parent or Merger Sub.

4.      No Waiver; Cumulative Rights. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder by such party. Except as otherwise set forth herein, each and every right, remedy and power hereby granted to each party hereto or, subject to the terms hereof, allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other person liable for any portion of the Guaranteed Obligations prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or any other person liable for any portion of the Guaranteed Obligations shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

5.      Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)    he has the requisite power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor;

(b)    except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of his obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with;

(c)    assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy,

Annex E-3

insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing; and

(d)    the Guarantor has the financial capacity to pay and perform his obligations under this Limited Guarantee, and all funds or assets necessary for the Guarantor to fulfill his obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

The Guaranteed Party hereby represents and warrants that:

(a)    it is duly organized and validly existing under the laws of jurisdiction of its organization;

(b)    the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s organizational documents, or any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party;

(c)    except as would not be, individually or in the aggregate, reasonably likely to impair or delay the Guaranteed Party’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with; and

(d)    assuming due execution and delivery of the Limited Guarantee and the Merger Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

6.      No Assignment. Neither the Guarantor nor the Guaranteed Party may assign or delegate its or his rights, interests or obligations hereunder to any other person without the prior written consent of the Guaranteed Party, in the case of any assignment or delegation by the Guarantor, or the Guarantor, in the case of any assignment or delegation by the Guaranteed Party; provided that no assignment or delegation shall relieve the Guarantor of any of his obligations or liabilities hereunder to the extent not performed by such assignee. Any purported assignment, delegation or transfer in violation of this Section 5 shall be void ab initio.

7.      Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery, by facsimile transmission with confirmation of receipt, or by overnight delivery by a nationally recognized courier service, in each case to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to other parties) as follows:

if to the Guarantor:

c/o Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands
Attention: Yi Zhang
Email: ir@zhangmen.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
the Hong Kong Club Building, 3A Chater Road,
Hong Kong, China
Attention: Li He
Email: li.he@davispolk.com

If to the Guaranteed Party, as provided in the Merger Agreement.

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8.      Continuing Guarantee. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect, and shall be binding on the Guarantor, its successors and assigns, until the Guarantor’s Guaranteed Obligations (subject to the Cap) have been paid in full. Notwithstanding the foregoing or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of: (i) the Effective Time, if the Closing occurs; (ii) the termination of the Merger Agreement in circumstances where the Parent Termination Fee is not payable in accordance with the terms of the Merger Agreement; and (iii) in the case of a termination of the Merger Agreement for which the Parent Termination Fee is payable in accordance with the terms of the Merger Agreement, the date falling ninety (90) days after such termination (unless, in the case of clause (iii) above, the Guaranteed Party has previously made a claim under this Limited Guarantee prior to such date with reasonable details for the basis of such claim, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof). Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s maximum aggregate liability to the Cap or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, or asserts that the Guarantor is liable in respect of the Guaranteed Obligations in excess of or to a greater extent than the Cap, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 8 hereof), then: (i) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, the Guarantor shall be entitled to recover and retain such payments, and (iii) neither the Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party, its Affiliates or any other person in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby.

9.      No Recourse. The Guaranteed Party acknowledges and agrees that the sole asset of Parent and Merger Sub is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or the Merger Agreement (collectively, the “Transaction Agreements”), or in any agreement or instrument delivered or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guarantee, the other Transaction Agreements and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a)    no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) claims available to the Guaranteed Party under and pursuant to the Merger Agreement, (ii) claims available to the Guaranteed Party pursuant to its third-party beneficiary rights in accordance with the terms and subject to the conditions of the Equity Commitment Letter, (iii) claims available to the Guaranteed Party under and pursuant to the Support Agreement, and (iv) any remedies available to the Guaranteed Party under and to the extent provided in this Limited Guarantee and subject to the limitations set forth herein (the claims described in the foregoing clauses (i) through (iv), collectively, the “Retained Claims”);

(b)    no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent, Merger Sub, or any other person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by

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or through a claim by or on behalf of the Guaranteed Party, Parent, Merger Sub or any other person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, except for Retained Claims; and

(c)    neither the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantor in this Limited Guarantee, (ii) Parent and Sponsor (as defined therein) in any Equity Commitment Letter, (iii) Parent and Merger Sub in the Merger Agreement and (iv) Parent, each Supporting Shareholder (as defined therein) and each Beneficial Owner (as defined therein) in the Support Agreement.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates and any person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party, on behalf of itself and its Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party, or any of its Affiliates, has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person including the Guarantor, except as expressly set forth herein.

As used herein, the term “Non-Recourse Parties” means any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, advisors, attorneys, assignees or Affiliates of the Guarantor and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, advisors, attorneys, assignees or Affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing. For the avoidance of doubt, the Non-Recourse Parties do not include the Guarantor, Parent, Merger Sub and their respective permitted successors and assignees under Section 6 hereof or under the Transaction Agreements.

10.    Governing Law; Jurisdiction; Venue. This Limited Guarantee, the rights of the parties hereto under or in connection herewith or the transactions contemplated hereby, and all actions or proceedings arising out of or related to any of the foregoing, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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11.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.    Counterparts. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.    Third Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties hereto intend that all Non-Recourse Parties shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

14.    Confidentiality.

This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor, provided that (a) the parties hereto may disclose the existence and content of this Limited Guarantee to the extent required (i) by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger, or (ii) to enforce the parties’ rights under this Limited Guarantee in accordance with the terms hereof; and (b) the Guarantor may disclose this Limited Guarantee to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

15.    Miscellaneous.

(a)       This Limited Guarantee, together with the Merger Agreement, Support Agreement, the Equity Commitment Letter and any other agreement or instrument delivered in connection with the transactions contemplated by the Merger Agreement, constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of his Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any other Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and his Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)      Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee shall not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder up to the Cap provided in Section 1 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

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(c)         The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)         All parties hereto acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

Yi Zhang
/s/ Yi Zhang

[Signature Page to Limited Guaranty]

Annex E-9

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Zhangmen Education Inc.
By:	/s/ Jicai Qi
Name: Jicai Qi
Title: Chairman of the Special Committee

[Signature Page to Limited Guaranty]

Annex E-10

ANNEX F

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 28, 2023 by and among:

1.      Ultimate Vitor II Holdings Limited, a business company incorporated under the Laws of the British Virgin Islands (“Ultimate Vitor”);

2.      Summit Lustre Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Ultimate Vitor (“Merger Sub”);

3.      Zhangmen Education Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”);

4.      Mr. Yi Zhang (the “Founder Shareholder”);

5.      Ultimate Vitor Family Trust, a trust established under a trust deed between the Founder Shareholder as settlor and TMF (Cayman) Ltd. as trustee (“Ultimate Vitor Family Trust”, together with Ultimate Vitor, and the Founder Shareholder, the “Founder Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Ultimate Vitor, Merger Sub, and the Company, have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Ultimate Vitor (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Founder Shareholder is the ultimate beneficial owner of 194,878,011 class B ordinary shares, par value US$0.00001, of the Company (the “Founder Shares”). The Founder Shares, together with any other ordinary shares, par value US$0.00001 of the Company (the “Shares”) (including Shares represented by ADSs) and securities of the Company owned (whether beneficially or of record) by the Founder Parties, directly or indirectly, as of the date hereof or acquired (whether beneficially or of record) by any of the Founder Parties, directly or indirectly, after the date hereof and prior to the earlier of the Closing and the termination of all of obligations of the Founder Parties under this Agreement, including, without limitation, any Shares (including Shares represented by ADSs) or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, Company Restricted Share Awards, or warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its or his “Securities”; and

WHEREAS, in connection with the consummation of the Merger, (a) each of the Founder Parties agrees to the cancellation of the Founder Shares (including Founder Shares represented by ADSs) for no consideration, and (b) each of the Founder Parties agrees to vote the Securities at the Shareholders’ Meeting in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and take any and all other actions in furtherance of the transactions contemplated by the Merger Agreement, in each case upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Voting

Section 1.1     Voting. From and after the date hereof until the Expiration Time (as defined below), each of the Founder Parties (solely in their capacity as beneficial owner of their respective Securities) irrevocably

Annex F-1

and unconditionally agrees that at the Shareholders’ Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) — (f) hereof is to be considered (and any adjournment or postponement thereof), it or he shall (i) appear or cause its or his Affiliate(s) or representative(s) to appear at such meeting or otherwise cause its or his Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of its or his Securities:

(a)     for the authorization and approval of the Merger Agreement, the Merger, Plan of Merger and the other transactions contemplated by the Merger Agreement;

(b)    against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the transactions contemplated by the Merger Agreement, including the Merger;

(c)     against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement or the performance by it or him of its or his obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Ultimate Vitor; or (iv) any other action that would require the consent of Ultimate Vitor pursuant to the Merger Agreement, except if approved in writing by Ultimate Vitor;

(d)    against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of it or him contained in this Agreement or otherwise reasonably requested by Ultimate Vitor in order to consummate the transactions contemplated by the Merger Agreement, including the Merger;

(e)     in favor of any other matter necessary to effect the transactions contemplated by the Merger Agreement, including the Merger; and

(f)     in favor of any adjournment or postponement of the Shareholders’ Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) — (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Ultimate Vitor.

Section 1.2     Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement, each of the Founder Parties hereby agrees that, from the date hereof until the Expiration Time (as defined below), such person shall not, and shall cause its or his Affiliates not to, directly or indirectly:

(a)     offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its or his Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of its or his Securities which (x) has, or could reasonably be expected to have, the effect of reducing or limiting such person’s economic interest in such Securities and/or (y) with respect to its or his Securities, grants a third party the right to vote or direct the voting of such Securities;

Annex F-2

(b)    deposit any of its or his Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c)     convert or exchange, or take any action which would result in the conversion or exchange of, any of its or his Securities;

(d)    knowingly take any action that would make any representation or warranty of such person set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such persons from performing any of its or his obligations under this Agreement; or

(e)     agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) — (d).

Any purported Transfer in violation of this Section 1.2 shall be void.

Section 1.3     Acquisition of Shares. The parties acknowledge that, prior to the Effective Time, any Founder Party may acquire, directly or indirectly, additional Shares from other directors or employees of the Company (or resulting from the exercise of Company Options acquired from such persons), for so long as such acquisition is not prohibited by applicable Laws, any contract to which the applicable Founder Party is a party and otherwise would not adversely affect the transactions contemplated under the Merger Agreement. Such newly acquired Shares shall be deemed as “Founder Shares” hereunder.

ARTICLE II
Cancellation of Founder Shares

Section 2.1     Cancellation of Founder Shares. Subject to the terms and conditions set forth herein, each of the Founder Parties agrees that, at the Effective Time, all of the Founder Shares (as adjusted pursuant to Section 1.3, including those represented by ADSs) shall be cancelled automatically at no consideration pursuant to the Merger Agreement in connection with the Merger. Each of the Founder Parties will take (and cause their respective Affiliates to take) all actions necessary to cause the number of Founder Shares (as adjusted pursuant to Section 1.3, including those represented by ADSs) to be treated as set forth herein and in the Merger Agreement.

Section 2.2     Effect of the Merger on Founder Shares. Ultimate Vitor agrees that it shall not have the right to receive the Per Share Merger Consideration (or the Per ADS Merger Consideration, if applicable) in connection with the Merger with respect to any Founder Shares held by it, directly or indirectly, as of immediately prior to the Effective Time, and, at the Effective Time, each Founder Share held by it shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

ARTICLE III
Representations, Warranties and Covenants of the Founder Parties

Section 3.1     Representations and Warranties. Each of the Founder Parties, severally and not jointly, represents and warrants to each other party hereto that, as of the date hereof and as of the Closing:

(a)     such person (i) is duly incorporated, organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, to the extent such concept is applicable, and (ii) has the requisite corporate, limited partnership or organizational (as applicable) and legal power and authority to execute and deliver this Agreement, to perform such person’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)     this Agreement has been duly executed and delivered by such person and, if such person is not a natural person, the execution, delivery and performance of this Agreement by such person, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such person and no other corporate or similar actions or proceedings on the part of such person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, on a timely basis;

Annex F-3

(c)     this Agreement constitutes a legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as enforcement may be limited by the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing;

(d)    except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such person for the execution, deliver and performance of this Agreement by such person or the consummation by such person of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by person, nor the consummation by such person of the transactions contemplated hereby, nor compliance by such person with any of the provisions hereof shall (x), if such person is not a natural person, conflict with or violate any provision of the organizational documents of such person, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such person pursuant to, any Contract to which such person is a party or by which such person or any property or asset of such person is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such person of its or his obligations under this Agreement, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such person or any of such person’s properties or assets.

(e)     with respect to the Founder Shareholder, he (x) is and, immediately prior to the Closing, will be the ultimate beneficial owner of, and has and, immediately prior to the Closing, will have good and valid title to his Founder Shares, free and clear of any Liens, and (y) has and, as of the Closing will have, sole or shared (together with his Affiliates) voting power, power of disposition, and power to control dissenter’s rights, with respect to all of his Founder Shares, with no limitations, qualifications, or restrictions on such rights, in each case of the foregoing clauses (x) and (y), subject to applicable United States federal securities Laws and Laws of the Cayman Islands and the British Virgin Islands;

(f)     except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such person is a party relating to the pledge, disposition or voting of any of its or his Founder Shares and its or his Founder Shares are not subject to any voting trust agreement or other Contract to which such person or any of its or his Affiliates is a party restricting or otherwise relating to the voting or Transfer of such Founder Shares;

(g)    such person has not Transferred any interest in any of the Founder Shares;

(h)    such person has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its or his Founder Shares, except the voting power granted as contemplated by this Agreement;

(i)     there are no Action pending or, to the knowledge of such person, threatened against such person or any other person that restricts or prohibits (or, if successful, could restrict or prohibit) the ability of such person to perform, or the performance of, its or his obligations hereunder or to consummate the transactions contemplated hereby;

(j)     such person has been afforded the opportunity to ask such questions as it or he has deemed necessary of, and to receive answers concerning the terms and conditions of the transactions contemplated hereby and such person acknowledges that it has been advised to discuss with its or his own counsel the meaning and legal consequences of the representations and warranties of such person in this Agreement and the transactions contemplated hereby; and

(k)    such person understands and acknowledges that Ultimate Vitor and Merger Sub are entering into the Merger Agreement in reliance upon such person’s execution, delivery and performance of this Agreement.

Annex F-4

Section 3.2     Covenants. Each of the Founder Parties, severally and not jointly:

(a)     agrees, prior to the Expiration Time, not to (and cause its or his Affiliates not to) knowingly take any action that would make any representation or warranty of such person contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such person of its or his obligations under this Agreement;

(b)    irrevocably and unconditionally waives (and cause its or his Affiliates to waive), and agrees not to exercise (and cause it or his Affiliates not to exercise), any rights of appraisal, rights of dissent or similar rights relating to the Merger and any other transactions contemplated by the Merger Agreement that such person may have by virtue of or with respect to such person’s Securities (including, without limitation, any rights under Section 238 of the Cayman Companies Law) prior to the Expiration Time;

(c)     agrees to permit (and cause its or his Affiliates to permit) the Company to publish and disclose in the Schedule 13E-3 and the Proxy Statement (including all documents filed with the SEC in accordance therewith), such person’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such person’s commitments, arrangements and understandings under this Agreement;

(d)    agrees and covenants that such person shall (and shall cause its or his Affiliates to) promptly notify Ultimate Vitor of any new Shares and other securities of the Company with respect to which beneficial ownership is acquired by such person, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof.

(e)     agrees further that, such person shall (and shall cause its or his Affiliates to) execute and deliver any additional documents, consents or instruments and take such further actions as may be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
Termination

Section 4.1     This Agreement, and the obligations of the Founder Parties hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms, or (c) the written agreement of the Founder Parties (such time, the “Expiration Time”); provided, that this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE V
Miscellaneous

Section 5.1     Joint Liability.

(a)     Each of the Founder Parties shall perform its or his obligations under this Agreement, including without limitation, obligations under Article I above.

(b)    Notwithstanding anything to the contrary, each of the Founder Parties shall be jointly and severally liable with each other with respect to all representations, warranties, covenants and agreements of such parties under this Agreement.

Section 5.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1).

Annex F-5

Section 5.3     Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 5.4     Entire Agreement. This Agreement, the Equity Commitment Letter, the Limited Guarantee, the Merger Agreement and the agreements contemplated thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 5.5     Specific Performance. Each of the parties hereto acknowledge and agree that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 5.6     Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, (i) in the case of an amendment, by the parties hereto, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 5.7     Governing Law; Jurisdiction.

(a)     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)    Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 5.6. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 5.8     Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Annex F-6

Section 5.9     Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided that, for the avoidance of doubt, the covenant of the Founder Parties set forth in Section 3.2(b) of this Agreement is made for the benefit of the Company, each of which has an independent right to rely on and the Company shall be entitled to specific performance of the terms hereof in accordance with Section 5.5 and to enforce or prevent any violations of the other parties hereto of this Agreement to the full extent permitted by law.

Section 5.10   Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Ultimate Vitor may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Ultimate Vitor, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each of the Founder Parties, its or his estate, heirs, beneficiaries, representatives and executors.

Section 5.11   No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 5.12   Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each of the Founder Parties is entering into this Agreement, and agreeing to become bound hereby, solely in his or its capacity as a beneficial owner of Securities and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate any Founder Party or his or its Representatives to take, or forbear from taking, as a director or officer of the Company, any action which is inconsistent with his or its fiduciary duties under applicable Law.

Section 5.13   Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 5.14   Interpretation. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively.

Section 5.15   Confidentiality. This Agreement shall be treated as confidential. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Ultimate Vitor, provided that the parties hereto may disclose the existence and content of this Agreement to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger.

[Signature Pages to Follow]

Annex F-7

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Ultimate Vitor II Holdings Limited
By:	/s/ Yi Zhang
Name:	Yi Zhang
Title:	Director
Notice details:
c/o Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands
Attention: Yi Zhang
Email: ir@zhangmen.com

[Signature Page to Support Agreement]

Annex F-8

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Summit Lustre Limited
By:	/s/ Yi Zhang
Name:	Yi Zhang
Title:	Director
Notice details:
c/o Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands
Attention: Yi Zhang
Email: ir@zhangmen.com

[Signature Page to Support Agreement]

Annex F-9

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Zhangmen Education Inc.
By:	/s/ Jicai Qi
Name:	Jicai Qi
Title:	Chairman of the Special Committee
Notice details:
Address:	No.1666 North Sichuan Road,
Hongkou District, Shanghai, China
Attention:	Legal Department
Email:	law@zhangmen.com

Annex F-10

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Yi Zhang
/s/ Yi Zhang
Notice details:
Address:	c/o Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands
Attention:	Yi Zhang
Email:	ir@zhangmen.com

Annex F-11

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Ultimate Vitor Family Trust
For and on behalf of TMF (Cayman) Ltd.
By:	/s/ Yeu Chi Fai
By:	/s/ Liu Kin Wai
Name:	TMF (Cayman) Ltd.
Title:	Trustee of the Trust
Notice details:
Address:	c/o 31/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong
Attention:	Jenny Wong
Email:	jenny.wong@tmf-group.com

Annex F-12

Zhangmen Education Inc.

(the “Company”)

FORM OF PROXY CARD FOR SHAREHOLDERS

I/We
Please Print Name(s)
of
Please Print Address(es)
being (a) shareholder(s) of the Company with	shares respectively hereby appoint
of
or failing him/her
of

or failing him/her the duly appointed chairperson of the Extraordinary General Meeting (the “Chairperson”) as my/our proxy to vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company (the “Extraordinary General Meeting”) to be held on           , 2023 at            (China Standard Time) at the offices of No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China and at any adjournment of the Extraordinary General Meeting. My proxy is instructed to vote on a poll or on a show of hands on the resolutions in respect of the matters specified in the Notice of the Extraordinary General Meeting as indicated below:

Resolutions	For	Against	Abstain

Proposal No. 1

As a special resolution:

THAT the agreement and plan of merger, dated as of July 28, 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Ultimate Vitor II Holdings Limited, a business company incorporated under the laws of the British Virgin Islands (“Parent”) and Summit Lustre Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such Merger Agreement being in the form attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying the notice of the Extraordinary General Meeting and produced and made available for inspection at the Extraordinary General Meeting); the plan of merger (the “Plan of Merger”), between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the Merger (such Plan of Merger being substantially in the form attached as Exhibit A to the Merger Agreement and produced and made available for inspection at the Extraordinary General Meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including (a) the Merger; and (b) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the “Amendment and Restatement of Memorandum and Articles”), in the form attached as Annexure 2 to the Plan of Merger, be and are hereby authorized and approved.

Proposal No. 2

As an ordinary resolution:

THAT each of the members of the Special Committee (as defined in the Proxy Statement) be and is hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles.

Proposal No. 3

As an ordinary resolution:

THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolution and ordinary resolution to be proposed at the Extraordinary General Meeting.

Please indicate your voting preference by ticking, or inserting the number of shares to be voted for or against or to abstain, the boxes above in respect of each resolution. If you do not complete this section, your proxy will vote or abstain at his/her discretion, as he/she will on any other business that may be raised at the Extraordinary General Meeting.

You may instruct your proxy to vote some or all of the shares in respect of which the proxy is appointed either for or against any resolution and/or abstain from voting as such proxy need not cast the votes in respect of your shares in the same way on any resolution. In this case, please specify in the voting boxes above the number of shares in respect of which your proxy is to vote for or against or to abstain in respect of each resolution.

If you have appointed more than one proxy, please specify in the voting boxes above the number of shares in respect of which each proxy is entitled to exercise the related votes. If you do not complete this information, the first person listed above shall be entitled to exercise all the votes in relation to the relevant resolution. If you have appointed more than one proxy, the first person listed above shall be entitled to vote on a show of hands.

If you have appointed another proxy to vote on a show of hands in a separate form (in which case the proxy appointed in this form may not vote on a show of hands) please tick this box: ☐

Signed:
Name:
Date:

In the case of joint holders the
senior holder (see note 4 below) should sign.
Please provide the names of all other

joint holders:

NOTES

IF YOU HAVE EXECUTED A STANDING PROXY, YOUR STANDING PROXY WILL BE VOTED AS INDICATED IN NOTE 2 BELOW, UNLESS YOU ATTEND THE EXTRAORDINARY GENERAL MEETING IN PERSON OR COMPLETE AND SEND IN THIS FORM APPOINTING A SPECIFIC PROXY.

1       A proxy need not be a shareholder of the Company. A shareholder entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more proxies to attend and vote in his/her stead. Please insert the name of the person(s) of your own choice that you wish to be appointed proxy in the space provided, failing which the Chairperson will be appointed as your proxy.

2       Any standing proxy previously deposited by a shareholder with the Company will be voted in favour of the resolutions to be proposed at the Extraordinary General Meeting unless revoked prior to the Extraordinary General Meeting or the shareholder attends the Extraordinary General Meeting in person or completes and returns this form appointing a specific proxy.

3       Whether or not you propose to attend the relevant meeting(s) in person, you are strongly advised to complete and return this form of proxy in accordance with these instructions. To be valid, this form must be completed and deposited (together with any power of attorney or other authority under which it is signed or a notarially certified copy of that power or authority) at the offices of Zhangmen Education Inc. at No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, China, or send copies of the foregoing by email to ir@zhangmen.com, in each case marked for the attention of the Legal Department, as soon as possible and in any event not later than 48 hours before the time for holding the relevant meeting or any adjourned meeting. Returning this completed form of proxy will not preclude you from attending the relevant meeting(s) and voting in person if you so wish.

4       If two or more persons are jointly registered as holders of a share, the vote of the senior person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose seniority shall be determined by the order in which the names stand on the Company’s register of shareholders in respect of the relevant shares. The senior holder should sign this form, but the names of all other joint holders should be stated on the form in the space provided.

5       If this form is returned without an indication as to how the proxy shall vote, the proxy will exercise his/her discretion as to whether he/she votes and if so how.

6       This form of proxy is for use by shareholders only. If the appointor is a corporate entity this form of proxy must either be under its seal or under the hand of some officer or attorney duly authorised for that purpose.

7       Any alterations made to this form must be initialled by you.

8       A proxy may vote on a show of hands or on a poll.

FORM OF DEPOSITARY NOTICE AND ADS VOTING INSTRUCTION CARD

Time Sensitive Materials

Depositary’s Notice of
Extraordinary General Meeting of Shareholders
of Zhangmen Education Inc.

ADSs:	American Depositary Shares.
ADS CUSIP No.:	98955H200.*
ADS Record Date:	, 2023.
Meeting Specifics:

Extraordinary General Meeting of Shareholders on            at            (China Standard Time) at Zhangmen Education Inc., No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, The People’s Republic of China (the “Meeting”).

Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.
ADS Voting Instructions Deadline:	On or before 10:00 a.m. (New York City time) on , 2023.
Deposited Securities:	Class A Ordinary Shares of Zhangmen Education Inc., an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”).
ADS Ratio:	One (1) ADS to seventy-two (72) Class A Ordinary Shares.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank, N.A. - Hong Kong.
Deposit Agreement:	Deposit Agreement, dated as of June 10, 2021, as amended.

____________

*        CUSIP No. is provided as a convenience only and without any liability for accuracy.

To be counted, your Voting Instructions need to be received by the
Depositary prior to 10:00 a.m. (New York City time) on
              , 2023.

Holders of American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) representing Class A ordinary shares (the “Deposited Securities”) of Zhangmen Education Inc., (the “Company”) are hereby notified of the Company’s Extraordinary General Meeting of Shareholders. A copy of the Notice of Meeting from the Company enclosed herewith.

Holders of ADRs as of the close of business in New York City on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the deposit agreement entered into among the Company, Citibank, N.A. (the “Depositary”) and the holders and beneficial Owners of ADSs (the “Deposit Agreement”), the Company’s memorandum and articles of association and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder’s ADSs.

In order for a voting instruction to be valid, ADS holders must complete, sign and return the enclosed voting instruction card so that it is received by the voting deadline date stated above. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt of voting instructions of an ADS holder on the ADS Record Date in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Company’s memorandum and articles of association and the provisions of or governing the Deposited Securities, to vote or cause the custodian to vote the Deposited Securities (in person or by proxy) represented by ADSs evidenced by such receipt in accordance with such voting instructions. Pursuant to Section 4.10 of the Deposit Agreement, the Depositary will not itself exercise any voting discretion in respect of any Deposited Securities represented by ADSs and it will not vote or attempt to exercise the right to vote any Deposited Securities represented by ADSs other than in accordance with voting instructions timely received from ADS holders. If any ADS holder does not timely deliver specific voting instructions to the Depositary, or if the Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities, the Depositary will not exercise any voting discretion in respect of any Deposited Securities pursuant to the terms of the Deposit Agreement and such Deposited Securities will not be voted.

The Depositary will have no obligation to demand voting on a poll basis with respect to any resolution and shall have no liability to any Holder or Beneficial Owner (as defined below) for not having demanded voting on a poll basis.

Please note that persons beneficially holding ADSs through a bank, broker or other nominee that wish to provide voting instructions with respect to the securities represented by such ADSs must follow the voting instruction requirements of, and adhere to the deadlines set by, such bank, broker or other nominee. Such requirements and deadlines will differ from those set forth herein for registered holders of ADSs.

Holders and persons and/or entities having a beneficial interest in any ADSs (“Beneficial Owners”) are advised that (a) the Depositary has not reviewed the Company’s website or any of the items thereon, and is not liable for the contents thereof, (b) neither the Depositary nor any of its affiliates controls, is responsible for, endorses, adopts, or guarantees the accuracy or completeness of any information contained in any document prepared by the Company or on the Company’s website and neither the Depositary nor any of its affiliates are or shall be liable or responsible for any information contained therein or thereon, (c) there can be no assurance that Holders or Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive this notice with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner, and (d) the Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligation of Holders of ADSs, the Company and the Depositary are set forth in its entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

For further information, please contact:

Citibank, N.A. Depositary Receipts
Phone: 1-877-248-4237
adr@citi.com

Extraordinary General Meeting of Shareholders The Voting Instructions must be signed, completed and received at the indicated address prior to 10:00 a.m. (New York City time) on , 2023 for action to be taken. CUSIP No.: 98955H200.* ADS Record Date: , 2023. Meeting Specifics: Extraordinary General Meeting of Shareholders on at (China Standard Time) at Zhangmen Education Inc., No.1666 North Sichuan Road, Gaobao Building, Hongkou District, Shanghai, The People’s Republic of China (the “Meeting”). Meeting Agenda: Please refer to the Company’s Notice of Meeting enclosed herewith. Depositary: Citibank, N.A. Deposit Agreement: Deposit Agreement, dated as of June 10, 2021, as amended. Deposited Securities: Class A Ordinary Shares of the Company. Custodian: Citibank, N.A. – Hong Kong. * CUSIP No. is provided as a convenience only and without any liability for accuracy. Please indicate on the reverse side hereof how the Deposited Securities are to be voted (the “Voting Instructions”). The Voting Instructions must be marked, signed and returned on time in order to be counted. By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting Instructions contained therein. The undersigned Holder, as of the ADS Record Date, of the American Depositary Receipt(s) issued under the Deposit Agreement and evidencing the American Depositary Shares identified above (such American Depositary Shares, the “ADSs”), acknowledges receipt of a copy of the Depositary’s Notice of Meeting and hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof. In order for a voting instruction to be valid, ADS holders must complete, sign and return the enclosed voting instruction card so that it is received by the voting deadline date stated above. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt of voting instructions of an ADS Holder on the ADS Record Date in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Company’s memorandum and articles of association and the provisions of or governing the Deposited Securities, to vote or cause the custodian to vote the Deposited Securities (in person or by proxy) represented by ADSs evidenced by such receipt in accordance with such voting instructions. Pursuant to Section 4.10 of the Deposit Agreement, the Depositary will not itself exercise any voting discretion in respect of any Deposited Securities represented by ADSs and it will not vote or attempt to exercise the right to vote any Deposited Securities represented by ADSs other than in accordance with voting instructions timely received from ADS holders. If any ADS holder does not timely deliver specific voting instructions to the Depositary, or if the Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities, the Depositary will not exercise any voting discretion in respect of any Deposited Securities pursuant to the Deposit Agreement and such Deposited Securities will not be voted. Please indicate on the reverse side hereof how the Deposited Securities are to be voted. The Voting Instructions must be marked, signed and returned on time in order to be counted. By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting Instructions contained therein.

ZHANGMEN EDUCATION INC. Proposal 2 Proposal 3 Proposal 1 Special Resolution For Against Abstain Ordinary Resolutions Signature 1 - Please keep signature within the line Signature 2 - Please keep signature within the line Date (mm/dd/yyyy) A Issues If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue. Please be sure to sign and date this Voting Instructions Card. Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be signed in full name by a duly authorized officer with full title as such. B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. Special Resolution 1. THAT the agreement and plan of merger, dated as of July 28, 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Ultimate Vitor II Holdings Limited, a business company incorporated under the laws of the British Virgin Islands (“Parent”) and Summit Lustre Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such Merger Agreement being in the form attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying the notice of the Extraordinary General Meeting and produced and made available for inspection at the Extraordinary General Meeting); the plan of merger (the “Plan of Merger”), between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the Merger (such Plan of Merger being substantially in the form attached as Exhibit A to the Merger Agreement and produced and made available for inspection at the Extraordinary General Meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including (a) the Merger; and (b) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the “Amendment and Restatement of Memorandum and Articles”), in the form attached as Annexure 2 to the Plan of Merger, be and are hereby authorized and approved. Ordinary Resolutions 2. THAT each of the members of the Special Committee (as defined in the Proxy Statement) be and is hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Amendment and Restatement of Memorandum and Articles. 3. THAT the chairman of the Extraordinary General Meeting be instructed to adjourn the Extraordinary General Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolution and ordinary resolution to be proposed at the Extraordinary General Meeting. The Company’s Board recommends a vote “FOR” all of the proposals.